UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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MENTOR GRAPHICS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MENTOR GRAPHICS CORPORATION

8005 S.W. Boeckman Road

Wilsonville, Oregon 97070-7777

January 3, 2017

Dear Shareholder:

On November 12, 2016, Mentor Graphics Corporation (the “Company” or “Mentor”) entered into a definitive merger agreement to be acquired by Siemens Industry, Inc. (“Siemens”). Pursuant to the terms of the merger agreement, Meadowlark Subsidiary Corporation (“Merger Subsidiary”), an entity formed by Siemens for the sole purpose of effecting the acquisition, will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Siemens.

If the merger is completed, the Company shareholders will have the right to receive cash in the amount of $37.25 (the “merger consideration”), without interest, for each share of common stock, without par value (“Mentor common stock”), of the Company, that they own immediately prior to the effective time of the merger (the “effective time”).

You are cordially invited to attend a special meeting of our shareholders in connection with the proposed merger at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777 on February 2, 2017 at 10:00 a.m., local time (unless the special meeting is adjourned or postponed). At the special meeting, shareholders will be asked to vote on the proposal to approve and adopt the merger agreement. The affirmative vote of the holders of a majority of the outstanding shares of Mentor common stock entitled to vote at the special meeting is required to approve and adopt the merger agreement. A failure to vote your shares of Mentor common stock or an abstention from voting will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement.

We cannot complete the merger unless shareholders of the Company approve and adopt the merger agreement. Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the special meeting in person, please vote or otherwise submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the special meeting. A failure to vote your shares of Mentor common stock or an abstention from voting will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to approve the merger agreement and the transactions contemplated thereby, without your instructions.

The Company board of directors has approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. After careful consideration, the Company board of directors recommends that the Company shareholders vote “FOR” the proposal to approve and adopt the merger agreement.

The obligations of the Company and Siemens to complete the merger are subject to the satisfaction or waiver of certain conditions. The accompanying proxy statement contains detailed information about the Company, the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement.

We look forward to hearing from you and greatly appreciate your continued interest in the Company.

Sincerely,

Dr. Walden C. Rhines

Chairman of the Board and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, passed upon the merits of the merger agreement, the merger or the other transactions contemplated by the merger agreement or determined if the accompanying proxy statement is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated January 3, 2017, and, together with the enclosed form of proxy, is first being mailed to Company shareholders on or about January 4, 2017.

MENTOR GRAPHICS CORPORATION

8005 S.W. Boeckman Road

Wilsonville, Oregon 97070-7777

NOTICE OF A SPECIAL MEETING OF SHAREHOLDERS

February 2, 2017

DATE & TIME	February 2, 2017, 10:00 a.m. local time

PLACE	8005 S.W. Boeckman Road , Wilsonville, Oregon 97070-77777

ITEMS OF BUSINESS

1.      To consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of November 12, 2016, among Mentor Graphics Corporation (the “Company” or “Mentor”), Siemens Industry, Inc. (“Siemens”) and Meadowlark Subsidiary Corporation, a wholly owned subsidiary of Siemens (“Merger Subsidiary”), as it may be amended from time to time (the “merger agreement”), a copy of which is included as Annex A to the proxy statement of which this notice forms a part, and pursuant to which Merger Subsidiary will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Siemens (the “merger”); and

2.      To consider and vote on a proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger.

RECORD DATE	Common shareholders of record at the close of business on January 3, 2017 may vote at the special meeting.

VOTING BY PROXY	The board of directors of the Company (the “Company Board”) is soliciting your proxy to assure that a quorum is present and that your shares are represented and voted at the special meeting. For information on submitting your proxy over the internet, by telephone or by mailing back the enclosed proxy card (no extra postage is needed for the provided envelope if mailed in the U.S.), please see the attached proxy statement and enclosed proxy card. If you later decide to vote at the special meeting, information on revoking your proxy prior to the special meeting is also provided.

RECOMMENDATIONS	The Company Board recommends that you vote:

1. “FOR” the proposal to approve and adopt the merger agreement; and

2. “FOR” the named executive officer merger-related compensation proposal.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE VOTE OVER THE INTERNET AT WWW.VOTEPROXY.COM OR BY CALLING (800) 776-9437 or (718) 921-8500 OR COMPLETE, DATE, SIGN AND RETURN A PROXY CARD AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE SPECIAL MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED. Regardless of the number of Company shares you own, your presence by proxy is important to establish a quorum and your vote is important. The Company Board is soliciting your proxy to assure that a quorum is present and that your shares are represented and voted at the special meeting.

Your proxy may be revoked at any time before the vote at the special meeting by following the procedures outlined in the accompanying proxy statement.

Please note that we intend to limit attendance at the special meeting to common shareholders as of the record date (or their authorized representatives). If your shares are held by a broker, bank or other nominee, please bring to the special meeting your account statement evidencing your beneficial ownership of Company common stock as of the record date. All shareholders should also bring photo identification.

The proxy statement of which this notice forms a part provides a detailed description of the merger agreement, the merger and the other transactions contemplated by the merger agreement. We urge you to read the proxy statement, including any documents incorporated by reference, and its annexes carefully and in their entirety. If you have any questions concerning the merger or the proxy statement, would like additional copies of the proxy statement or need help voting your shares of Company common stock, please contact the Company’s proxy solicitor:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, NY 10016

Toll-Free: (800) 322-2885

(212) 929-5500 (Call Collect)

proxy@mackenziepartners.com

By order of the Board of Directors

Dean Freed

Vice President, General Counsel and Secretary

Wilsonville, Oregon

January 3, 2017

SUMMARY

This summary highlights information contained elsewhere in this proxy statement and may not contain all the information that is important to you with respect to the merger. We urge you to read carefully the remainder of this proxy statement, including the attached annexes, and the other documents to which we have referred you. For additional information on the Company included in documents incorporated by reference into this proxy statement, see the section entitled “Where You Can Find More Information” beginning on page 87 of this proxy statement. We have included page references in this summary to direct you to a more complete description of the topics presented below.

All references to the “Company”, “Mentor”, “we”, “us”, or “our” in this proxy statement refer to Mentor Graphics Corporation, an Oregon corporation; all references to “Siemens” or “Parent” refer to Siemens Industry, Inc., a Delaware corporation; all references to “Merger Subsidiary” refer to Meadowlark Subsidiary Corporation, an Oregon corporation and a wholly owned subsidiary of Siemens formed for the sole purpose of effecting the merger; all references to “Mentor common stock” refer to the common stock, without par value, of the Company; all references to the “Company Board” refer to the board of directors of the Company; all references to the “merger” refer to the merger of Merger Subsidiary with and into the Company with the Company surviving as a wholly owned subsidiary of Siemens; and, unless otherwise indicated or as the context otherwise requires, all references to the “merger agreement” refer to the Agreement and Plan of Merger, dated as of November 12, 2016, as it may be amended from time to time, among the Company, Siemens and Merger Subsidiary, a copy of which is included as Annex A to this proxy statement. The Company, following the completion of the merger, is sometimes referred to in this proxy statement as the “surviving corporation.”

The Companies

Mentor Graphics Corporation (see page 23)

Mentor Graphics Corporation is a technology leader in electronic design automation and provides software and hardware design solutions, as well as complementary consulting and customer support services that enable its customers to develop better electronic products faster and more cost effectively. Mentor markets its products and services worldwide, primarily to large companies in the communications, computer, consumer electronics, semiconductor, networking, multimedia, military and aerospace, and transportation industries. The Company’s products are used in the design and development of a diverse set of electronic products, including transportation electronics, internet of things platforms and systems, computers, medical devices, industrial electronics, manufacturing systems, and wireless communications infrastructure.

Shares of Mentor common stock are listed with, and trade on, the NASDAQ Global Select Market (“NASDAQ”) under the symbol “MENT”.

The Company was incorporated in Oregon in 1981. Its principal executive offices are maintained at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777, telephone number (503) 685-7000. The Company’s corporate website address is www.mentor.com. The information provided on the Company website is not part of this proxy statement and is not incorporated in this proxy statement by reference or any other reference to its website provided in this proxy statement.

Siemens Industry, Inc. (see page 23)

Siemens Industry, Inc. is a wholly owned subsidiary of Siemens Corporation and an indirect subsidiary of the ultimate parent, Siemens AG, a stock corporation organized under the Federal laws of Germany. Siemens Industry, Inc. is the U.S. operating company of Siemens AG through which Siemens AG’s Digital Factory

Division, as well as certain other divisions, in the United States is operated. Its principal executive offices are maintained at 100 Technology Drive, Alpharetta, Georgia 30005. Its corporate website address is http://www.industry.usa.siemens.com/industry/us/en/. The information provided on the Siemens Industry, Inc. website is not part of this proxy statement and is not incorporated in this proxy statement by reference or any other reference to its website provided in this proxy statement. Upon completion of the merger, the Company will be a wholly owned subsidiary of Siemens.

Meadowlark Subsidiary Corporation (see page 23)

Meadowlark Subsidiary Corporation, or Merger Subsidiary, is an Oregon corporation and a wholly owned subsidiary of Siemens that was formed by Siemens solely for the purpose of facilitating the acquisition of the Company. To date, Merger Subsidiary has not carried on any activities other than those related to its formation and completing the transactions contemplated by the merger agreement. Upon completion of the merger, Merger Subsidiary will cease to exist.

The Merger

A copy of the merger agreement is attached as Annex A to this proxy statement. We encourage you to read the entire merger agreement carefully because it is the principal document governing the merger. For more information on the merger agreement, see the section entitled “The Merger Agreement” beginning on page 57 of this proxy statement.

Structure of the Merger (see page 57)

If the merger is completed, then, at the effective time, Merger Subsidiary will be merged with and into the Company. The Company will survive the merger as a wholly owned subsidiary of Siemens.

Merger Consideration (see page 29)

Upon the terms and subject to the conditions of the merger agreement, at the effective time, each share of Mentor common stock issued and outstanding immediately prior to the effective time (other than shares of Mentor common stock held by the Company or owned by Siemens or Merger Subsidiary immediately prior to the effective time or shares of Mentor common stock held by any wholly-owned subsidiary of the Company or Siemens (other than Merger Subsidiary) immediately prior to the effective time (the “excluded shares”)) will be automatically cancelled and converted into the right to receive cash in the amount of $37.25, without interest (the “merger consideration”).

Dividends (see page 63)

The merger agreement prohibits the Company and its subsidiaries from declaring, setting aside or paying any dividends on, or making any other distributions (whether in cash, stock, property or otherwise) in respect of Mentor common stock or capital stock of its subsidiaries, other than the Company’s ordinary course cash quarterly dividends to holders of Mentor common stock in a per share of Mentor common stock amount no greater than the dividend the Company declared on August 18, 2016 and any dividends or distributions by a direct or indirect wholly-owned subsidiary of the Company to its parent, without the prior written consent of Siemens.

Treatment of Company Equity-Based Awards (see page 51)

The merger agreement provides that outstanding equity-based awards granted under Company’s equity plans will be treated as follows at the effective time:

Stock Options. At the effective time, each outstanding option granted under the Company’s stock plans to purchase shares of Mentor common stock that has a per share exercise price that is less than the per share merger consideration, whether or not exercisable or vested, will become fully vested and will be cancelled and converted into the right to receive an amount in cash equal to the product of (x) the total number of shares of Mentor common stock subject to such stock option as of the effective time and (y) the excess, if any, of the amount of the merger consideration per share of Mentor common stock over the exercise price per share of Mentor common stock subject to such stock option, less such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or other applicable tax law with respect to the making of such payment.

Stock-Based Awards. At the effective time, each outstanding award of restricted stock units granted under a Company stock plan (each, a “Company RSU”), whether vested or unvested, will be cancelled and converted into the right to receive an amount in cash equal to the product of (x) the number of shares of Mentor common stock subject to such Company RSU as of the effective time and (y) the merger consideration, less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or other applicable tax law with respect to the making of such payment. For Company RSUs that vest based on the achievement of performance goals (each, a “Company PSU”), the number of shares subject to such Company PSU as of the effective time will be determined as the greater of (x) one hundred percent of the target number of shares of Mentor common stock subject to such Company PSU as of the effective time and (y) the number of shares of Mentor common stock subject to such Company PSU as of the effective time that is eligible to be paid to the holder based on actual performance as determined at the effective time pursuant to the terms of the Company stock plan and the award agreement for such Company PSU.

Recommendation of the Company Board of Directors (see page 41)

After careful consideration, the Company Board approved the merger agreement, the merger, and the other transactions contemplated by the merger agreement. Certain factors considered by the Company Board in reaching its decision to authorize and adopt the merger agreement, the merger, and the other transactions contemplated by the merger agreement can be found in the section entitled “The Merger—the Company’s Reasons for the Merger” beginning on page 39 of this proxy statement. The Company Board recommends that shareholders vote:

•	“FOR” the proposal to approve and adopt the merger agreement at the special meeting; and

•	“FOR” the proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger (the “named executive officer merger-related compensation proposal”).

Opinion of the Company’s Financial Advisor (see page 41)

In connection with the merger, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch”), the Company’s financial advisor, delivered to the Company Board a written opinion, dated November 12, 2016, as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of Mentor common stock (other than, to the extent applicable, the Company, Siemens and their respective wholly owned Subsidiaries (as defined in the merger agreement)). The full text of the written opinion, dated November 12, 2016, of BofA Merrill Lynch, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this proxy statement and is incorporated by reference herein in its entirety. BofA

Merrill Lynch provided its opinion to the Company Board (in its capacity as such) for the benefit and use of the Company Board in connection with and for purposes of its evaluation of the merger consideration from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to the Company or in which the Company might engage or as to the underlying business decision of the Company to proceed with or effect the merger. BofA Merrill Lynch also expressed no opinion or recommendation as to how any shareholder should vote or act in connection with the proposed merger or any other matter.

Financing of the Merger (see page 55)

We anticipate that the total funds needed to complete the merger, including the funds needed to pay the Company’s shareholders (and holders of our other equity-based interests) the amounts due to them under the merger agreement, which would be approximately $4.3 billion based upon the shares of Mentor common stock (and other equity-based interests) outstanding as of November 29, 2016, and pay related expenses, will be funded through cash of Siemens with the support of Siemens Aktiengesellschaft (“Siemens Parent”) pursuant to the Siemens Support Letter described below.

Guarantee of Siemens Obligations (see page 55)

Concurrently with the execution of the merger agreement, Siemens Parent, the ultimate parent of Siemens, entered into a Support Letter with the Company (the “Siemens Support Letter”) pursuant to which Siemens Parent agreed to irrevocably and unconditionally (i) guarantee to the Company the full and complete discharge and performance of all obligations and liabilities of Siemens and Merger Subsidiary pursuant to the merger agreement and (ii) provide all support and funds necessary in connection with the guarantee described in clause (i) and to cause all of its affiliates to honor the satisfaction thereof.

Material U.S. Federal Income Tax Consequences of the Merger (see page 56)

The exchange of Mentor common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under state and local and other tax laws. You should read the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 56 of this proxy statement and consult your tax advisers regarding the U.S. federal income tax consequences of the merger to you in your particular circumstances, as well as tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Regulatory Clearances and Approvals Required for the Merger (see page 55)

HSR Act and U.S. Antitrust Matters. The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), which prevents the Company and Siemens from completing the merger until required information and materials are furnished to the Antitrust Division of the Department of Justice (the “DOJ”) and the Federal Trade Commission (the “FTC”) and the HSR Act waiting period is terminated or expires. The Company and Siemens submitted the requisite notification and report forms under the HSR Act on November 28, 2016. The FTC granted early termination of the applicable waiting period under the HSR Act on December 22, 2016.

CFIUS Clearance. The merger is subject to review by the Committee on Foreign Investment in the United States (“CFIUS”) and requires that CFIUS has determined that there are no unresolved national security concerns with respect to the merger and the other transactions contemplated by the merger agreement, has determined that the transaction is not a covered transaction and not subject to review under applicable law, or has sent a report to the President of the United States requesting the President’s decision on the CFIUS notice submitted by Siemens and the Company and either (1) the period under the Defense Production Act of 1950, as amended, during which the President may announce his decision to take action to suspend, prohibit or place any limitations on the merger or the other transactions contemplated by the merger agreement has expired without any such action being threatened, announced or taken or (2) the President has announced a decision not to take any action to suspend, prohibit or place any limitations on the merger or the other transactions contemplated by the merger agreement (the “CFIUS Clearance”).

Foreign Regulatory Clearances. The parties must also file merger notifications with the appropriate regulators in the European Union, China, Israel, Japan and South Korea (together with any other jurisdictions mutually agreed by the parties to be required, the “required foreign jurisdictions”) pursuant to each jurisdiction’s respective antitrust or competition laws. The parties must also observe mandatory waiting periods and/or obtain the necessary approvals, clearances or consents in each of the required foreign jurisdictions before completing the merger.

Foreign antitrust and competition authorities in the required foreign jurisdictions may take action under the laws of their respective jurisdictions, which could include seeking to enjoin the completion of the merger. For more information about regulatory approvals relating to the merger, see the sections entitled “The Merger—Regulatory Clearances and Approvals Required for the Merger” beginning on page 55 of this proxy statement and “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 72 of this proxy statement.

Siemens has agreed to use its best efforts, and to take and cause its affiliates to take, any and all action necessary to ensure that no governmental authority enters any order, decision, judgment, decree, ruling, injunction (preliminary or permanent), or establishes any law, rule, regulation or other action preliminarily or permanently restraining, enjoining or prohibiting the consummation of the merger, and to ensure that no regulatory authority with the authority to clear, authorize or otherwise approve the consummation of the merger fails to do so, by the date that is 360 days after the date of the merger agreement, subject to a one time extension of an additional 90 days (we refer to this date as the “end date”), including divesting assets, terminating existing relationships or arrangements and effecting any other change or restructuring of the Company or Siemens.

Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained or obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the merger, including the requirement to divest assets, or require changes to the terms of the merger agreement. These conditions or changes could result in the conditions to the merger not being satisfied.

Litigation Relating to the Merger (see page 56)

In connection with the transactions contemplated by the merger agreement, on or around December 21, 2016, a purported shareholder of the Company filed a putative class action lawsuit in the Circuit Court for the State of Oregon for the County of Clackamas against the Company, Merger Subsidiary, Parent, and the members of the Company Board, captioned Scheiner v. Mentor Graphics Corporation, et al., Oregon Circuit Court Action No. 16CV42024 (the “Action”). The complaint generally alleges that the merger consideration is inadequate, that certain terms of the merger agreement are unfair, that the individual defendants are financially interested in the merger, and that the preliminary proxy statement is materially incomplete and misleading. The Action seeks to enjoin the transactions contemplated by the merger agreement, as well as recover unspecified money damages in the event an injunction is not granted, and an award of costs and attorney’s and experts’ fees. The Company believes that the Action is without merit and intends to defend vigorously against all claims asserted.

Expected Timing of the Merger (see page 58)

We expect to complete the merger in the second quarter of calendar year 2017. The merger is subject to various regulatory clearances and approvals and other conditions, however, and it is possible that factors outside the control of the Company or Siemens could result in the merger being completed at a later time, or not at all. There may be a substantial amount of time between the special meeting and the completion of the merger. We expect to complete the merger promptly following the receipt of all required approvals.

Conditions to the Completion of the Merger (see page 72)

As more fully described in this proxy statement and in the merger agreement, each party’s obligation to complete the merger depends on a number of conditions being satisfied, including:

•	approval and adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of Mentor common stock entitled to vote at the special meeting;

•	the absence of any temporary restraining order, preliminary or permanent injunction or other judgment issued by any court of competent jurisdiction (collectively, “restraints”) that enjoin or otherwise prohibit the consummation of the merger being in effect;

•	the receipt of all required approvals and the expiration or termination of any waiting period (and any extension thereof) applicable to the merger under the HSR Act under any antitrust laws applicable to the merger in the required foreign jurisdictions or the expiration or termination of any applicable waiting period thereunder; and

•	the receipt of the CFIUS Clearance.

The obligations of the Company to effect the merger are also subject to the fulfillment of the following conditions:

•	the accuracy of representations and warranties made by Siemens and Merger Subsidiary in the merger agreement (subject generally to a material adverse effect standard, with different standards applicable to certain representations and warranties); and

•	performance and compliance in all material respects by Siemens and Merger Subsidiary of all obligations and covenants of Siemens and Merger Subsidiary in the merger agreement required to be performed or complied with at or prior to the closing.

The obligations of Siemens and Merger Subsidiary to effect the merger are also subject to the fulfillment of the following conditions:

•	the representations and warranties made by the Company in the merger agreement that are qualified by a material adverse effect (other than certain fundamental representations described in the following bullets) are true and correct as so qualified;

•	the representations and warranties made by the Company in the merger agreement that are not qualified by material adverse effect (other than certain fundamental representations described in the following two bullets), disregarding any references to “material” or similar materiality qualifiers therein, are true and correct except where the failure to be true and correct would not have or be reasonably likely to result in a material adverse effect;

•	certain of the fundamental representations and warranties made by the Company in the merger agreement relating to the Company’s corporate existence, power and authorization to enter into the merger agreement and the merger are true and correct in all material respects;

•	certain of the fundamental representations and warranties made by the Company in the merger agreement relating to capital structure, including number of shares, options, Company RSUs and Company PSUs outstanding, are true and correct except for de minimis inaccuracies; and

•	performance and compliance in all material respects by the Company of all obligations and covenants of the Company and its subsidiaries in the merger agreement required to be performed or complied with at or prior to the closing.

Restrictions on Solicitation of Acquisition Proposals (see page 65)

Subject to certain exceptions, the merger agreement provides that the Company and its subsidiaries may not, and may not authorize or knowingly permit any of the directors or senior executive officers of the Company, or any investment banker, attorney, accountant or other advisor retained by the Company or its subsidiaries (collectively, the “Company Representatives”) to, directly or indirectly:

•	solicit, initiate or knowingly facilitate or encourage the submission of any acquisition proposal;

•	enter into or participate in any discussion or negotiations with, or furnish any nonpublic information or access relating to the Company or any of its subsidiaries to, any person with respect to an acquisition proposal or any inquiry or proposal that could reasonably be expected to lead to an acquisition proposal; or

•	enter into any agreement in principle, letter of intent, merger agreement, acquisition agreement or other similar agreement relating to an acquisition proposal.

Subject to certain exceptions, the merger agreement provides that the Company Board may not fail to make, and may not withdraw, withhold, qualify or modify or resolve to or publicly propose to withdraw, withhold, qualify or modify in a manner adverse to Siemens, the recommendation of the Company Board with respect to the merger agreement or approve, endorse, or recommend, or publicly propose to approve, endorse or recommend, an acquisition proposal.

Prior to approval and adoption of the merger agreement by the Company shareholders, however, the Company may or any of the Company Representatives may, upon the terms and subject to the conditions set forth in the merger agreement, provide non-public information and access relating to the Company and its subsidiaries pursuant to an acceptable confidentiality agreement to, and engage in discussions or negotiations with a third party if such third party has made an unsolicited written bona fide acquisition proposal that did not result from a material breach of the restrictions on the Company set forth above, and the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such acquisition proposal would reasonably be expected to result in a superior proposal.

Changes in Board Recommendation (see page 67)

Prior to approval and adoption of the merger agreement by the Company shareholders, if the Company Board determines in good faith, after consultation with its outside legal counsel and in response to an unsolicited, written bona fide acquisition proposal that did not result from a material breach of the restrictions on the Company set forth above, that such acquisition proposal is a superior proposal and the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable law, the Company Board may make an adverse recommendation change or cause the Company to terminate the merger agreement in order to accept the superior proposal, subject to complying with certain notice and other specified conditions set forth in the merger agreement, including giving Siemens the opportunity to make adjustments to the terms of the merger agreement in response to the superior proposal so that such proposal no longer constitutes a superior proposal. If the Company Board changes its recommendation with respect to the merger agreement, Siemens may terminate the merger agreement and collect a termination fee of $134,450,000.

Prior to approval and adoption of the merger agreement by the Company shareholders, if the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable law, the Company Board may make an adverse recommendation change in response to any fact, event, change, development or set of circumstances that materially affects the business, financial condition or results of operations of Mentor or its subsidiaries, taken as a whole, that does not involve or relate to an acquisition proposal, Siemens or any of its affiliates or their respective representatives and was not known and was not reasonably discoverable or foreseeable by the Company Board or the consequences of which were not reasonably discoverable or foreseeable to the Company Board, in each case, as of the date of the merger agreement, subject to complying with certain notice and other specified conditions set forth in the merger agreement, including giving Siemens the opportunity to make adjustments to the terms of the merger agreement.

Termination of the Merger Agreement (see page 74)

The merger agreement may be terminated:

1.	At any time prior to the effective time, by mutual written agreement of the Company and Siemens;

2.	At any time prior to the effective time, by either the Company or Siemens if:

•	the merger has not been consummated on or before the date that is 360 days after the date of the merger agreement, provided that if the conditions to the merger have not then been satisfied, this date will be extended by an additional 90 days (such date, as it may be extended, the “end date”); provided further that this termination right is not available to any party whose breach of any provision of the merger agreement primarily results in the failure of the merger to occur on or before the end date;

•	the meeting of the Company shareholders to approve and adopt the merger agreement (including any adjournments or postponements thereof) has concluded and the approval and adoption of the merger agreement by the shareholders has not been obtained;

•	any restraint issued by any court of competent jurisdiction shall be in effect, or a decision shall have been issued or promulgated by CFIUS or the President of the United States that, in either case, permanently enjoins or otherwise prohibits the consummation of the merger, and such restraint has become final and non-appealable or such decision has become final; provided that the right to terminate the merger agreement pursuant to this termination right is not available to any party unless such party is in material compliance with its obligations described in the section entitled “The Merger Agreement—Required Efforts to Consummate the Merger” beginning on page 68 of this proxy statement;

•	the other party has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements under the merger agreement, which breach or failure to perform would result in a failure of certain of the conditions to the consummation of the merger and such breach cannot be cured by the end date; provided, that, the other party shall have given the breaching party 30 days’ written notice prior to such termination stating such other party’s intent to terminate the merger agreement and the basis therefor; provided that this termination right is not available to the non-breaching party if the non-breaching party is then in breach of any representation, warranty, covenant or other agreements that would give rise to a failure of certain conditions to the merger set forth in the merger agreement;

3.

By the Company, if prior to the approval of the merger by the Company shareholders and substantially concurrently with such termination, the Company (i) enters into an alternative acquisition agreement that constitutes (taking into account any written proposal by Siemens to amend the terms of the merger agreement pursuant to the terms thereof) a superior proposal in accordance with the terms of the merger agreement, and (ii) pays to Siemens a termination fee of $134,450,000; or

4.	By Siemens, if the Company Board has failed to make its recommendation in favor of the merger, failed to include its recommendation of the merger in this proxy statement, failed to publicly reaffirm its recommendation in favor of the merger in accordance with the merger agreement or effected a change of its recommendation in favor of the merger, whether or not permitted by the terms of the merger agreement.

Termination Fee Payable by the Company (see page 75)

The Company has agreed to pay to Siemens a termination fee of $134,450,000 in cash in the following circumstances:

•	if after the date of the merger agreement, any “qualifying transaction” (which is an acquisition proposal, measured at a 50% threshold rather than a 20% threshold) is publicly made or announced and not withdrawn on or prior to the date that is 5 business days before the date of the special meeting, thereafter (x) the Company or Siemens terminates the merger agreement because the Company shareholders have failed to approve the merger or (y) Siemens terminates the merger agreement because the Company breaches or fails to perform in any material respect any of its representations, warranties, covenants or other agreements under the merger agreement, which breach or failure results in a failure of the conditions to the consummation of the merger and such breach cannot be cured by the end date, and either (1) concurrently with or within six months of the termination of the merger agreement the Company enters into a definitive agreement for any qualifying transaction or (2) after the date that is six months after the termination of the merger agreement and up to the date that is twelve months after the termination of the merger agreement, the Company enters into a definitive agreement for any qualifying transaction that is thereafter consummated;

•	in the event the merger agreement is terminated by the Company in order for the Company to enter into an alternative acquisition agreement that constitutes a superior proposal; or

•	in the event the merger agreement is terminated by Siemens because the Company Board has failed to make its recommendation in favor of the merger, failed to include its recommendation of the merger in this proxy statement, failed to publicly reaffirm its recommendation in favor of the merger in accordance with the merger agreement or effected a change of its recommendation in favor of the merger, whether or not permitted by the terms of the merger agreement.

In no event will the Company be obligated to pay such $134,450,000 termination fee on more than one occasion.

Specific Performance; Exclusive Remedy (see page 75)

The merger agreement provides that the Company and Siemens may seek to compel the other party to specifically perform its obligations under the merger agreement in addition to any other remedy to which they are entitled at law or in equity.

The merger agreement also provides that upon any termination of the merger agreement under which circumstances the termination fee is payable and such termination fee is paid in full, Siemens will be precluded from any other remedy against the Company, and neither Siemens nor Merger Subsidiary may seek to obtain any other recovery or damages of any kind in connection with the merger agreement or the merger.

No Dissenters’ Rights (see page 81)

In accordance with Section 60.554(3) of the Oregon Business Corporation Act, as amended (the “OBCA”), no dissenters’ rights shall be available to the holders of Mentor common stock in connection with the merger or the other transactions contemplated by the merger agreement. Under the OBCA, as long as Mentor common stock is listed on the NASDAQ on the record date for determining the shareholders eligible to vote on the merger, holders of Mentor common stock would not be entitled to dissenters’ rights, unless the articles of incorporation provided otherwise. The Company’s 1987 Restated Articles of Incorporation do not provide for dissenters’ or appraisal rights. Accordingly, shareholders will not be entitled to dissenters’ rights.

The Siemens Guarantee (see page 77)

Pursuant to the Support Letter, dated November 12, 2016, between Siemens Parent, the ultimate parent of Siemens, and the Company (the “Siemens Support Letter”), Siemens Parent agreed to irrevocably and unconditionally (i) guarantee to the Company the full and complete discharge and performance of all obligations and liabilities of Siemens and Merger Subsidiary pursuant to the merger agreement and (ii) provide all support and funds necessary in connection with the guarantee described in clause (i) and cause all its affiliates to honor the satisfaction thereof.

The Elliott Support Agreement (see page 78)

Pursuant to a Support Agreement, dated as of November 12, 2016 (the “Elliott Support Agreement”) among Mentor, Siemens and certain affiliates of Elliott Management Corporation (the “Supporting Shareholders”), during the period commencing on the date of the Elliott Support Agreement and continuing until the first to occur of (i) the approval of the merger agreement by the Company shareholders, (ii) the termination of the merger agreement, (iii) the time, if any, at which the Company Board makes a change in recommendation, each Supporting Shareholder has agreed, among other things, to vote such Supporting Shareholder’s shares of Mentor common stock, including any shares acquired by such Supporting Shareholder after the date of the Elliott Support Agreement (collectively, the “subject shares”), in favor of the approval of the merger agreement and to vote such Supporting Shareholder’s subject shares against any other merger agreement or merger (other than the merger agreement and the merger) or other consolidation, combination, reorganization, recapitalization, sale of substantial assets, dissolution, liquidation or winding up of the Company, any acquisition proposal, and any amendment to the articles of incorporation or the bylaws of the Company or other proposal of the Company or any of its subsidiaries in any manner that would impede, frustrate or prevent the provisions of the merger agreement or any of the documents contemplated thereby, or the merger, or change in any way the voting rights of any class of Mentor stock.

As of the close of business on November 14, 2016, the Supporting Shareholders owned in the aggregate shares of Mentor common stock (not including any shares of Mentor common stock subject to Mentor stock options or Company RSUs or Company PSUs), all of which are subject to the Elliott Support Agreement, representing approximately 4.5% of the shares of Mentor common stock outstanding as of such date.

The Elliott Support Agreement will terminate on the earlier of (i) the effective time of the merger, (ii) the termination of the merger agreement or the adoption of an amendment to the merger agreement in a manner that imposes material restrictions or additional material conditions on the consummation of the merger or payment of the merger consideration, extends the end date or decreases the amount or changes the form of the merger agreement, and (iii) the end date. Each Supporting Shareholder has entered into the Elliott Support Agreement solely in such Supporting Shareholder’s capacity as a shareholder of Mentor and not in any other capacity.

The Special Meeting (see page 24)

The special meeting of Company shareholders is scheduled to be held at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777 on February 2, 2017, at 10:00 a.m., local time. The special meeting is being held in order to consider and vote on the following proposals:

1.	to approve and adopt the merger agreement, which is further described in the sections entitled “The Merger” and “The Merger Agreement,” beginning on pages 29 and 57, respectively, of this proxy statement; and

2.	to approve, on a non-binding, advisory basis, certain compensation that will or may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger, discussed under the section entitled “The Merger—Interests of the Company’s Directors and Officers in the Merger” beginning on page 50 of this proxy statement.

Only holders of record of Mentor common stock at the close of business on January 3, 2017, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements of the special meeting.

The presence at the special meeting, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Mentor common stock representing a majority of the votes entitled to be cast on the matter shall constitute quorum. There must be a quorum for business to be conducted at the special meeting. If you submit a properly executed proxy card, even if you abstain from voting, your shares will be counted for purposes of calculating whether a quorum is present at the special meeting. Failure of a quorum to be represented at the special meeting will necessitate an adjournment or postponement and will subject the Company to additional expense.

You may cast one vote for each share of Mentor common stock that you own at the close of business on the record date. The proposal to approve and adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Mentor common stock entitled to vote at the special meeting. Abstentions are counted to determine whether a quorum exists at the Special Meeting. “Broker non-votes” will not be counted for purposes of determining the presence of a quorum unless the broker, bank, trust, custodian or other nominee (we refer to those organizations collectively as “broker”) has been instructed to vote on at least one of the proposals presented in this proxy statement. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement and will have no effect on the advisory (non-binding) proposal on the executive compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger. For shares of Mentor common stock held in “street name,” only shares of common stock affirmatively voted “FOR” the proposal to approve and adopt the merger agreement will be counted as a vote in favor of such proposal.

All valid proxies will be voted “FOR” the proposal unless a contrary choice is indicated, however, for shares of Mentor common stock held in “street name,” only shares of common stock affirmatively voted “FOR” the proposal to approve and adopt the merger agreement will be counted as a vote in favor of such proposal. In addition, even if a quorum does not exist, the chairman of the meeting may adjourn the meeting to another place, date or time.

An abstention occurs when a shareholder attends a meeting, either in person or by proxy, but abstains from voting. At the special meeting, abstentions will be counted in determining whether a quorum is present. Also, abstentions and a failure to vote your shares of Mentor common stock (including the failure of a record owner to execute and return a proxy card and the failure of a beneficial owner of shares held in “street name” by a broker or other holder of record to give voting instructions to the broker or other holder of record) will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement. However, abstentions and a failure to vote your Mentor common stock (including the failure of a record owner to execute and return a proxy card and the failure of a beneficial owner of shares held in “street name” by a broker or other holder of record to give voting instructions to the broker or other holder of record) will have no effect on the outcome of the advisory (non-binding) proposal on executive compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger.

If no instruction as to how to vote is given (including an instruction to abstain) in an executed, duly returned and not revoked proxy, the proxy will be voted “FOR” the (i) approval and adoption of the merger agreement and (ii) approval, on a non-binding, advisory basis, of certain compensation that will or may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger. For shares of Mentor common stock held in “street name,” only shares of common stock affirmatively voted “FOR” the proposal to approve and adopt the merger agreement will be counted as a vote in favor of such proposal.

Interests of the Company’s Directors and Executive Officers in the Merger (see page 50)

In considering the recommendation of the Company Board to approve the merger agreement, you should be aware that the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, those of Company shareholders generally (discussed under the section entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 50 of this proxy statement). The Company Board was aware of these interests and considered them, among other matters, in evaluating the merger agreement, in reaching its decision to approve the merger agreement, and in recommending to the Company shareholders that the merger agreement be approved.

Directors’ and Officers’ Indemnification (see page 71)

For a period of six years following the effective time, Siemens and the surviving corporation have agreed to indemnify and hold harmless to the fullest extent permitted under applicable law, each present and former director, officer, employee or agent of the Company or any of its subsidiaries or their respective predecessors (collectively, the “Indemnified Parties”) against any losses, costs or expenses paid in settlement of or in connection with any threatened or actual claim based in whole or in part on, or arising out of or pertaining to the fact that the Indemnified Person is or was a director, officer, employee or agent of the Company or any of its subsidiaries or their respective predecessors, the merger agreement or the transactions contemplated thereby.

Delisting and Deregistration of Mentor Common Stock (see page 56)

Upon completion of the merger Mentor common stock will be delisted from NASDAQ and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Market Prices of Mentor Common Stock (see page 80)

The merger consideration of $37.25 per share represents a 21.4% premium to the $30.68 closing price per share of Mentor common stock on NASDAQ on November 11, 2016, the last trading day before the public announcement of the merger agreement, a 35.4% premium to the $27.52 closing price per share of Mentor common stock on NASDAQ on October 14, 2016, the last trading day before Reuters reported that Mentor was exploring strategic alternatives and a 50.5% premium to the $24.75 closing price per share of Mentor common stock on NASDAQ on September 28, 2016, the last trading day before Elliott Associates, L.P., Elliott International, L.P. and Elliott International Capital Advisors Inc. filed a Schedule 13D with respect to their acquisition of Mentor common stock. The closing price of Mentor common stock on NASDAQ on December 30, 2016, the most recent practicable date prior to the date of this proxy statement, was $36.89 per share. You are encouraged to obtain current market prices of Mentor common stock in connection with voting your shares of Mentor common stock.

QUESTIONS AND ANSWERS

The following are some questions that you, as a shareholder of the Company, may have regarding the merger and the special meeting and the answers to those questions. The Company urges you to carefully read the remainder of this proxy statement because the information in this section does not provide all the information that might be important to you with respect to the merger and the special meeting. Additional important information is also contained in its annexes to and the documents incorporated by reference into this proxy statement.

Q:	What is the purpose of the special meeting?

A:	At the special meeting, shareholders will consider and act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, namely:

•	the approval and adoption of the merger agreement; and

•	the approval, on a non-binding, advisory basis, of certain compensation that will or may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger.

Q:	Where and when is the special meeting?

A:	The special meeting is scheduled to be held at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777 on February 2, 2017, at 10:00 a.m., local time.

Q:	How does the Company Board recommend that I vote on the proposals?

A:	The Company Board recommends that you vote as follows:

“FOR” the approval and adoption of the merger agreement; and

“FOR” the approval, on a non-binding, advisory basis, of certain compensation that will or may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger.

Q:	How does the per share merger consideration compare to the market price of Mentor common stock prior to the announcement of the merger?

A:	The merger consideration of $37.25 per share represents a 21.4% premium to the $30.68 closing price per share of Mentor common stock on NASDAQ on November 11, 2016, the last trading day before the public announcement of the merger agreement, a 35.4% premium to the $27.52 closing price per share of Mentor common stock on NASDAQ on October 14, 2016, the last trading day before Reuters reported that Mentor was exploring strategic alternatives and a 50.5% premium to the $24.75 closing price per share of Mentor common stock on NASDAQ on September 28, 2016, the last trading day before Elliott Associates, L.P., Elliott International, L.P. and Elliott International Capital Advisors Inc. filed a Schedule 13D with respect to their acquisition of Mentor common stock. The closing price of Mentor common stock on NASDAQ on December 30, 2016, the most recent practicable date prior to the date of this proxy statement, was $36.89 per share. You are encouraged to obtain current market prices of Mentor common stock in connection with voting your shares of Mentor common stock.

Q:	What will happen in the merger?

A:

If the merger is completed, Merger Subsidiary will merge with and into the Company, whereupon the separate existence of Merger Subsidiary will cease and the Company will be the surviving corporation and a wholly owned subsidiary of Siemens. As a result of the merger, Mentor common stock will no longer be publicly traded and you will no longer have any interest in the Company’s future earnings or growth. In addition, Mentor common stock will be delisted from NASDAQ and deregistered under the Exchange Act, and the Company will no longer be required to file periodic reports with the SEC with respect to Mentor common stock, in each case in accordance with applicable law, rules and regulations.

Q:	Who will own the Company after the merger?

A:	Immediately following the merger, the Company will be a wholly owned subsidiary of Siemens.

Q:	What will I receive in the merger?

A:	Upon the terms and subject to the conditions of the merger agreement, at the effective time, each share of Mentor common stock issued and outstanding immediately prior to the effective time (other than excluded shares) will be converted into the right to receive cash in the amount of $37.25, without interest.

Q:	What will I receive in the merger in exchange for my equity awards?

A:	Stock Options. At the effective time, each outstanding option granted under the Company’s stock plans to purchase shares of Mentor common stock that has a per share exercise price that is less than the per share merger consideration, whether or not exercisable or vested, will become fully vested and will be cancelled and converted into the right to receive an amount in cash equal to the product of (x) the total number of shares of Mentor common stock subject to such stock option as of the effective time and (y) the excess, if any, of the amount of the merger consideration per share of Mentor common stock over the exercise price per share of Mentor common stock subject to such stock option, less such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or other applicable tax law with respect to the making of such payment.

Stock-Based Awards. At the effective time, each outstanding award of restricted stock units granted under a Company stock plan (each, a “Company RSU”), whether vested or unvested, will be cancelled and converted into the right to receive an amount in cash equal to the product of (x) the number of shares of Mentor common stock subject to such Company RSU as of the effective time and (y) the merger consideration, less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or other applicable tax law with respect to the making of such payment. For Company RSUs that vest based on the achievement of performance goals (each, a “Company PSU”), the number of shares subject to such Company PSU as of the effective time will be determined as the greater of (x) one hundred percent of the target number of shares of Mentor common stock subject to such Company PSU as of the effective time and (y) the number of shares of Mentor common stock subject to such Company PSU as of the effective time that is eligible to be paid to the holder based on actual performance as determined at the effective time pursuant to the terms of the Company stock plan and the award agreement for such Company PSU.

Q:	Am I entitled to dissenters’ rights instead of receiving the merger consideration?

A:	No. In accordance with Section 60.554(3) of the Oregon Business Corporation Act, as amended, no dissenters’ rights shall be available to the holders of Mentor common stock in connection with the merger or the other transactions contemplated by the merger agreement.

Q:	What vote is required to approve and adopt the merger agreement?

A:

The proposal to approve and adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Mentor common stock entitled to vote at the special meeting. A failure to vote your shares of Mentor common stock (including the failure of a record owner to execute and return a proxy card and the failure of a beneficial owner of shares held in “street name” by a broker or other holder of record to give voting instructions to the broker or other holder of record) or an abstention from voting will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement.

Q:	What vote is required to approve the named executive officer merger-related compensation proposal?

A:	The approval of the non-binding named executive officer merger-related compensation proposal requires the approval by a majority of the votes cast affirmatively or negatively on the proposal at the special meeting (provided a quorum is present in person or by proxy).

Q:	Why am I being asked to consider and cast a non-binding advisory vote to approve the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger?

A:	In July 2010, the U.S. Securities and Exchange Commission adopted rules that require companies to seek a non-binding advisory vote to approve certain compensation that may be paid or become payable to their named executive officers that is based on or otherwise relates to corporate transactions such as the merger. For additional information, see the section entitled “Advisory Vote on Named Executive Officer Merger Related Compensation Arrangements (Proposal 2)” beginning on page 79 of this proxy statement.

Q:	What will happen if the Company shareholders do not approve the non-binding, advisory named executive officer merger-related compensation proposal?

A:	The vote to approve the non-binding advisory named executive officer merger-related compensation proposal is a vote separate and apart from the vote to approve the merger agreement. Approval of the non-binding advisory named executive officer merger-related compensation proposal is not a condition to completion of the merger, and it is advisory in nature only, meaning that it will not be binding on the Company. Accordingly, while the Company Board intends to consider the vote resulting from this proposal, if the merger is completed, then the compensation that is related to the merger will be payable to the extent that the Company is contractually obligated to pay such compensation, regardless of the outcome of the advisory vote.

Q:	When do you expect the merger to be completed?

A:	In order to complete the merger, the Company must obtain the shareholder approval described in this proxy statement and the other closing conditions under the merger agreement must be satisfied or waived. The parties to the merger agreement currently expect to complete the merger in the second quarter of calendar year 2017, although the Company cannot assure completion by any particular date, if at all. Because the merger is subject to a number of conditions, the exact timing of the merger cannot be determined at this time.

Q:	What are the U.S. federal income tax consequences of the merger?

A:	The exchange of Mentor common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under state and local and other tax laws. You should read the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 83 of this proxy statement and consult your tax advisers regarding the U.S. federal income tax consequences of the merger to you in your particular circumstances, as well as tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Q:	Who is entitled to vote at the special meeting?

A:

The record date for the special meeting is January 3, 2017. Only common shareholders of record at the close of business on that date are entitled to vote the shares of Mentor common stock they held on the record date at the special meeting or any adjournment or postponement thereof. The only class of stock that can be voted at the meeting is Mentor common stock. Each share of Mentor common stock is entitled to one vote on all matters that come before the meeting.

Q:	Who may attend the special meeting?

A:	Common shareholders of record as of the close of business on January 3, 2017, or their duly appointed proxies, may attend the meeting. “Street name” holders (those whose shares are held through a broker, bank or other nominee) should bring a copy of an account statement reflecting their ownership of Mentor common stock as of the record date. If you are a “street name” holder and you wish to vote at the special meeting, you must also bring a proxy from the record holder (your broker, bank or other nominee) of the shares of Mentor common stock authorizing you to vote at the special meeting. We intend to limit attendance to shareholders as of the record date. All shareholders should bring photo identification. Cameras, recording devices, and other electronic devices are not permitted at the special meeting.

Q:	Who is soliciting my vote?

A:	The Company Board is soliciting your proxy, and the Company will bear the cost of soliciting proxies. MacKenzie Partners, Inc. (“MacKenzie”) has been retained to assist with the solicitation of proxies. MacKenzie will be paid approximately $30,000 and will be reimbursed for its reasonable out-of-pocket expenses for these and other advisory services in connection with the special meeting. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, custodians, and other like parties to the beneficial owners of shares of Mentor common stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail or other electronic medium by MacKenzie or, without additional compensation, by certain of the Company’s directors, officers and employees.

Q:	What do I need to do now?

A:	Carefully read and consider the information contained in and incorporated by reference into this proxy statement, including its annexes. Whether or not you expect to attend the special meeting in person, please submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the special meeting or, if you are a shareholder with shares held in “street name”, which means your shares are held in an account at a broker, please follow the instructions from your broker in order to vote. A failure to vote your shares of Mentor common stock (including the failure of a record owner to execute and return a proxy card and the failure of a beneficial owner of shares held in “street name” by a broker or other holder of record to give voting instructions to the broker or other holder of record) or an abstention from voting will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement.

Q:	How do I vote if my shares are registered directly in my name?

A:	If you are a shareholder of record, there are four methods by which you may vote at the special meeting:

Internet: To vote over the internet, go to www.voteproxy.com and follow the instructions printed on your proxy card. If you vote over the internet, you do not have to mail in a proxy card.

Telephone: To vote by telephone, call (800) 776-9437 or (718) 921-8500 and follow the instructions printed on your proxy card. If you vote by telephone, you do not have to mail in a proxy card.

Mail: To vote by mail, complete, sign and date a proxy card and return it promptly in the postage paid envelope provided. If you return your signed proxy card to us before the special meeting, we will vote your shares as you direct.

In Person: To vote in person, attend the special meeting. You will be given a ballot when you arrive.

Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy. Please choose only one method to cast your vote by proxy. We encourage you to vote over the internet or by telephone, both of which are convenient, cost-effective and reliable alternatives to returning a proxy card by mail.

Q:	How do I vote if my shares are held in the name of my broker (street name)?

A:	If your shares are held by your broker, bank or other nominee, often referred to as held in “street name,” you will receive a form from your broker, bank or other nominee seeking instruction as to how your shares should be voted. You should contact your broker, bank or other nominee with questions about how to provide or revoke your instructions.

Q:	Can I change my vote after I submit my proxy?

A:	Yes. You can change or revoke your proxy at any time before the final vote at the special meeting. If you are the record holder of your shares, you may change or revoke your proxy in any one of three ways:

1.	You may submit another properly completed proxy bearing a later date, whether over the internet, by telephone or by mail, at any time before your proxy is exercised at the special meeting;

2.	You may send a written notice that you are revoking your proxy to the Company’s Secretary by mail to the Company, provided such written notice is received before your proxy is exercised at the special meeting; or

3.	You may attend the special meeting and notify the election officials that you wish to revoke your proxy and vote in person. Simply attending the special meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you will have to follow the instructions provided by your broker or bank to change or revoke your proxy.

If you have questions about how to vote or change your vote, you should contact our proxy solicitor:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, NY 10016

Toll Free: (800) 322-2885

(212) 929-5500 (Call Collect)

proxy@mackenziepartners.com

Q:	Do I need to do anything with my Mentor common stock certificates now? Should I send in my stock certificates with my proxy card?

A:	No. After the merger is completed, if you hold certificates representing shares of Mentor common stock, the paying agent for the merger will send you a letter of transmittal and instructions for exchanging your shares of Mentor common stock for the merger consideration. Upon surrender of the certificates along with the executed letter of transmittal and other required documents described in the instructions or otherwise required by the paying agent in accordance with the merger agreement, you will receive the merger consideration. Questions concerning stock certificates and registered shareholders may be directed to our transfer agent, American Stock Transfer & Trust Company.

Q:	How many shares must be present to constitute a quorum for the meeting?

A:	The presence at the special meeting, in person or by proxy, of a majority of the shares of Mentor common stock representing a majority of the votes entitled to be cast on the matter shall constitute a quorum. Abstentions are counted to determine whether a quorum exists at the Special Meeting. “Broker non-votes” will not be counted for purposes of determining the presence of a quorum unless the broker, bank, trust, custodian or other nominee (we refer to those organizations collectively as “broker”) has been instructed to vote on at least one of the proposals presented in this proxy statement. There must be a quorum for business to be conducted at the special meeting. Failure of a quorum to be present at the special meeting will necessitate an adjournment or postponement and will subject the Company to additional expense.

Q:	What if I abstain from voting?

A:	If you attend the special meeting or send in your signed proxy card, but abstain from voting on any proposal, your shares will still be counted for purposes of determining whether a quorum exists. Abstentions and a failure to vote your shares of Mentor common stock (including the failure of a record owner to execute and return a proxy card and the failure of a beneficial owner of shares held in “street name” by a broker or other holder of record to give voting instructions to the broker or other holder of record) will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement. However, abstentions and a failure to vote your shares of Mentor common stock will have no effect on the outcome of the advisory (non-binding) proposal on the executive compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger. All valid proxies will be voted FOR the proposal unless a contrary choice is indicated. For shares of Mentor common stock held in “street name,” only shares of Mentor common stock affirmatively voted “FOR” the proposal to approve and adopt the merger agreement will be counted as a vote in favor of such proposal.

Q:	Will my shares be voted if I do not sign and return my proxy card or vote by telephone or over the internet or in person?

A:	If you are a registered shareholder and you do not sign and return your proxy card or vote by telephone, over the internet or in person, your shares will not be voted at the special meeting and will not be counted for purposes of determining whether a quorum exists.

If your shares are held in street name and you do not issue instructions to your broker, your broker may vote your shares at its discretion on routine matters, but may not vote your shares on non-routine matters. Under NASDAQ rules, all of the proposals in this proxy statement are non-routine matters. Accordingly, if your shares are held in “street name” and you do not issue instructions to your broker, your shares will not be voted at the special meeting which will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement, and your shares will not be counted for purposes of determining whether a quorum exists.

You will have the right to receive the merger consideration if the merger is approved, adopted and completed even if your shares are not voted at the special meeting.

Q:	What is a broker non-vote?

A:

Broker non-votes are shares held by brokers and other record holders that are present in person or by proxy at the special meeting, but with respect to which the broker or other record holder is not instructed by the beneficial owner of such shares how to vote on a particular proposal and the broker does not have discretionary voting power on such proposal. Because brokers and other record holders do not have discretionary voting authority with respect to any of the two proposals described in this proxy statement, if a beneficial owner of shares of Mentor common stock held in “street name” does not give voting instructions to the broker or other holder of record, then those shares will not be present in person or by proxy at the special meeting. Broker non-votes will not be recorded at the special meeting and will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement and will have no effect on the advisory (non-binding) proposal on the executive compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger. For shares of Mentor common stock held in “street name,” only shares of common stock affirmatively voted “FOR” the proposal to approve and adopt the merger agreement will be counted as a vote in favor of such proposal.

Q:	Will my shares held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?

A:	No. Because any shares you may hold in “street name” will be deemed to be held by a different shareholder than any shares you hold of record, any shares so held will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity. Shares held in an individual retirement account must be voted under the rules governing the account.

Q:	What does it mean if I receive more than one set of proxy materials?

A:	This means you own shares of Mentor common stock that are registered under different names or are in more than one account. For example, you may own some shares directly as a shareholder of record and other shares through a broker or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must vote, sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards that you receive in order to vote all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope. If you submit your proxy by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

Q:	Can I participate if I am unable to attend the special meeting?

A:	If you are unable to attend the meeting in person, we encourage you to send in your proxy card or to vote by telephone or over the internet. The special meeting will not be broadcast telephonically or over the internet.

Q:	Where can I find the voting results of the special meeting?

A:	The Company intends to announce preliminary voting results at the special meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the special meeting. All reports that the Company files with the SEC are publicly available when filed.

Q:	What happens if the merger is not completed?

A:	If the merger agreement is not approved by the Company shareholders or if the merger is not completed for any other reason, the Company shareholders will not receive any payment for their shares of Mentor common stock in connection with the merger. Instead, the Company will remain an independent public company and shares of Mentor common stock will continue to be listed and traded on NASDAQ. The merger agreement provides that, upon termination of the merger agreement under certain circumstances, the Company will be required to pay to Siemens a termination fee of $134,450,000. See the section entitled “The Merger Agreement—Termination Fee Payable by the Company” beginning on page 75 of this proxy statement for a discussion of the circumstances under which such a termination fee will be required to be paid.

Q:	How can I obtain additional information about the Company?

A:

The Company will provide copies of this proxy statement, documents incorporated by reference and its 2016 Annual Report to Shareholders, including its Annual Report on Form 10-K for the fiscal year ended

January 31, 2016, without charge to any shareholder who makes a written request to the Company at Mentor Graphics Corporation, 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777, Attention: Investor Relations, telephone (503) 685-1462. The Company’s Annual Report on Form 10-K and other SEC filings may also be accessed at www.sec.gov or on the Investor Relations section of the Company’s website at www.mentor.com. The Company’s website address is provided as an inactive textual reference only. The information provided on or accessible through our website is not part of this proxy statement and is not incorporated in this proxy statement by this or any other reference to our website provided in this proxy statement.

Q:	How many copies of this proxy statement and related voting materials should I receive if I share an address with another shareholder?

A:	The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single annual report or proxy statement, as applicable, addressed to those shareholders. This process, which is commonly referred to as “householding”, potentially provides extra convenience for shareholders and cost savings for companies.

The Company and some brokers may be householding our proxy materials by delivering proxy materials to multiple shareholders who request a copy and share an address, unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker if your shares are held in a brokerage account or the Company if you are a shareholder of record. You can notify us by sending a written request to the Company at Mentor Graphics Corporation, 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777, Attention: Investor Relations, telephone (503) 685-1462. Shareholders who share a single address, but receive multiple copies of the proxy statement, may request that in the future they receive a single copy by notifying the Company at the telephone and address set forth in the prior sentence. In addition, the Company will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the proxy statement to a shareholder at a shared address to which a single copy of the documents was delivered pursuant to a prior request.

Q:	Who should I contact if I have any questions?

A:	If you have questions about the merger or the other matters to be voted on at the special meeting or desire additional copies of this proxy statement or additional proxy cards or otherwise need assistance voting, you should contact:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, NY 10016

Toll Free: (800) 322-2885

(212) 929-5500 (Call Collect)

proxy@mackenziepartners.com

or

MENTOR GRAPHICS CORPORATION

8005 S.W. Boeckman Road

Wilsonville, Oregon 97070-7777

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents incorporated by reference in this proxy statement, include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts and are subject to risks and uncertainties in our operations, business and economic and political environment. Forward-looking statements may be identified by the use of words such as “achieve”, “should”, “could”, “may”, “anticipates”, “expects”, “might”, “believes”, “intends”, “predicts”, “will” and other similar expressions. These statements are based on the current expectations and beliefs of the Company and involve a number of risks and uncertainties that could cause actual results, performance and achievements, or industry results, to differ materially from those stated or implied by the forward-looking statements. Those risks and uncertainties include, but are not limited to:

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including a termination of the merger agreement under circumstances that could require the Company to pay a termination fee;

•	the failure to receive, on a timely basis or otherwise, the required approvals by the Company shareholders and government or regulatory agencies with regard to the merger agreement;

•	the risk that a closing condition to the merger agreement may not be satisfied;

•	the Company’s and Siemens’ ability to complete the proposed merger on a timely basis or at all;

•	the failure of the merger to be completed on a timely basis or at all for any other reason;

•	the risks that the Company’s business may suffer as a result of uncertainties surrounding the merger;

•	the ability of the Company to retain and hire key personnel and maintain relationships with customers, suppliers and other business partners pending the consummation of the merger;

•	the diversion of management’s attention from ongoing business concerns;

•	limitations placed on the Company’s ability to operate its business under the merger agreement;

•	the possibility that costs related to the merger will be greater than expected;

•	the outcome of any legal proceedings that may be instituted against the Company or others relating to the merger agreement or the merger;

•	the risk that the industries in which the Company operates may be subject to future regulatory or legislative actions and other risks that are described in SEC reports filed or furnished by the Company;

•	weakness in the United States and international economies and foreign currency fluctuations;

•	the cyclical nature of the integrated circuit and electronic systems industries;

•	the risk of price reductions, longer selling cycles, lower product margins, loss of market share and additional working capital requirements as a result of price competition in the electronic design automation industry;

•	the availability of suppliers and manufacturers to provide components of and assemble the Company’s hardware emulation products;

•	the risk of loss of leadership in certain categories of the electronic design automation market;

•	the effect of disclosure rules for companies that use conflict minerals (commonly referred to as tantalum, tin, tungsten, and gold) in their products; and

•	fluctuations in quarterly results of operations due to customer seasonal purchasing patterns, the timing of significant orders, and the mix of licenses, products, and services purchased by customers.

Additional information about these factors and about the material factors or assumptions underlying such forward-looking statements may be found under Part I, Item 1A in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2016. The Company cautions that the foregoing list of important factors that may affect future results is not exhaustive. When relying on forward-looking statements to make decisions with respect to the merger, shareholders and others should carefully consider the foregoing factors and other uncertainties and potential events. All subsequent written and oral forward-looking statements concerning the merger or other matters attributable to the Company or any other person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above. The forward-looking statements contained in this proxy statement speak only as of the date of this proxy statement. The Company undertakes no obligation to update or revise any forward-looking statements for any reason, even if new information becomes available or other events occur in the future, except as may be required by law.

THE COMPANIES

Mentor Graphics Corporation

Mentor Graphics Corporation is a technology leader in electronic design automation and provides software and hardware design solutions, as well as complementary consulting and customer support services that enable its customers to develop better electronic products faster and more cost effectively. The Company markets its products and services worldwide, primarily to large companies in the communications, computer, consumer electronics, semiconductor, networking, multimedia, military and aerospace, and transportation industries. The Company’s products are used in the design and development of a diverse set of electronic products, including transportation electronics, internet of things platforms and systems, computers, medical devices, industrial electronics, manufacturing systems, and wireless communications infrastructure.

Shares of Mentor common stock are listed with, and trade on, the NASDAQ Global Select Market (“NASDAQ”) under the symbol “MENT”.

The Company was incorporated in Oregon in 1981. Our principal executive offices are maintained at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777, telephone number (503) 685-7000. Our corporate website address is www.mentor.com. The information provided on the Company’s website is not part of this proxy statement and is not incorporated in this proxy statement by reference or any other reference to its website provided in this proxy statement.

For additional information about the Company included in documents incorporated by reference into this proxy statement, see the section entitled “Where You Can Find More Information” on page 87.

Siemens Industry, Inc.

Siemens Industry, Inc.

100 Technology Way

Alpharetta, Georgia 30005

Siemens Industry, Inc. is a wholly owned subsidiary of Siemens Corporation and an indirect subsidiary of the ultimate parent, Siemens AG, a stock corporation organized under the Federal laws of Germany. Siemens Industry, Inc. is the U.S. operating company of Siemens AG through which Siemens AG’s Digital Factory Division, as well as certain other divisions, in the United States is operated. Its principal executive offices are maintained at 100 Technology Drive, Alpharetta, Georgia 30005. Its corporate website address is http://www.industry.usa.siemens.com/industry/us/en/. The information provided on the Siemens Industry, Inc. website is not part of this proxy statement and is not incorporated in this proxy statement by reference or any other reference to its website provided in this proxy statement. Upon completion of the merger, Mentor will be a wholly owned subsidiary of Siemens.

Meadowlark Subsidiary Corporation

c/o Siemens Industry, Inc.

100 Technology Way

Alpharetta, Georgia 30005

Meadowlark Subsidiary Corporation, or Merger Subsidiary, is an Oregon corporation and a wholly owned subsidiary of Siemens that was formed by Siemens solely for the purpose of facilitating the acquisition of the Company. To date, Merger Subsidiary has not carried on any activities other than those related to its formation and completion of the transactions contemplated by the merger agreement. Upon completion of the merger, Merger Subsidiary will cease to exist.

THE SPECIAL MEETING

This proxy statement is being provided to the shareholders of the Company as part of a solicitation of proxies by the Company Board for use at the special meeting to be held at the time and place specified below, and at any properly convened meeting following an adjournment or postponement thereof. This proxy statement provides shareholders of the Company with the information they need to know to be able to vote or instruct their vote to be cast at the special meeting.

Date, Time and Place

The special meeting is scheduled to be held at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777 on February 2, 2017 at 10:00 a.m., local time.

Purpose of the Special Meeting

At the special meeting, the Company shareholders will be asked to consider and vote on the following proposals:

•	to approve and adopt the merger agreement, which is further described in the sections entitled “The Merger” and “The Merger Agreement” beginning on pages 29 and 57, respectively, of this proxy statement; and

•	to approve, on a non-binding, advisory basis, certain compensation that will or may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger, discussed under the section entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 50 of this proxy statement.

The Company shareholders must approve and adopt the merger agreement for the merger to occur. If the Company shareholders fail to approve the merger agreement, the merger will not occur.

The Company does not expect a vote to be taken on any other matters at the special meeting or any adjournment or postponement thereof. If any other matters are properly presented at the special meeting or any adjournment or postponement thereof for consideration, however, the holders of the proxies will have discretion to vote on these matters in accordance with their best judgment.

Recommendation of the Company Board of Directors

After careful consideration, the Company Board has (i) determined that the merger agreement and the transactions contemplated by the merger agreement are fair to and in the best interests of the Company and the Company’s shareholders, (ii) adopted and declared advisable the merger agreement and the transactions contemplated thereby, and approved the execution, delivery and performance of the merger agreement and (subject to the receipt of the approval of the merger agreement by the Company’s shareholders) the consummation of the transactions contemplated by the merger agreement, including the merger, and (iii) resolved, subject to the terms of the merger agreement, to recommend approval and adoption of the merger agreement by the Company’s shareholders. Certain factors considered by the Company Board in reaching its decision to authorize and adopt the merger agreement and approve the merger can be found in the section entitled “The Merger—the Company’s Reasons for the Merger” beginning on page 39 of this proxy statement.

The Company Board recommends that the Company shareholders vote “FOR” the proposal to approve and adopt the merger agreement and “FOR” the named executive officer merger-related compensation proposal.

Record Date; Shareholders Entitled to Vote

Only holders of record of Mentor common stock at the close of business on January 3, 2017, the record date for the special meeting, will be entitled to notice of, and to vote at, the special meeting or any adjournments or postponements of the special meeting. At the close of business on the record date, approximately 110,368,253 shares of Mentor common stock were issued and outstanding and held by 308 holders of record.

Holders of record of Mentor common stock are entitled to one vote for each share of Mentor common stock they own at the close of business on the record date.

Quorum

The presence at the special meeting, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Mentor common stock representing a majority of the votes entitled to be cast on the matter shall constitute quorum. Any shares of Mentor common stock held by the Company or by any of its subsidiaries are not considered to be outstanding for purposes of determining a quorum. There must be a quorum for business to be conducted at the special meeting. Failure of a quorum to be represented at the special meeting will necessitate an adjournment or postponement and will subject the Company to additional expense. Abstentions are counted to determine whether a quorum exists at the Special Meeting. “Broker non-votes” will not be counted for purposes of determining the presence of a quorum unless the broker, bank, trust, custodian or other nominee (we refer to those organizations collectively as “broker”) has been instructed to vote on at least one of the proposals presented in this proxy statement. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established. If you submit a properly executed proxy card, even if you abstain from voting, your shares will be counted for purposes of calculating whether a quorum is present at the special meeting.

Required Vote

The proposal to approve and adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Mentor common stock entitled to vote at the special meeting. The approval of the non-binding named executive officer merger-related compensation proposal requires the approval by a majority of the votes cast affirmatively or negatively on the proposal at the special meeting (provided a quorum is present in person or by proxy).

Abstentions and Broker Non-Votes

An abstention occurs when a shareholder attends a meeting, either in person or by proxy, but abstains from voting. At the special meeting, abstentions will be counted in determining whether a quorum is present. Abstentions and a failure to vote your shares of Mentor common stock (including the failure of a record owner to execute and return a proxy card and the failure of a beneficial owner of shares held in “street name” by a broker or other holder of record to give voting instructions to the broker or other holder of record) will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement and will have no effect on the advisory (non-binding) proposal on the executive compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger. However, abstentions and a failure to vote your Mentor common stock will have no effect on the outcome of the advisory (non-binding) proposal on executive compensation payable to the Company’s named executive officers in connection with the merger.

If no instruction as to how to vote is given (including an instruction to abstain) in an executed, duly returned and not revoked proxy, the proxy will be voted FOR (i) approval and adoption of the merger agreement and (ii) approval, on a non-binding, advisory basis, of certain compensation that will or may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger. For shares of Mentor common stock held in “street name,” only shares of common stock affirmatively voted “FOR” the proposal to approve and adopt the merger agreement will be counted as a vote in favor of such proposal.

Broker non-votes are shares held by brokers and other record holders that are present in person or by proxy at the special meeting, but with respect to which the broker or other record holder is not instructed by the beneficial owner of such shares how to vote on a particular proposal and the broker does not have discretionary voting power on such proposal. Because brokers and other record holders do not have discretionary voting authority with respect to any of the two proposals described in this proxy statement, if a beneficial owner of shares of Mentor common stock held in “street name” does not give voting instructions to the broker or other holder of record, then those shares will not be present in person or by proxy at the special meeting. Broker non-votes will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement and will have no effect on the advisory (non-binding) proposal on executive compensation payable to the Company’s named executive officers in connection with the merger. For shares of Mentor common stock held in “street name,” only shares of common stock affirmatively voted “FOR” the proposal to approve and adopt the merger agreement will be counted as a vote in favor of such proposal.

Failure to Vote

If you are a registered shareholder and you do not sign and return your proxy card or vote by telephone, over the internet or in person, your shares will not be voted at the special meeting and will not be counted for purposes of determining whether a quorum exists. A failure to vote your shares of Mentor common stock (including the failure of a record owner to execute and return a proxy card and the failure of a beneficial owner of shares held in “street name” by a broker or other holder of record to give voting instructions to the broker or other holder of record) will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement.

If your shares are held in “street name” and you do not issue instructions to your broker, your broker may vote your shares at its discretion on routine matters, but may not vote your shares on non-routine matters. Under NASDAQ rules, all of the proposals in this proxy statement are non-routine matters. Accordingly, if your shares are held in street name and you do not issue instructions to your broker, your shares will not be voted at the special meeting and will not be counted for purposes of determining whether a quorum exists. Broker non-votes will not be recorded at the special meeting and will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement and will have no effect on the advisory (non-binding) proposal on the executive compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger. For shares of Mentor common stock held in “street name,” only shares of common stock affirmatively voted “FOR” the proposal to approve and adopt the merger agreement will be counted as a vote in favor of such proposal.

Voting at the Special Meeting

If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note that if your shares of Mentor common stock are held by a broker, bank or other nominee, and you wish to vote at the special meeting, you must bring to the special meeting a proxy from the record holder (your broker, bank or other nominee) of the shares of Mentor common stock authorizing you to vote at the special meeting.

You may also authorize the persons named as proxies on the proxy card to vote your shares by returning the proxy card by mail, through the internet, or by telephone. Although the Company offers four different voting methods, the Company encourages you to vote over the internet or by phone as the Company believes they are the most cost-effective methods. We also recommend that you vote as soon as possible, even if you are planning to attend the special meeting, so that the vote count will not be delayed. Both the internet and the telephone provide convenient, cost-effective alternatives to returning your proxy card by mail. If you choose to vote your shares over the internet or by telephone, there is no need for you to mail back your proxy card.

To Vote Over the Internet:

To vote over the internet, follow the instructions printed on your proxy card. If you vote over the internet, you do not have to mail in a proxy card.

To Vote By Telephone:

To vote by telephone, follow the instructions printed on your proxy card. If you vote by telephone, you do not have to mail in a proxy card.

To Vote By Proxy Card:

To vote by proxy card, complete and sign the proxy card and mail it to the address indicated on the proxy card.

If you sign and return your signed proxy card without indicating how you want your shares of Mentor common stock to be voted with regard to a particular proposal, or if you indicate that you wish to vote in favor of the proposal to approve and adopt the merger agreement but do not indicate a choice on the named executive officer merger- related compensation proposal, your shares of Mentor common stock will be voted in favor of such proposals. However, for shares of Mentor common stock held in “street name,” only shares of common stock affirmatively voted “FOR” the proposal to approve and adopt the merger agreement will be counted as a vote in favor of such proposal. Proxy cards that are returned without a signature will not be counted as present at the special meeting and cannot be voted.

If your shares are held by your broker, bank or other nominee, you will receive a form from your broker, bank or other nominee seeking instruction as to how your shares should be voted. You should contact your broker, bank or other nominee with questions about how to provide or revoke your instructions.

Revocation of Proxies

Any proxy given by a Company shareholder may be revoked at any time before it is voted at the special meeting by doing any of the following:

•	if a proxy was submitted by telephone or through the Internet, by submitting another proxy by telephone or through the Internet, in accordance with the instructions on the proxy card at any time before your proxy is exercised at the special meeting;

•	by delivering a signed written notice of revocation bearing a date later than the date of the proxy to the Company’s Secretary by mail to the Company, stating that the proxy is revoked, provided such written notice is received before your proxy is exercised at the special meeting;

•	by submitting a later-dated proxy card relating to the same shares of Mentor common stock; or

•	by attending the special meeting and voting in person (your attendance at the special meeting will not, by itself, revoke your proxy; you must vote in person at the special meeting).

“Street name” holders of Mentor common stock should contact their bank, broker, trust or other nominee to obtain instructions as to how to revoke or change their proxies.

Shares Held in Name of Broker

If your shares are held by your broker, bank or other nominee, often referred to as held in “street name”, you will receive a form from your broker, bank or other nominee seeking instruction as to how your shares should be voted. You should contact your broker, bank or other nominee with questions about how to provide or revoke your instructions.

Solicitation of Proxies

The Company Board is soliciting your proxy, and the Company will bear the cost of soliciting proxies. MacKenzie has been retained to assist with the solicitation of proxies. MacKenzie will be paid approximately

$30,000 and will be reimbursed for its reasonable out-of-pocket expenses for these and other advisory services in connection with the special meeting. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, custodians and other like parties to the beneficial owners of shares of Mentor common stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail, or other electronic medium by MacKenzie or, without additional compensation by certain of the Company’s directors, officers and employees.

Other Information

You should not return your stock certificate or send documents representing Mentor common stock with the proxy card. If the merger is completed, the paying agent for the merger will send you a letter of transmittal and instructions for exchanging your shares of Mentor common stock for the merger consideration.

THE MERGER (PROPOSAL 1)

The discussion of the merger in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and incorporated by reference into this proxy statement.

Effects of the Merger

Pursuant to the terms of the merger agreement, at the effective time, Merger Subsidiary will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Siemens.

Upon the terms and subject to the conditions of the merger agreement, at the effective time, each share of Mentor common stock issued and outstanding immediately prior to the effective time (other than excluded shares) will be cancelled and converted into the right to receive cash in the amount of $37.25, without interest. At the effective time, all of the shares of Mentor common stock (other than excluded shares held by a wholly-owned subsidiary of the Company or Parent (other than Merger Subsidiary)) will cease to be outstanding, will be cancelled and will cease to exist, and each certificate formerly representing any of the shares of Mentor common stock (other than excluded shares) will thereafter represent only the right to receive the per share merger consideration of $37.25 for each such share. Each excluded share owned by Siemens or Merger Subsidiary will be canceled without payment of any consideration. Each excluded share (if any) held by a wholly-owned subsidiary of the Company or Parent (other than Merger Subsidiary) immediately prior to the effective time will be converted into that number of shares of common stock of the surviving corporation as such subsidiary owned of the Company immediately prior to the effective time.

At the effective time, each outstanding option granted under a Company stock plan to purchase shares of Mentor common stock that has a per share exercise price that is less than the per share merger consideration, whether or not exercisable or vested, will become fully vested and will be cancelled and converted into the right to receive an amount in cash equal to the product of (x) the total number of shares of Mentor common stock subject to such stock option as of the effective time and (y) the excess, if any, of the amount of the merger consideration per share of Mentor common stock over the exercise price per share of Mentor common stock subject to such stock option, less such amounts as are required to be withheld or deducted under the Code, or any provision of state, local or other applicable tax law with respect to the making of such payment.

At the effective time, each outstanding award of restricted stock units granted under a Company stock plan (each, a “Company RSU”), whether vested or unvested, will be cancelled and converted into the right to receive an amount in cash equal to the product of (x) the number of shares of Mentor common stock subject to such Company RSU as of the effective time and (y) the merger consideration, less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or other applicable tax law with respect to the making of such payment. For Company RSUs that vest based on the achievement of performance goals (each, a “Company PSU”), the number of shares subject to such Company PSU as of the effective time will be determined as the greater of (x) one hundred percent of the target number of shares of Mentor common stock subject to such Company PSU as of the effective time and (y) the number of shares of Mentor common stock subject to such Company PSU as of the effective time that are eligible to be paid to the holder based on actual performance as determined at the effective time pursuant to the terms of the Company stock plan and the award agreement for such Company PSU.

Effects on the Company if the Merger Is Not Completed

If the merger agreement is not adopted by the Company shareholders or if the merger is not completed for any other reason, the Company shareholders will not receive any payment for their shares in connection with the merger. Instead, the Company will remain an independent public company. In addition, if the merger is not completed, the Company expects that management will operate the Company’s business in a manner similar to that in which it is being operated today and that the Company shareholders will continue to be subject to the same risks and opportunities to which they are currently subject, including, without limitation, risks related to the highly competitive industry in which the Company operates and adverse economic conditions.

Furthermore, if the merger is not completed, and depending on the circumstances that would have caused the merger not to be completed, it is likely that the price of Company’s common stock will decline significantly. If that were to occur, it is uncertain when, if ever, the price of the Company’s common stock would return to the price at which it trades as of the date of this proxy statement.

Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of Company’s common stock. If the merger is not completed, the Company Board will continue to evaluate and review the Company’s business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the merger agreement is not adopted by the Company shareholders or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to the Company will be offered or that the Company’s business, prospects or results of operation will not be adversely impacted.

In addition, if the merger agreement is terminated, under specified circumstances, the Company would be required to pay Siemens a termination fee in an amount equal to $134,450,000. See “The Merger Agreement—Termination Fee Payable by the Company” beginning on page 75 of this proxy statement.

Background of the Merger

As part of our ongoing consideration and evaluation of our long-term strategic goals and plans, the Company Board and the Company’s senior management periodically review, consider and assess our operations and financial performance, as well as overall industry conditions, as they may affect those strategic goals and plans. This review includes, among other items, the consideration of potential opportunities for business combinations, acquisitions and other financial and strategic alternatives.

In early-May, 2016, the assistant for Mr. Josef Kaeser, President and Chief Executive Officer of Siemens Parent, contacted the office of Walden C. Rhines, Chairman and Chief Executive Officer of the Company, to schedule a meeting. A meeting between Dr. Rhines and Mr. Kaeser was scheduled by their respective administrative assistants for July 22, 2016, in Portland, Oregon.

During the first week of June, 2016, at the meeting of the board of directors of another company, Mr. Kaeser spoke with Sir Peter L. Bonfield, CBE, FREng, the lead independent director of the Company, and raised the possibility of a potential transaction between Siemens and Mentor. Sir Peter responded that he would refer the matter to the Company Board. Promptly thereafter, Sir Peter informed the Company Board and Dr. Rhines of the inquiry.

In mid-June, 2016, the President and Chief Executive Officer of a strategic party (“Strategic Party A”) spoke with Dr. Rhines at an industry event. The Chief Executive Officer of Strategic Party A expressed interest in engaging in substantive discussions with the Company to explore a potential business combination transaction. Dr. Rhines informed the Company Board promptly thereafter of the inquiry.

Shortly after that, the Company contacted its outside counsel, O’Melveny & Myers LLP (“O’Melveny”), to discuss and receive legal counsel on those developments.

On June 28, 2016, the Company entered into a confidentiality agreement with Strategic Party A.

On June 29, 2016, the Chief Executive Officer, the Chief Financial Officer, the SVP Marketing and Business Development and the VP Corporate Development of Strategic Party A held a meeting with Dr. Rhines,

Gregory K. Hinckley, the President and Chief Financial Officer of the Company, and Mr. Joseph Reinhart, VP Corporate Development and Investor Relations of Mentor, in Portland, Oregon. During the meeting, the representatives of Strategic Party A discussed a potential business combination transaction between Strategic Party A and the Company.

On July 22, 2016, Mr. Kaeser and Chuck Grindstaff, current Executive Chairman and, as of such date, Chief Executive Officer of Siemens PLM Software, a business unit of the Siemens Digital Factory Division, held a meeting with Dr. Rhines in Portland, Oregon. During this meeting, the Siemens Parent representatives expressed their company’s interest in an all-cash acquisition of the Company.

On July 29, 2016, the Company Board held a telephonic board meeting. Members of management as well as O’Melveny were present at the meeting. Dr. Rhines led the Company Board in a discussion of recent developments, including recent developments in the trading of Mentor common stock. The Company Board considered and deliberated on various alternatives that might be considered in the event of a rapid accumulation of the Mentor common stock that was not approved in advance by the Company Board. Among other alternatives considered, the Company Board considered, if the situation warranted it, the adoption of a shareholder rights plan in order to protect the Company shareholders from, among other things, abusive takeover tactics, inadequate offers or actions seeking to obtain control of the Company without paying a fair price to all Company shareholders. A representative of O’Melveny reviewed with the Company Board its fiduciary duties, and the terms of a draft shareholder rights plan for the Company that had been prepared at the request of the Company Board, and which could be kept “on the shelf” to be used if and when needed. The representative from O’Melveny noted that it would be advisable to obtain the view of a financial advisor as to the exercise price to be set for the rights, should the Company Board determine at a future date to adopt a shareholder rights plan. Extensive discussion ensued among the Company Board, and the Company Board provided input to O’Melveny as to certain terms of the draft rights plan. No decision or vote was made or taken at that time regarding the adoption of a shareholder rights plan.

In early August, 2016, Mr. Jesse Cohn of Elliott Associates, L.P. (“Elliott”) contacted the Company to speak with Dr. Rhines, to discuss certain thoughts and views on the Company’s business.

On August 2, 2016, Mr. Cohn sent a “white paper” to Dr. Rhines and several of the Company directors which, among other things, expressed certain views of Elliott with respect to the Company.

Also on August 2, 2016, Mr. Grindstaff, Mr. Raj Khoshoo, SVP Portfolio Management of Siemens PLM Software, and Stefan Jockush, VP Strategy of Siemens PLM Software, met with Dr. Rhines, Mr. Hinckley and Mr. Reinhart at the offices of Siemens PLM Software in Dallas, Texas. Dr. Rhines made a presentation to Mr. Grindstaff and the other Siemens representatives regarding the Company’s business that did not include non-public information. The parties further discussed the potential for a transaction between Siemens Parent and the Company. Mr. Grindstaff mentioned that they would discuss the possibility of a transaction with other representatives of Siemens Parent, and would get back to the Company representatives after that discussion. Mr. Grindstaff mentioned that due to it being late summer in Europe, it was possible that such a proposal might not be made until late August or early September 2016.

On August 4, 2016, the Company engaged Stifel, Nicolaus & Company, Incorporated (“Stifel”) as its financial advisor for certain specific advisory work in connection with the potential adoption of a shareholder rights plan.

On August 11, 2016, Siemens Parent delivered its signature page to a confidentiality agreement (which was dated as of August 1, 2016) with the Company. Thereafter, Siemens Parent commenced its due diligence review of certain non-public information concerning the Company. Additionally, the parties discussed generally the terms of a proposal from Siemens Parent.

On August 15, 2016, Elliott filed a Schedule 13F with the Securities and Exchange Commission, disclosing an interest in Mentor’s common stock.

On August 17, 2016, at the Company’s quarterly conference call with the Mentor Audit Committee of the Company Board, a Company Board member suggested that Dr. Rhines confirm that Siemens was aware of the Elliott Schedule 13F filing. Dr. Rhines sent an email to Mr. Kaeser, copying Mr. Grindstaff, noting that Elliott Associates was accumulating Mentor stock.

On August 19, 2016, the Company Board held a telephonic board meeting. Members of O’Melveny and Stifel were also present at the meeting. Dr. Rhines led the Company Board in a discussion of additional recent developments, including additional recent developments in the trading of Mentor common stock. The Company Board continued to consider and deliberate on various alternatives that might be considered in the event of a rapid accumulation of the Mentor common stock that was not approved in advance by the Company Board. Among other alternatives considered, the Company Board considered, if the situation warranted it, the adoption of a shareholder rights plan. A representative of O’Melveny reviewed again with the Company Board its fiduciary duties, and reviewed again the terms of the draft shareholder rights plan that had been distributed to the Company Board in connection with the July 29, 2016 board meeting, and which reflected additional changes made at the instruction of the Company Board. Stifel reviewed with the Company Board its analysis of a proposed exercise price for the draft shareholder rights plan. Extensive discussion ensued among the Company Board, although no decision or vote was made or taken at that time regarding the adoption of a shareholder rights plan.

On August 29, 2016, the Company engaged Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch”) as its financial advisor in connection with exploring strategic alternatives.

On September 7, 2016, the Company Board held an in person board meeting. Representatives of BofA Merrill Lynch were also present, and members of O’Melveny were present telephonically. Dr. Rhines updated the Company Board on recent discussions with Siemens Parent, and representatives of BofA Merrill Lynch reviewed with the Company Board, among other things, recent M&A activity in the technology sector generally, and in the software and semiconductor sectors in particular. Representatives of BofA Merrill Lynch reviewed with the Company Board certain preliminary financial analyses of the Company. Representatives of BofA Merrill Lynch also reviewed with the Company Board, among other things, certain background information on Siemens Parent, the actions of Siemens Parent to date with respect to the Company and the experience of representatives of BofA Merrill Lynch opposite Siemens Parent in a recent acquisition. Representatives of BofA Merrill Lynch further reviewed with the Company Board, among other things, other potential partners for the Company, including both strategic parties and financial sponsor parties. Extensive discussion by the Company Board then ensued. The Company Board authorized management and BofA Merrill Lynch to continue discussions with Siemens Parent and Strategic Party A, and instructed management and BofA Merrill Lynch to contact the other potential parties that had been discussed at the meeting to assess what, if any, interest those parties had in the Company.

In early to mid-September, 2016, BofA Merrill Lynch contacted the other potential parties authorized by the Company Board to assess such potential parties’ interest in a proposed transaction with the Company. In this connection, among other parties, BofA Merrill Lynch first contacted strategic parties B and C (“Strategic Party B” and “Strategic Party C”).

On September 12, 2016, Dr. Rhines and Mr. Reinhart spoke with Mr. Cohn, Mr. Marc Steinberg and Mr. Jason Genrich of Elliott at Mr. Cohn’s request at Elliott’s offices in Palo Alto, California. Mr. Cohn expressed a number of ideas concerning the Company and its business. Dr. Rhines responded that he would of course brief the Company Board on the discussion. Dr. Rhines subsequently briefed the Company Board on the discussion.

On or around mid-September, 2016, the Company received an inbound inquiry from a private equity sponsor (“Sponsor A”). The Company responded to Sponsor A with only publicly available information. At this time, Sponsor A did not request a confidentiality agreement, and discussions with Sponsor A did not go further at this time.

On September 15, 2016, Mr. Rhines met with the Chief Executive Officer of Strategic Party A in India. The Chief Executive Officer of Strategic Party A indicated that Strategic Party A might not be able to consummate the proposed transaction on its own and might need to partner with another party if Strategic Party A were to proceed with the proposed transaction.

On September 20, 2016, Klaus Helmrich, Member of the Managing Board of Siemens Parent, and Karl-Heinz Seibert, head of Mergers and Acquisitions at Siemens Parent, delivered a letter to Dr. Rhines confirming Siemens Parent’s interest in an all-cash acquisition of the Company, with an indicative price range of $28 to $31 per share for all outstanding shares of Mentor common stock, based on publicly available information. The letter noted that this indicative proposal was subject to due diligence, approval by Siemens Parent’s Managing Board and Supervisory Board, negotiation and execution of mutually agreeable definitive agreements and satisfaction of customary closing conditions, including regulatory clearances.

On September 23, 2016, the Company entered into a confidentiality agreement with Strategic Party B. Also on September 23, 2016, the Company entered into a confidentiality agreement with Strategic Party C.

On September 29, 2016, Elliott filed a Schedule 13D with the Securities and Exchange Commission disclosing beneficial ownership of approximately 4.5% of Mentor common stock, and total economic exposure to Mentor common stock in the amount of approximately 8.1% as a result of certain derivative agreements. At the close of trading on September 30, 2016, the Company’s stock price had increased 7.1% over the previous day’s closing price.

On September 30, 2016, representatives of the Company spoke with representatives of Elliott, to discuss some of the ideas suggested in the “white paper” that Elliott had prepared.

On October 2, 2016, the Company Board held a telephonic board meeting. Dr. Rhines reviewed with the Company Board the terms of the proposal from Siemens Parent, as well as the current status of Strategic Party A, Strategic Party B and Strategic Party C. Dr. Rhines also briefed the Company Board on his discussion with Mr. Cohn of Elliott. Representatives of BofA Merrill Lynch reviewed its preliminary financial analyses of the Company. O’Melveny also reviewed with the Company Board its fiduciary duties in connection with the proposal by Siemens Parent. Extensive discussion then ensued among the directors. The Company Board subsequently determined that Siemens Parent’s price range of $28 to $31 per share was not adequate to the Company or its shareholders. The Company Board instructed Dr. Rhines and representatives of BofA Merrill Lynch to communicate that message to Siemens Parent.

On October 5, 2016, Dr. Rhines, Mr. Hinckley and Mr. Reinhart held a meeting in New York, New York, with representatives of Strategic Party C. The parties discussed the potential for a business combination transaction between Strategic Party C and the Company. At the direction of the Company Board, representatives of BofA Merrill Lynch asked Strategic Party C to submit a preliminary proposal by October 21, 2016. Strategic Party C confirmed its understanding of the deadline.

Later in the day on October 5, 2016, Dr. Rhines, Mr. Hinckley and Mr. Reinhart held a meeting in New York, New York, with representatives of Strategic Party B. The parties discussed the potential for a business combination transaction between Strategic Party B and Mentor. At the direction of the Company Board, representatives of BofA Merrill Lynch asked Strategic Party B to submit a preliminary proposal by October 21, 2016. Strategic Party B indicated it would discuss the possibility of the proposed transaction at its board meeting in late October. Dr. Rhines, Mr. Hinckley and Mr. Reinhart had dinner with representatives of Strategic Party B following the meeting.

Between October 5 and November 6, 2016, the Company or, at the direction of the Company, representatives of BofA Merrill Lynch informed all parties subject to confidentiality agreements that the Company intended to announce a “portfolio rationalization” when it released earnings in mid-November consisting of a potential divestiture or shutdown of various product lines.

On October 7, 2016, representatives of Siemens Parent met with Mr. Reinhart, Dean Freed, VP and General Counsel of Mentor, and Mr. Ethan Manuel, Treasurer of Mentor, in Portland, Oregon. Representatives of BofA Merrill Lynch and KPMG, tax advisors to the Company, were also present. The purpose of the meeting, led by Mr. Manuel, was to conduct due diligence on certain tax aspects of the Company.

Also on October 7, 2016, the Company Board received a letter from Elliott, which reiterated certain themes in the “white paper” sent by Elliott to Dr. Rhines and several of the Company directors on August 2, 2016.

On October 13, 2016, Mr. Kaeser and Mr. Grindstaff of Siemens Parent held a meeting with Dr. Rhines in Berlin, Germany. At that meeting, the representatives of Siemens Parent communicated to Dr. Rhines that Siemens Parent was willing to increase its all-cash proposal to acquire the Company to $34.50 per share and was willing to agree to a so-called “hell or high water” antitrust efforts provision.

During the afternoon of October 13, 2016, a press report was issued speculating that the Company had hired a financial advisor to review strategic alternatives.

On October 14, 2016, Dr. Rhines met with representatives from Strategic Party C in Paris, France to discuss the potential for a proposed business combination.

On October 15, 2016, the Company Board held a telephonic board meeting. Dr. Rhines summarized for the Company Board the improved proposal from Siemens Parent, as well as the discussions with Strategic Parties A, B and C, as well as the inbound inquiry from Sponsor A. Representatives of BofA Merrill Lynch also reviewed its preliminary financial analyses of the Company. Extensive discussion ensued among the directors. It was discussed that Strategic Parties A and B were likely to request to be able to partner, respectively, with Sponsor A and another private equity sponsor (“Sponsor B”) with whom the Company had not had yet any discussions at that time (the first such discussions with Sponsor B started on October 28, 2016), and if such a request was made, the Company Board would be supportive of that request so as to continue to foster a competitive tension in the process and achieve the best price and terms.

During the evening of October 16, 2016, Reuters published a story that the Company was exploring a potential sale and had engaged BofA Merrill Lynch as its financial advisor. At the close of trading on October 17, 2016, Mentor’s stock price had increased 3.1% over the previous day’s closing price.

On or around October 20, 2016, representatives of BofA Merrill Lynch received an inquiry from a strategic party (“Strategic Party D”) in respect of the potential sale transaction. Later in the same week, representatives of BofA Merrill Lynch, at the direction of the Company, sent a draft confidentiality agreement to Strategic Party D.

On October 20, 2016, the Company entered into a confidentiality agreement with Elliott. Shortly after that, representatives of BofA Merrill Lynch, at the direction of the Company Board, discussed with Elliott that the Company might be exploring strategic alternatives (which the Company had not previously disclosed to Elliott), although the representatives of BofA Merrill Lynch did not name which parties the Company might be speaking with and did not disclose any potential price range. The representatives of BofA Merrill Lynch also did not provide any timeline for when a transaction might take place.

On October 21, 2016, O’Melveny, on behalf of the Company, distributed a draft merger agreement to the various potential parties that had been contacted. The draft merger agreement provided for so-called “hell or high water” antitrust efforts.

On October 21, 2016, neither Strategic Party B nor Strategic Party C submitted a preliminary proposal as requested by representatives of the Company and BofA Merrill Lynch at the meetings with Strategic Party B and Strategic Party C on October 5, 2016.

During the week of October 24, 2016, Mr. Cohn spoke with Sir Peter by telephone, to discuss Elliott’s suggestions for the Company as outlined in Elliott’s “white paper”.

On October 27, 2016, Latham & Watkins LLP (“Latham”), on behalf of Siemens Parent, submitted to O’Melveny a markup of the draft merger agreement. Shortly after that, O’Melveny summarized the high level issues in the markup to representatives of the Company.

On October 27 and 28, 2016, several functional leaders of the Company conducted in-person diligence sessions with representatives of Siemens Parent and Siemens PLM Software in Portland, Oregon.

On October 28, 2016, Strategic Party B delivered a non-binding written proposal to acquire the Company for $31 per share in cash, and was not subject to any financing contingency. Strategic Party B’s proposal stated that it would be financed with a combination of cash on hand and new debt financing which would be committed at the time that a merger agreement was to be signed. Strategic Party B’s proposal also noted that it, in addition to debt financing, Strategic Party B might want to partner with Sponsor B in a potential transaction in such a manner that Sponsor B would make an investment in Strategic Party B.

On or around October 28, 2016, representatives of the Company met with representatives of Strategic Party A to further discuss a potential business combination transaction. Representatives of Strategic Party A discussed the possibility of involving Sponsor A in such a transaction, and mentioned that Sponsor A had extensive experience in technology M&A transactions. Strategic Party A requested that the Company allow Strategic Party A to partner up with Sponsor A in such a transaction. Consistent with the prior guidance received from the Company Board, the Company management signaled to Strategic Party A that the Company would be willing to agree to Strategic Party A partnering with Sponsor A so long as a confidentiality agreement acceptable to the Company was signed by Sponsor A.

On October 28, 2016, Dr. Rhines met with the Chief Executive Officer of a strategic party (“Strategic Party E”). Dr. Rhines and the Chief Executive Officer of Strategic Party E discussed at a high level the possibility of a business combination transaction, although the Chief Executive Officer of Strategic Party E expressed a principal desire to purchase a portion of the Company’s business, as opposed to all of the Company.

On October 30, 2016, the Company Board held a telephonic board meeting. Representatives of O’Melveny and BofA Merrill Lynch were also present at the meeting. Dr. Rhines led the Company Board in a review of the activity to date, including the status of the discussions with Siemens Parent and the markup of the merger agreement received from Siemens Parent, the indicative proposal from Strategic Party B, and the status of discussions with Strategic Parties C and D, the meeting with Strategic Party E, and Sponsors A and B. Representatives of BofA Merrill Lynch reviewed its preliminary financial analyses of the Company and the indicative price proposed by Strategic Party B. After extensive discussion, the Company Board concluded that the price proposed by Strategic Party B was not adequate and needed to be materially higher, particularly in light of the current proposal by Siemens Parent. The Company Board instructed Dr. Rhines and representatives of BofA Merrill Lynch to provide that feedback to Strategic Party B. Next, a representative from O’Melveny reviewed with the Company Board its fiduciary duties and summarized for the Company Board the high level issues on the markup of the merger agreement received from Siemens Parent. The representative for O’Melveny noted that the merger agreement continued to contain so-called “hell or high water” obligations on antitrust matters. The representative from O’Melveny provided certain recommendations to the Company Board on provisions to resist and for potential compromises on certain other issues. After extensive discussion, the Company Board instructed management and representatives of O’Melveny and BofA Merrill Lynch to proceed along the guidelines outlined by O’Melveny on the response to Siemens on the merger agreement markup.

On or around October 31, 2016, representatives of BofA Merrill Lynch informed the representatives of Strategic Party B that Strategic Party B’s proposal was not the highest proposal received, and that Strategic Party B would have to materially increase its price to remain competitive in the process. Representatives of Strategic Party B said they would conduct additional diligence, and would submit a revised proposal in the near term, although did not give a specific date for when that proposal would be submitted.

On October 31, 2016, the Company entered into a confidentiality agreement with Strategic Party D.

On October 31, 2016, representatives of BofA Merrill Lynch asked Strategic Party A in a telephone call to confirm whether Strategic Party A intended to move forward in the process. Strategic Party A confirmed its desire to continue to participate in the process and indicated that it would agree to a revised confidentiality agreement with a standstill provision. Representatives of BofA, at the direction of the Company, indicated that the Company would be willing to allow Strategic Party A to partner with Sponsor A, subject to execution of the appropriate confidentiality agreement.

Between October 31, 2016 and November 2, 2016, representatives of BofA Merrill Lynch, at the direction of the Company Board, sent a process letter to the various potential parties that had been contacted, including Siemens Parent. The process letter requested that all participants submit their proposal by noon, Eastern time, on Monday, November 14, 2016 (the “November 14th Deadline”).

On November 1, 2016, representatives of O’Melveny, Latham and Siemens Parent held a telephonic meeting for the purpose of O’Melveny providing feedback on the markup of the merger agreement submitted by Siemens. Among other issues, a representative from O’Melveny highlighted the identity of the Siemens signatory, the “deal protection” terms, the regulatory clearances and regulatory efforts, and certain of the interim operating covenants. Timing for a possible transaction was also discussed, with the O’Melveny representative referring to the November 14th Deadline for the submission of best and final proposals. Representatives of Siemens Parent responded that Siemens Parent would insist on signing a merger agreement sooner than the November 14th Deadline, to which the O’Melveny representative responded that the Company had not made any decision to deviate from the timing of the November 14th Deadline. Also on November 1, 2016, representatives of O’Melveny, Latham and Crowell & Moring, regulatory counsel to Siemens, discussed certain regulatory approvals that Siemens wanted to seek, including obtaining clearance of the transaction by the Committee on Foreign Investment in the United States (“CFIUS”). Later that evening, representatives of O’Melveny and Latham spoke further on the provisions for regulatory clearances and regulatory efforts in the merger agreement, with the O’Melveny representative noting that the Company would be willing to agree to a CFIUS clearance condition, so long as the regulatory efforts provision also encompassed CFIUS.

On November 2, 2016, the Company and Strategic Party A entered into an amendment to their confidentiality agreement, in order to add a “standstill” provision to the confidentiality agreement so as to facilitate the further sharing of due diligence information. Also on November 2, 2016, the Company entered into a confidentiality agreement with Sponsor A.

Also on November 2, 2016, O’Melveny sent a revised draft of the merger agreement to Latham, reflecting the discussion that occurred on November 1. O’Melveny also sent a form of proposed parent guaranty to be signed by Siemens Parent in connection with the merger agreement, should the Company select a subsidiary of Siemens Parent as the party with which to transact.

On November 3, Latham, on behalf of Siemens Parent, sent O’Melveny a revised markup of the merger agreement. O’Melveny promptly summarized the high level issues in the markup to the Company and BofA Merrill Lynch.

On November 3 and 4, 2016, several business unit and sales/marketing and finance leaders of the Company participated in in-person diligence sessions with representatives of Siemens Parent and Siemens PLM Software in Portland, Oregon.

On November 4, representatives of O’Melveny, Latham and Siemens Parent held a telephone conference call to further discuss the merger agreement. Among other issues discussed were the “deal protection” provisions, the timing for regulatory filings, the interim operating covenant, and certain of the representations and warranties. Representatives of Siemens Parent again reiterated that they would insist on signing a merger agreement prior to the November 14th Deadline.

On or around November 4, 2016, the Company entered into a letter concerning confidentiality with Sponsor B, which related to a proposed transaction with Strategic Party B, and allowed Sponsor B to partner with Strategic Party B for the proposed transaction.

Also on November 4, 2016, at the direction of the Company Board, a representative of BofA Merrill Lynch spoke with Mr. Cohn at Elliott. The representative of BofA Merrill Lynch mentioned that a transaction involving the Company might occur sooner than the end of the year, and the Company would be seeking Elliott’s support in writing of a transaction. Mr. Cohn indicated that Elliott would be willing to support a transaction, if Elliott found the price and terms acceptable. Later that day, a representative of O’Melveny sent a draft support agreement to Elliott’s outside counsel, Willkie Farr & Gallagher LLP (“Willkie”).

Also on November 4, 2016, O’Melveny sent a revised draft of the merger agreement to Latham, reflecting the discussion that occurred earlier that day. Also on November 4, 2016, Sponsor B signed a confidentiality side letter (relating to Strategic Party B’s confidentiality agreement).

On November 5, 2016, Latham, on behalf of Siemens Parent, sent O’Melveny a revised markup of the merger agreement. Later during that same day, a telephonic meeting was convened among representatives of O’Melveny, Latham and Siemens Parent. There was continued discussion on, among other things, the “deal protection” provisions, regulatory provisions and interim operating covenants, as well as certain representations and warranties and other covenants.

On November 6, 2016, the Company Board held a telephonic board meeting. Representatives of O’Melveny and BofA Merrill Lynch participated as well. Dr. Rhines updated the Company Board on discussions with Siemens Parent, as well as discussions with Strategic Parties A, B, C and D, discussions with Sponsors A and B, and the lack of further progress with Strategic Party E. Representatives of BofA Merrill Lynch reviewed the discussions with those parties and certain preliminary financial analyses of the Company and the indicative proposed prices. O’Melveny reviewed with the Company Board their fiduciary duties, and also reviewed with the Company Board the current status of the discussions with Siemens Parent and Latham on the merger agreement with Siemens Parent, and the open issues. O’Melveny also suggested certain proposed compromises on the open issues. Extensive discussion then ensued among the directors. The Company Board then instructed Dr. Rhines and the representatives of BofA Merrill Lynch to seek to obtain higher proposed prices from Siemens Parent and Strategic Party B, and to assess if the other participants could give price indications prior to the November 14th Deadline. The Company Board also instructed O’Melveny to proceed with the compromises that had been outlined.

Also on November 6, 2016, Dr. Rhines, Mr. Hinckley, Mr. Reinhart and representatives of BofA Merrill Lynch met with representatives of Strategic Party D at the Company’s headquarters in Portland, Oregon. Later that day, Dr. Rhines, Mr. Hinckley and Mr. Reinhart met with Sponsor A at the Company’s headquarters in Portland, Oregon.

On November 7, 2016, Mr. Grindstaff spoke with Dr. Rhines, and informed him that Mr. Kaeser and Mr. Grindstaff would like to fly from Germany to visit Dr. Rhines in Portland, Oregon. Mr. Grindstaff said that Siemens Parent wanted to sign a merger agreement before the November 14th Deadline, and would not be willing to wait until November 14th. Dr. Rhines responded that he was willing to meet in Portland, Oregon, but that Siemens Parent would need to increase its price in order for the Company Board to consider the Siemens Parent proposal on a preemptive basis.

Also on November 7, 2016, representatives of the Company including executive management, business unit, sales and functional leadership met with representatives of Strategic Party B and Sponsor B in San Jose, California. The Company representatives and Strategic Party B and Sponsor B representatives had dinner in San Jose following the meeting.

On November 8, 2016, Dr. Rhines met with the Chief Executive Officer and Chief Strategy Officer of Strategic Party C in Fremont, California.

Between November 6, 2016 and November 10, 2016, representatives from O’Melveny, Latham and Siemens Parent exchanged drafts of the merger agreement and parent guaranty, and held numerous telephone conference calls to negotiate the terms of those agreements.

Also between November 6, 2016 and November 10, 2016, representatives of O’Melveny and Willkie exchanged drafts of the support agreement and held numerous telephone conference calls to negotiate the terms of the support agreement.

Prior to November 11, 2016, representatives of BofA Merrill Lynch contacted all potential parties to inquire regarding the status of their interest.

On November 11, 2016, the Company Board held a telephonic board meeting. Dr. Rhines updated the Company Board on discussions with Siemens Parent and the various other participants. Representatives of BofA Merrill Lynch reviewed certain preliminary financial analyses of the Company and the proposed transaction. A representative of O’Melveny then reviewed with the Company Board their fiduciary duties, and the current status of the proposed merger agreement with Siemens Parent. The representative of O’Melveny noted that the so-called “hell or high water” obligations not only encompassed antitrust efforts but had been expanded to cover CFIUS as well. The Company Board, along with management and representatives of BofA Merrill Lynch and O’Melveny, discussed that Siemens Parent was demanding that a merger agreement be signed prior to the November 14th Deadline, and that Siemens Parent might withdraw its proposal if that did not occur. After extensive discussion among the directors, the Company Board instructed Dr. Rhines to seek to obtain a higher price from Siemens Parent when he met with Mr. Kaeser and Mr. Grindstaff that evening.

During the evening of November 11, 2016, Dr. Rhines, Mr. Reinhart and a representative of BofA Merrill Lynch met with Mr. Kaeser, Mr. Seibert and Mr. Grindstaff for dinner in Portland, Oregon. The parties discussed the price being offered, and ultimately Dr. Rhines and Mr. Kaeser tentatively agreed on a price per share of $37.25 in cash, which Dr. Rhines said he would recommend to the Company Board at their next meeting.

During the morning of November 12, 2016, the Company Board held a telephonic board meeting. Representatives of BofA Merrill Lynch and O’Melveny were also in attendance. Dr. Rhines briefed the Company Board on the updated price of $37.25 per share that Siemens Parent had offered. Dr. Rhines also noted that Siemens Parent was insisting on signing before the November 14th Deadline, and that no other participant in the process had proposed a price at a level of the price Siemens Parent was proposing. Dr. Rhines also noted that, at this time, it was unclear what bids would be received from the other process participants by the November 14th Deadline, and it was unclear how long it would take to get to a signed merger agreement with other process participants and whether other process participants would agree to the so-called “hell or high water” antitrust efforts provision. A representative of BofA Merrill Lynch reviewed its financial analyses of the Company and the proposed transaction and delivered to the Company Board an oral opinion, which was confirmed by delivery of a written opinion dated November 12, 2016, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the merger consideration to be received by holders of Mentor common stock (other than, to the extent applicable, the Company, Siemens and their respective wholly owned Subsidiaries) was fair, from a financial point of view, to the Company shareholders. O’Melveny reviewed the final negotiated issues on the merger agreement and noted that it was in final form. Extensive discussion then ensued among the Company Board, taking into account, among other things, the demand of Siemens Parent to sign the merger agreement before the November 14th Deadline and the risk of losing the Siemens Parent offer if the Company Board did not accede to that demand. The Company Board then voted to approve and adopt the merger agreement with Siemens Parent, and instructed management to sign the merger agreement and related transaction documents on behalf of the Company.

Later during the day on November 12, 2016, the Company, Siemens Industry and Merger Subsidiary signed the merger agreement, the Company and Siemens Parent signed the parent guaranty, and the Company, Siemens Industry and Elliott signed the support agreement.

On the morning of November 14, 2016, the Company and Siemens Parent publicly announced the entry into the merger agreement via a joint press release.

The Company’s Reasons for the Merger

In evaluating the merger agreement and the merger, the Company Board consulted with the Company’s management and its legal and financial advisors and, in reaching its decision to, among other things, approve the merger agreement and the merger and to recommend that Company shareholders approve and adopt the merger agreement, the Company Board considered a variety of factors, including the following:

•	historical information regarding (i) the Company’s business, financial performance and results of operations, (ii) market prices, volatility and trading activity with respect to the Company common stock, and (iii) market prices with respect to other industry participants and general market indices;

•	current information regarding (i) the Company’s business, prospects, financial condition, operations, technology, products, services, management, competitive position and strategic business goals and objectives, (ii) general economic, industry and financial market conditions, and (iii) opportunities and competitive factors within the Company’s industry;

•	the prospects and likelihood of realizing superior benefits through remaining an independent company, risks associated with remaining an independent company, and possible alternative business strategies;

•	the potential for other third parties to enter into strategic relationships with or to seek to acquire the Company, including a review of management’s dealings with other possible buyers in the past and assessment of the likelihood that a third party would offer a higher price than the price per share offered by Siemens;

•	the timing of the merger and the risk that if the Company does not accept the Siemen’s offer now (as provided for in the merger agreement), it may not have another opportunity to do so or a comparable opportunity;

•	the acknowledgement by the Company Board that the price offered under the merger agreement represents a substantial premium above the Company’s stock price as of the date of the offer and an even greater premium over the unaffected stock price;

•

the belief of the Company Board that it was preferable to enter into the merger agreement with Siemens instead of any of the other parties who participated in the strategic alternatives process in light of the fact that (i) only one other party gave a price indication and that price was substantially lower that the price offered by Siemens; and (ii) the other parties have made significantly less progress on due diligence and on the negotiation of definitive transaction documentation relative to Siemens, and (iii) those other parties have demonstrated less of an ability to pay the purchase price with cash on hand (as opposed to needing to utilize financing), (iv) the risk that continuing with the strategic process was unlikely to result in a transaction at a more attractive price than offered by Siemens in the merger and that a “failed” attempt to sell the Company would be highly detrimental to the Company, (v) the fact that the Company would be permitted, under circumstances described in the merger agreement, to terminate the merger agreement in order to enter into an agreement with respect to a superior proposal after giving Siemens the opportunity to match the superior proposal and upon payment of a termination fee equal to 3.10% of the equity value of the Company, (vi) the advice of BofA Merrill Lynch that the approach pursued was the most likely to result in the highest price reasonably available for the Company, and (vii) the news story issued by Reuters on October 16, 2016 that publicly disclosed the strategic process and the potential harm that could result to the Company if additional time passed without any news of a sale transaction;

•	the fact that, under the terms of the merger agreement, Siemens has agreed to so-called “hell or high water” efforts, and must use best efforts to obtain necessary antitrust clearances and clearance under CFIUS, including taking any and all actions necessary to obtain any and all necessary clearances, approvals, waiver or consents from any governmental authority or necessary to avoid or eliminate any and all impediments under any antitrust law, including taking certain actions such as divesting assets, modifying its course of conduct, terminating existing relationships or contractual obligations, terminating a venture or other arrangement; provided that any such action by Siemens and Merger Subsidiary is not required unless conditioned on the consummation of the merger;

•	the fact that, under the terms of the merger agreement, Siemens must take any and all action necessary to ensure that no governmental authority enters any regulatory prohibition and to ensure that no regulatory authority with authority to clear, authorize or approve the consummation of the merger fails to do so; provided, that any such action by Siemens and Merger Subsidiary is not required unless conditioned on the consummation of the merger;

•	the belief of the Company Board that an acquisition by Siemens has a reasonable likelihood of closing without potential issues under applicable antitrust laws or potential issues from any regulatory authorities;

•	the fact that Siemens Aktiengesellschaft (“Siemens Parent”) is a company of significant financial wherewithal and has a track record of completing acquisition transactions without undue delay, and the fact that Siemens Parent will provide the Parent Company Guarantee of the obligations of Siemens under the merger agreement;

•	(i) the financial analyses presented by BofA Merrill Lynch to the Company Board on November 12, 2016 and (ii) the opinion of BofA Merrill Lynch, dated November 12, 2016, to the Company Board as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of Mentor common stock (other than, to the extent applicable, the Company, Siemens and their respective wholly owned Subsidiaries), which opinion was based on and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as more fully described below in the section entitled “Opinion of the Company’s Financial Advisor”;

•	the fact that the Company will no longer exist as an independent public company and the Company’s shareholders will forego any future increase in its value as an independent public company that might result from its possible growth;

•	the possible negative effect of the merger and public announcement of the merger on the Company’s financial performance, operating results and stock price and the Company’s relationships with customers, suppliers, other business partners, management and employees;

•	the fact that the merger agreement (i) precludes the Company from actively soliciting competing acquisition proposals and (ii) obligates the Company (or its successor) to pay Siemens a termination fee equal to 3.10% of the equity value of the Company under specified circumstances, which could discourage the making of a competing acquisition proposal or adversely impact the price offered in such a proposal;

•

the fact that the merger agreement imposes restrictions on the conduct of the Company’s business in the pre-closing period, which may adversely affect the Company’s business in the event the merger is not completed (including by delaying or preventing the Company from pursuing business opportunities that may arise or precluding actions that would be advisable if the Company were to remain an independent company);

•	the risks involved with the merger and the likelihood that the Company and Siemens will be able to complete the merger, the possibility that the merger might not be consummated and the Company’s prospects going forward without the combination with Siemens;

•	the substantial transaction expenses to be incurred in connection with the merger and the negative impact of such expenses on the Company’s cash reserves and operating results should the merger not be completed;

•	all known interests of directors and executive officers of the Company in the merger that may be different from, or in addition to, their interests as shareholders of the Company or the interests of the Company’s other shareholders generally;

•	the various constituencies of the Company, as and to the extent the Company Board is permitted to consider such constituencies under Section 60.357(5) of the Oregon Business Corporation Act; and

•	all other factors the Company Board deems relevant.

After considering the foregoing potentially negative and potentially positive factors, the Company Board concluded that the potentially positive factors relating to the merger agreement and the merger substantially outweighed the potentially negative factors.

The foregoing discussion of the information and factors considered by the Company Board is not exhaustive, but is intended to reflect the material factors considered by the Company Board in its consideration of the merger. In view of the complexity, and the large number of the factors considered, the Company Board, both individually and collectively, did not quantify or assign any relative or specific weight to the various factors. Rather, the Company Board based its recommendation on the totality of the information presented to and considered by it. In addition, individual members of the Company Board may have given different weights to different factors.

The foregoing discussion of the information and factors considered by the Company Board is forward-looking in nature. This information should be read in light of the factors set forth in the section entitled “Caution Regarding Forward-Looking Statements” beginning on page 21 of this proxy statement.

Recommendation of the Company Board of Directors

After careful consideration, the Company Board has (i) determined that the merger agreement and the transactions contemplated by the merger agreement are fair to and in the best interests of the Company and the Company’s shareholders, (ii) adopted and declared advisable the merger agreement and the transactions contemplated thereby, and approved the execution, delivery and performance of the merger agreement and (subject to the receipt of the approval of the merger agreement by the Company’s shareholders) the consummation of the transactions contemplated by the merger agreement, including the merger, and (iii) resolved, subject to the terms of the merger agreement, to recommend approval and adoption of the merger agreement by the Company’s shareholders.

The Company Board recommends that the Company shareholders vote “FOR” the proposal to approve and adopt the merger agreement.

Opinion of the Company’s Financial Advisor

The Company has retained BofA Merrill Lynch to act as the Company’s financial advisor in connection with the merger. BofA Merrill Lynch is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Company selected BofA Merrill Lynch to act as the Company’s financial advisor in connection with the merger on the basis of BofA Merrill Lynch’s experience in transactions similar to the merger, its reputation in the investment community and its familiarity with the Company and its business.

On November 12, 2016, at a meeting of the Company Board held to evaluate the merger, BofA Merrill Lynch delivered to the Company Board an oral opinion, confirmed by delivery of a written opinion dated November 12, 2016, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the merger consideration to be received by holders of Mentor common stock (other than, to the extent applicable, the Company, Siemens and their respective wholly owned Subsidiaries) was fair, from a financial point of view, to such holders.

The full text of BofA Merrill Lynch’s written opinion, dated November 12, 2016, to the Company Board, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this proxy statement and is incorporated by reference herein in its entirety. The following summary of BofA Merrill Lynch’s opinion is qualified in its entirety by reference to the full text of the opinion. BofA Merrill Lynch delivered its opinion to the Company Board for the benefit and use of the Company Board (in its capacity as such) in connection with and for purposes of its evaluation of the merger consideration from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to the Company or in which the Company might engage or as to the underlying business decision of the Company to proceed with or effect the merger. BofA Merrill Lynch also expressed no opinion or recommendation as to how any shareholder should vote or act in connection with the proposed merger or any other matter.

In connection with its opinion, BofA Merrill Lynch, among other things:

(i)	reviewed certain publicly available business and financial information relating to the Company;

(ii)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of the Company furnished to or discussed with BofA Merrill Lynch by the management of the Company, including the Forecasts (as defined in the section entitled “Certain Financial Projections” beginning on page 48 of this proxy statement);

(iii)	discussed the past and current business, operations, financial condition and prospects of the Company with members of senior management of the Company;

(iv)	reviewed the trading history for Mentor common stock and a comparison of that trading history with the trading histories of other companies BofA Merrill Lynch deemed relevant;

(v)	compared certain financial and stock market information of the Company with similar information of other companies BofA Merrill Lynch deemed relevant;

(vi)	compared certain financial terms of the merger to financial terms, to the extent publicly available, of other transactions BofA Merrill Lynch deemed relevant;

(vii)	reviewed a draft, dated November 11, 2016, of the merger agreement (the “draft agreement”); and

(viii)	performed such other analyses and studies and considered such other information and factors as BofA Merrill Lynch deemed appropriate.

In arriving at its opinion, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the management of the Company that it is not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Forecasts, BofA Merrill Lynch was advised by the

Company, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company. BofA Merrill Lynch did not make and was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or any other entity, nor did it make any physical inspection of the properties or assets of the Company or any other entity. BofA Merrill Lynch did not evaluate the solvency or fair value of the Company, Siemens or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch assumed, at the direction of the Company, that the merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on the Company, Siemens or any other entity or the merger (including the contemplated benefits thereof). BofA Merrill Lynch also assumed, at the direction of the Company, that the final executed merger agreement would not differ in any material respect from the draft agreement reviewed by BofA Merrill Lynch.

BofA Merrill Lynch expressed no view or opinion as to any terms or other aspects or implications of the merger (other than the merger consideration to the extent expressly specified in its opinion), including, without limitation, the form or structure of the merger or any terms, aspects or implications of any other agreement, arrangement or understanding entered into in connection with or related to the merger or otherwise. BofA Merrill Lynch’s opinion was limited to the fairness, from a financial point of view, of the merger consideration to be received by the holders of Mentor common stock (other than, to the extent applicable, the Company, Siemens and their respective wholly owned Subsidiaries), without regard to individual circumstances of specific holders of shares of Mentor common stock or other securities of the Company, and no opinion or view was expressed with respect to any consideration received in connection with the merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the merger, or class of such persons, relative to the merger consideration or otherwise. Furthermore, no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to the Company or in which the Company might engage or as to the underlying business decision of the Company to proceed with or effect the merger. In addition, BofA Merrill Lynch did not express any view or opinion with respect to, and relied, with the consent of the Company, upon the assessments of the Company and its representatives regarding, legal, regulatory, accounting, tax and similar matters relating to the Company or any other entity and the merger (including the contemplated benefits thereof) as to which BofA Merrill Lynch understood that the Company had obtained such advice as the Company deemed necessary from qualified professionals. BofA Merrill Lynch further expressed no opinion or recommendation as to how any shareholder should vote or act in connection with the merger or any other matter. Except as described above, the Company imposed no other limitations on the investigations made or procedures followed by BofA Merrill Lynch in rendering its opinion.

BofA Merrill Lynch’s opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion, and BofA Merrill Lynch does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Merrill Lynch’s opinion was approved by a fairness opinion review committee of BofA Merrill Lynch.

The following discussion set forth below in the section entitled “—Mentor Financial Analyses” represents a brief summary of the material financial analyses presented by BofA Merrill Lynch to the Company Board on November 12, 2016 in connection with its opinion, dated November 12, 2016. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by

BofA Merrill Lynch. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Merrill Lynch.

Mentor Financial Analyses.

Selected Publicly Traded Companies Analysis. BofA Merrill Lynch reviewed publicly available financial and stock market information for the Company and the following eight selected publicly traded companies in the electronic design automation and technical software industries, of which, in BofA Merrill Lynch’s professional judgment and experience, the companies designated as primary selected publicly traded companies were more similar to the Company than the other selected publicly traded companies, in each case when viewed as a whole, as regards to financial, operating and other characteristics:

Primary Selected Publicly Traded Companies

•	Synopsys, Inc.

•	Cadence Design Systems, Inc.

Other Selected Publicly Traded Companies

•	Dassault Systèmes S.E.

•	Autodesk, Inc.

•	ANSYS, Inc.

•	PTC Inc.

•	Aspen Technology, Inc.

•	AVEVA Group plc

BofA Merrill Lynch reviewed, among other things, enterprise values (“EVs”), of the selected publicly traded companies, calculated as equity values based on closing stock prices on November 11, 2016, plus debt, preferred stock and minority interests less cash, short-term investments and long-term investments, as a multiple of calendar year 2016 and 2017 estimated adjusted earnings before interest, taxes, depreciations and amortization, not burdened by stock-based compensation expenses, special charges and one-time items (“Adjusted EBITDA”). BofA Merrill Lynch also reviewed per share equity values, based on closing stock prices on November 11, 2016, of the selected publicly traded companies as a multiple of calendar years 2016 and 2017 estimated adjusted earnings per share, not burdened by stock-based compensation expenses, special charges, one-time items and amortization of acquisition-related intangible assets, tax-effected as appropriate (“Adjusted EPS”). The mean and median EV / calendar year 2016 estimated Adjusted EBITDA multiple observed for the primary selected publicly traded companies was 13.8x, and the mean and median EV / calendar year 2017 estimated Adjusted EBITDA multiple observed for the primary selected publicly traded companies was 12.6x. The mean and median price / calendar year 2016 estimated Adjusted EPS multiple observed for the primary selected publicly traded companies was 20.3x, and the mean and median price / calendar year 2017 estimated Adjusted EPS multiple observed for the primary selected publicly traded companies was 18.4x. The median EV / calendar year 2016 estimated Adjusted EBITDA multiple observed for the other selected publicly traded companies (excluding Autodesk, Inc. and PTC Inc.) was 17.0x, and the median EV / calendar year 2017 estimated Adjusted EBITDA multiple observed for the other selected publicly traded companies (excluding Autodesk, Inc. and PTC Inc.) was 15.7x. The median price / calendar year 2016 estimated Adjusted EPS multiple observed for the other selected publicly traded companies (excluding Autodesk, Inc. and PTC Inc.) was 26.3x, and the median price / calendar year 2017 estimated Adjusted EPS multiple observed for the other selected publicly traded companies (excluding Autodesk, Inc. and PTC Inc.) was 24.6x. Based on its professional judgment and experience and after taking into consideration, among other things, the observed data for the selected publicly traded companies and for the Company, historical trading prices of Mentor common stock and the common stock of the selected publicly traded companies and differences in the financial profiles of the Company and the selected publicly traded companies during the three-year period ended August 15, 2016 (the date on which Elliott Management Corporation, a shareholder of the Company (“Elliott Management”), filed a Form 13-F with the SEC indicating its ownership of Mentor common stock (the “Elliott 13-F Date”)), including that the Company had an EV / estimated next twelve months (“NTM”) Adjusted EBITDA multiple that was 3.3x and 7.8x lower than the mean of the primary selected publicly traded companies and the mean of the other selected publicly traded companies, respectively, on the Elliott 13-F Date, an average EV / estimated NTM Adjusted EBITDA multiple that was 2.0x and 6.1x lower than the mean of the primary selected publicly traded companies and the mean of the other selected publicly traded companies, respectively, for the one-year period ended the Elliott 13-F Date, a price / estimated NTM Adjusted EPS multiple that was 6.0x and 12.2x lower than the mean of the primary selected publicly traded companies and the mean of the other selected publicly traded companies, respectively, on the Elliott 13-F Date and an average price / estimated NTM Adjusted EPS multiple that was 4.9x and 9.8x lower than the mean of the primary selected publicly traded companies and the mean of the other selected publicly traded companies, respectively, for the one-year period ended the Elliott 13-F Date, BofA Merrill Lynch then applied (i) low to high EV / calendar year 2017 estimated Adjusted EBITDA multiples of 9.5x to 12.0x derived from the selected publicly traded companies analysis to fiscal year 2018 (the one-year period ending January 31, 2018) estimated Adjusted EBITDA for the Company, and (ii) low to high price / calendar year 2017 estimated Adjusted EPS multiples of 13.5x to 18.0x derived from the selected publicly traded companies analysis to fiscal year 2018 estimated Adjusted EPS for the Company. Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates, and estimated financial data of the Company were based on the Forecasts. This analysis indicated the following approximate implied per share equity value reference ranges for the Company (rounded to the nearest $0.05 per share), as compared to the merger consideration:

Implied Per Share Equity Value Reference Ranges for Mentor Based on:		Merger Consideration
FY 2018E Adjusted EBITDA	FY 2018E Adjusted EPS
$25.80 - $32.05	$26.85 - $35.80	$37.25

No company used in this analysis is identical to the Company. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which the Company was compared.

Selected Precedent Transactions Analysis. BofA Merrill Lynch reviewed, to the extent publicly available, financial information relating to the following 11 selected transactions involving companies in the electronic data automation and technical software industries:

Date Announced	Acquiror	Target
• January 25, 2016	• Siemens AG	• Computational Dynamics-Analysis & Design Application Company Ltd.
• January 30, 2014	• Dassault Systèmes S.E.	• Accelrys, Inc.
• July 31, 2013	• Schneider Electric S.A.	• Invensys plc
• December 5, 2011	• Synopsys, Inc.	• Magma Design Automation Inc.
• July 7, 2010	• Hexagon AB	• Intergraph Corporation
• June 4, 2009	• Intel Corporation	• Wind River Systems Inc.
• March 31, 2008	• ANSYS, Inc.	• Ansoft Corporation
• June 11, 2007	• Industrial Business Machines Corporation	• Telelogic AB
• January 25, 2007	• Siemens AG	• UGS Corp.
• August 31, 2006	• Investor group led by Hellman & Friedman LLC and Texas Pacific Group	• Intergraph Corporation
• February 16, 2006	• ANSYS, Inc.	• Fluent, Inc.

BofA Merrill Lynch reviewed transaction values (“TVs”), calculated as the enterprise value implied for the target company based on the consideration payable in the selected transaction, as a multiple of (i) the target company’s latest twelve months (“LTM”) Adjusted EBITDA and (ii) the target company’s estimated NTM Adjusted EBITDA. The overall low to high TV / LTM Adjusted EBITDA multiple and TV / estimated NTM Adjusted EBITDA multiple observed for the selected transactions were 11.2x to 21.8x (with a mean of 15.7x and a median of 15.6x) and 9.8x to 19.4x (with a mean of 13.8x and a median of 13.3x), respectively. Based on its professional judgment and experience and after taking into consideration, among other things, the observed data for the selected precedent transactions and its review of subsets of the selected precedent transactions in which the consideration payable was all cash and in which the target company’s estimated NTM revenue growth was less than 7.5%, BofA Merrill Lynch then applied (x) a selected range of TV / LTM Adjusted EBITDA multiples of 12.5x to 16.0x derived from the selected transactions analysis to fiscal year 2017 (the one-year period ending January 31, 2017) estimated Adjusted EBITDA for the Company, and (y) a selected range of TV / estimated NTM Adjusted EBITDA multiples of 10.5x to 14.0x derived from the selected transactions analysis to fiscal year 2018 estimated Adjusted EBITDA for the Company. Estimated financial data of the selected transactions were based on publicly available information at the time of announcement of the relevant transaction, and estimated financial data of the Company were based on the Forecasts. This analysis indicated the following approximate implied per share equity value reference ranges for the Company (rounded to the nearest $0.05 per share), as compared to the merger consideration:

Implied Per Share Equity Value Reference Ranges for Mentor Based on:		Merger Consideration
FY 2017E Adjusted EBITDA	FY 2018E Adjusted EBITDA
$29.05 - $36.60	$28.30 - $37.05	$37.25

No company, business or transaction used in this analysis is identical to the Company or the merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which the Company and the merger were compared.

Discounted Cash Flow Analysis. BofA Merrill Lynch performed a discounted cash flow analysis of the Company to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that the Company was forecasted to generate during the fourth quarter of the Company’s fiscal year 2017 through fiscal year 2022 based on the Forecasts. BofA Merrill Lynch calculated terminal values for the Company by applying perpetuity growth rates ranging from 3.25% to 3.75% to the Company’s terminal year estimated standalone unlevered, after-tax free cash flows. The cash flows and terminal values were then discounted to present value as of October 31, 2016 using discount rates ranging from 8.5% to 10.5%, which were based on an estimate of the Company’s weighted average cost of capital. This analysis indicated the following approximate implied per share equity value reference range for the Company (rounded to the nearest $0.05 per share), as compared to the merger consideration:

Implied Per Share Equity Value Reference Range for Mentor	Merger Consideration
$23.50 - $34.70	$37.25

Other Factors.

BofA Merrill Lynch also noted certain additional factors that were not considered part of BofA Merrill Lynch’s material financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:

•	historical trading prices and trading volumes of Mentor common stock, which indicated low and high prices for Mentor common stock during the 52-week period ended November 11, 2016 of approximately $16.24 to $30.68 per share, and a high price for Mentor common stock during the 52-week period prior to the Elliott 13-F Date of $27.90 per share; and

•	one-year forward stock price targets for Mentor common stock in publicly available research analyst reports, which indicated stock price targets for the Company, discounted to present value utilizing the Company’s cost of equity of 9.6%, of a range of approximately $18.24 to $31.01 per share.

Miscellaneous.

As noted above, the discussion set forth above in the section entitled “—Mentor Financial Analyses” is a summary of the financial analyses presented by BofA Merrill Lynch to the Company Board in connection with its opinion and is not a comprehensive description of all analyses undertaken or factors considered by BofA Merrill Lynch in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Merrill Lynch believes that its analyses summarized above must be considered as a whole. BofA Merrill Lynch further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Merrill Lynch’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. The estimates of the future performance of the Company in or underlying BofA Merrill Lynch’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Merrill Lynch’s analyses. These analyses were prepared solely as part of BofA Merrill Lynch’s analysis of the fairness, from a financial point of view, of the merger consideration and were provided to the Company Board in connection with the delivery of BofA Merrill Lynch’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or acquired the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Merrill Lynch’s view of the actual value of the Company.

The type and amount of consideration payable in the merger was determined through negotiations between the Company and Siemens, rather than by any financial advisor, and was approved by the Company Board. The decision to enter into the merger agreement was solely that of the Company Board. As described above, BofA Merrill Lynch’s opinion and analyses were only one of many factors considered by the Company Board in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Company Board, management or any other party with respect to the merger or the merger consideration.

The Company has agreed to pay BofA Merrill Lynch for its services in connection with the merger an aggregate fee currently estimated to be approximately $31 million, $2 million of which was payable upon the delivery of BofA Merrill Lynch’s opinion and $29 million of which is contingent upon the consummation of the merger. The Company also has agreed to reimburse BofA Merrill Lynch for its expenses, including fees and expenses of its legal counsel, incurred in connection with BofA Merrill Lynch’s engagement and to indemnify BofA Merrill Lynch and related persons against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Merrill Lynch and its affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of the Company, Elliott Management, Siemens and certain of their respective affiliates.

BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to the Company and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as an administrative agent, bookrunner and arranger for, and/or as a lender under, certain term loans, credit and leasing facilities and other credit arrangements of the Company and/or certain of its affiliates, (ii) having provided or providing certain derivatives, foreign exchange and other trading services to the Company and/or certain of its affiliates and (iii) having provided or providing certain treasury management products and services to the Company and/or certain of its affiliates. From November 1, 2014 through October 31, 2016, BofA Merrill Lynch and its affiliates derived aggregate revenues from the Company and its affiliates of approximately $5 million for investment and corporate banking services.

In addition, BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Elliott Management and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as a lender under certain term loans, letters of credit and other credit arrangements of Elliott Management and/or certain of its affiliates (including acquisition financing) and (ii) having provided or providing certain commodity, derivatives, foreign exchange and other trading services to Elliott Management and/or certain of its affiliates. From November 1, 2014 through October 31, 2016, BofA Merrill Lynch and its affiliates derived aggregate revenues from Elliott Management and its affiliates of approximately $60 million for corporate banking services.

In addition, BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Siemens and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted as financial advisor to an affiliate of Siemens in connection with an acquisition transaction and to another affiliate of Siemens in connection with the sale transaction pursuant to which it became an affiliate of Siemens, (ii) having acted or acting as a book-running manager for certain debt offerings of an affiliate of Siemens, (iii) having acted or acting as a bookrunner and arranger for, and/or as a lender under, certain term loans, letters of credit, credit and leasing facilities and other credit arrangements of Siemens and/or certain of its affiliates, (iv) having acted or acting as a dealer in the commercial paper program of an affiliate of Siemens, (v) having provided or providing certain commodity, derivatives, foreign exchange and other trading services to Siemens and/or certain of its affiliates, (vi) having provided or providing certain managed investments services and products to Siemens and/or certain of its affiliates and (vii) having provided or providing certain treasury management products and services to Siemens and/or certain of its affiliates. In addition, we and/or certain of our affiliates have maintained, currently are maintaining, and in the future may maintain, commercial (including vendor and/or customer) relationships with Siemens and/or certain of its affiliates. From November 1, 2014 through October 31, 2016, BofA Merrill Lynch and its affiliates derived aggregate revenues from Siemens and its affiliates of approximately $35 million for investment and corporate banking services.

Certain Financial Projections

Important Information Concerning the Mentor Management Forecasts

Other than annual financial guidance provided to investors, which it may update from time to time, the Company does not, as a matter of course, publicly disclose long-term forecasts or internal projections as to future revenues, earnings or other results, other than at annual investor day conferences, due to, among other reasons, the unpredictability of the underlying assumptions and estimates.

However, in connection with the Company Board’s evaluation of the merger and other potential strategic alternatives available to the Company, the Company’s management prepared certain unaudited prospective financial information for the fiscal years 2017 through 2022 (the “Forecasts”). Starting on October 5, 2016, the Company’s management provided (and/or reviewed and approved for provision) the Forecasts through fiscal year 2022 to the Company Board for purposes of considering and evaluating Siemens’s acquisition proposal and to BofA Merrill Lynch in connection with the rendering of its opinion to the Company Board and in performing its related financial analyses, as described above under the heading “—Opinion of the Company’s Financial Advisor.”

Summary of the Forecasts

(Dollars in Millions)	FY17	FY18	FY19	FY20	FY21	FY22
Operating Income (Non-GAAP)	$243	$287	$337	$368	$399	$433
Less: Amortization	(13)	(11)	(10)	(4)	—	—
Less: Stock-based Compensation Expense	(42)	(44)	(46)	(49)	(50)	(52)
Less: Other Adjustments	1	(0)	0	1	(1)	(0)

Operating Income (GAAP)	$189	$232	$281	$317	$348	$381

Less: Taxes	(40)	(49)	(59)	(66)	(73)	(80)
Tax-affected Operating Income (GAAP)	$150	$183	$222	$250	$275	$301

Plus: Depreciation and Amortization	$55	$55	$55	$55	$55	$55
Plus: Cash Provided by Factored Receivables	40	40	40	40	40	40
Less: Change in Net Working Capital	(81)	(80)	(117)	(126)	(131)	(135)
Less: Capital Expenditures	(58)	(58)	(58)	(40)	(40)	(40)

Unlevered Free Cash Flow	$106	$140	$142	$179	$199	$221

Additional Information Concerning the Forecasts

The summary of the Forecasts is included in this proxy statement solely to give the Company shareholders access to certain financial Forecasts that were made available to the Company Board and/or BofA Merrill Lynch and is not being included in this proxy statement to influence any Company shareholder’s decision whether to vote in favor of the merger or for any other purpose. The Forecasts were generated solely for internal use and not developed with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial data or published guidelines of the SEC regarding forward-looking statements or GAAP. The Forecasts are forward-looking statements. All of the Forecasts summarized in this section were prepared by the Company’s management.

No independent registered public accounting firm provided any assistance in preparing the Forecasts. Accordingly, no independent registered public accounting firm has examined, compiled or otherwise performed any procedures with respect to the Forecasts or expressed any opinion or given any other form of assurance with respect thereto, and they assume no responsibility for the information contained in the Forecasts. The KPMG LLP reports included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2016 relate solely to the historical financial information of the Company and to an assessment of the Company’s internal controls over financial reporting. Such reports do not extend to the Forecasts and should not be read to do so.

By including the Forecasts in this proxy statement, none of the Company nor any of its affiliates or representatives nor any other person or entity has made or makes any representation or warranty to any security holder regarding the information included in the Forecasts or the ultimate performance of the Company, Siemens, the surviving corporation or any of their affiliates compared to the information contained in the Forecasts.

The assumptions and estimates underlying the Forecasts, all of which are difficult to predict and many of which are beyond the control of the Company, may not be realized. There can be no assurance that the forecasted results or underlying assumptions will be realized, and actual results likely will differ, and may differ materially, from those reflected in the Forecasts, whether or not the merger is completed. None of the Company nor any of its affiliates or representatives nor any other person or entity assumes any responsibility to holders of shares of Mentor common stock for the accuracy of this information.

In particular, the Forecasts, while presented with numerical specificity, necessarily were based on numerous variables and assumptions that are inherently uncertain. Since the Forecasts cover multiple years, by their nature, they become subject to greater unpredictability with each successive year. Important factors that may affect actual results and results in the Forecasts not being achieved include, but are not limited to, the risk factors described in the Company’s SEC filings, including the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2016 and its Quarterly Report on Form 10-Q for the quarter ended October 31, 2016, and described under the section below entitled “Forward-Looking Statements”. The Forecasts also reflect assumptions as to certain business decisions that are subject to change. The information set forth in the Forecasts is not factual and should not be relied upon as being necessarily indicative of actual future results. The Forecasts should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding the Company contained in the Company’s public filings with the SEC.

The Forecasts were developed for the Company on a standalone basis without giving effect to the merger, and therefore the Forecasts do not give effect to the merger or any changes to the Company’s operations or strategy that may be implemented after the consummation of the merger, including without limitation potential cost synergies to be realized as a result of the merger, or to any costs incurred in connection with merger. Furthermore, the Forecasts do not take into account the effect of any failure of the merger to be completed and should not be viewed as accurate or continuing in that context.

The Forecasts summarized in this section were prepared prior to the execution of the merger agreement and have not been updated to reflect any changes after the date they were prepared. None of the Company nor any of its affiliates or representatives nor any other person or entity undertakes any obligation to, nor do any of them intend to, update or otherwise revise the Forecasts to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the Forecasts or their underlying assumptions are shown to be in error or to not be appropriate, or to reflect changes in general economic or industry conditions.

In light of the foregoing factors and the uncertainties inherent in the Forecasts, readers of this proxy statement are cautioned not to place undue, if any, reliance on the Forecasts. No one has made or makes any representation or warranty to such readers regarding the information included in these projections or the Company’s future financial results.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendation of the Company Board to approve the merger agreement, you should be aware that the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, those of Company shareholders generally. The Company Board was aware of these interests and considered them, among other matters, in evaluating the merger agreement, in reaching its decision to approve the merger agreement, and in recommending to the Company shareholders that the merger agreement be approved.

Treatment of Company Equity-Based Awards

If the merger is completed, the Company’s equity-based awards held by the Company’s non-employee directors and executive officers, including the named executive officers, will be cancelled and cashed out as follows:

At the effective time, each outstanding option granted under the Company’s stock plans to purchase shares of Mentor common stock that has a per share exercise price that is less than the per share merger consideration, whether or not exercisable or vested, will become fully vested and will be cancelled and converted into the right to receive an amount in cash equal to the product of (x) the total number of shares of Mentor common stock subject to such stock option as of the effective time and (y) the excess, if any, of the amount of the merger consideration per share of Mentor common stock over the exercise price per share of Mentor common stock subject to such stock option, less such amounts as are required to be withheld or deducted under the Code, or any provision of state, local or other applicable tax law with respect to the making of such payment.

At the effective time, each outstanding award of restricted stock units granted under a Company stock plan (each, a “Company RSU”), whether vested or unvested, will be cancelled and converted into the right to receive an amount in cash equal to the product of (x) the number of shares of Mentor common stock subject to such Company RSU as of the effective time and (y) the merger consideration, less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or other applicable tax law with respect to the making of such payment. For Company RSUs that vest based on the achievement of performance goals (each, a “Company PSU”), the number of shares subject to such Company PSU as of the effective time will be determined as the greater of (x) one hundred percent of the target number of shares of Mentor common stock subject to such Company PSU as of the effective time and (y) the number of shares of Mentor common stock subject to such Company PSU as of the effective time that are eligible to be paid to the holder based on actual performance as determined at the effective time pursuant to the terms of the Company stock plan and the award agreement for such Company PSU.

For an estimate of the amounts that would become payable to each of the Company’s named executive officers on the vesting as of the effective time of their equity-based awards that are outstanding and unvested as of November 29, 2016, see “—Golden Parachute Compensation” beginning on page 54 of this proxy statement. The aggregate estimated amount that would become payable to each of the Company’s non-employee directors on the vesting as of the effective time of their Company RSU awards that are outstanding and unvested as of November 29, 2016 is $1,806,551.

Vested Equity Interests of the Company’s Executive Officers and Non-Employee Directors

The following table sets forth the number of shares of Mentor common stock and the number of shares of Mentor common stock underlying options, Company RSUs and Company PSUs currently held by each of the Company’s executive officers and non-employee directors, in each case, that either are currently vested or that are scheduled to vest before the effective time (including upon any voluntary resignation by a non-employee director), assuming for purposes of these calculations a hypothetical closing date of November 29, 2016 and a maximum payout for the Company PSUs. These amounts are vested or will vest and, with respect to Company RSUs and Company PSUs, be settled in shares of Mentor common stock, in accordance with the terms of the applicable award documents prior to the merger and whether or not the merger is completed. The table also sets forth the values of these vested shares, stock options, Company RSUs and Company PSUs based on the $37.25 per share merger consideration (minus the applicable exercise price for the options). For the values of the named executive officers’ unvested equity awards, see the “Equity” column of the table under “—Golden Parachute Compensation” beginning on page 54 of this proxy statement. The aggregate value of the non-employee directors’ unvested Company RSU awards is set forth above, and these directors hold no other unvested equity awards.

No new shares of Mentor common stock have been granted to any executive officer or non-employee director in contemplation of the merger. However, subject to certain limits, the merger agreement does permit the Company to grant equity awards to the non-employee directors if the effective time has not occurred by July 1, 2017, and to the executive officers and selected other employees if the effective time has not occurred by September 1, 2017, in each case as described in more detail below. These potential grants are not reflected in the table below.

Common Stock and Vested Equity Awards held by Company Directors and Executive Officers

Name	Mentor Common Stock(1)	Shares Underlying Vested Stock Options(2)	Value to be Received Upon Merger Consummation ($)(3)
Keith L. Barnes	16,643	0	619,952
Sir Peter L. Bonfield	76,401	0	2,845,937
Paul A. Mascarenas, OBE	15,764	0	587,209
J. Daniel McCranie	48,753	0	1,816,049
Dr. Walden C. Rhines	294,314	1,026,448	39,332,121
Dr. Cheryl Shavers	8,083	0	301,092
Jeffrey M. Stafeil	19,762	0	736,135
Gregory K. Hinckley	567,404	648,309	39,271,303
Brian M. Derrick	122,507	119,008	7,558,261
Michael F. Ellow	9,603	0	357,712
Dean M. Freed	75,049	97,445	5,302,146
Richard P. Trebing	18,572	17,399	1,043,789

(1)	Amounts include shares of the Company’s common stock owned either directly or indirectly, as well as Company RSUs and Company PSUs granted under the Company’s stock plans that have vested or will vest (including upon any voluntary resignation by a non-employee director) and have been or will be (as applicable) settled in shares of the Company’s common stock by their terms prior to the hypothetical closing date of November 29, 2016.
(2)	Includes unexercised options that are vested or will vest by their terms prior to the hypothetical closing date of November 29, 2016.
(3)	Represents the value of the common stock and shares underlying unexercised, vested options based on the $37.25 per share merger consideration (minus the applicable exercise price for the options).

Severance Agreements with Executive Officers

The Company has entered into Severance Agreements with each of its executive officers, including each of its named executive officers, which provide for severance benefits in the event of an involuntary termination of employment by the Company without cause or by the officer for good reason, in each case, within 24 months (in the case of Dr. Rhines and Mr. Hinckley) or within 18 months (in the case of other executive officers) following the effective time (which is referred to herein as a “qualifying termination”).

The agreements provide that, in the event of a qualifying termination, the executive officer would be entitled to:

•	a lump sum cash payment equal to three times (in the case of Dr. Rhines and Mr. Hinckley) or one-and-one-half times (in the case of other executive officers) the sum of the executive’s base salary plus target annual bonus as in effect at the effective time, plus, for the named executive officers, an amount equal to the executive’s pro-rated target annual bonus (calculated through the date of termination);

•	a lump sum cash payment equal to $100,000 (in the case of Dr. Rhines and Mr. Hinckley) or $75,000 (in the case of other executive officers) which may be used on an after-tax basis to purchase continued health insurance benefits under the Company’s plans (to the extent available) for 24 months (in the case of Dr. Rhines and Mr. Hinckley) or for 18 months (in the case of other executive officers), or for any other purpose;

•	in the case of Dr. Rhines and Mr. Hinckley, reimbursement of relocation expenses incurred for relocations occurring within 24 months following termination, up to a maximum of $350,000;

•	two years of outplacement services;

•	full vesting in accrued benefits under the Company’s qualified and nonqualified benefit plans;

•	Company-paid directors’ and officers’ liability insurance for six years following termination; and

•	full vesting of all time-based stock options, restricted stock and restricted stock units held by the executive officer.

The agreements provide that any payments or benefits received in connection with a change in control such as the merger that would constitute “parachute payments” within the meaning of Section 280G of the Code will be reduced by the amount necessary to prevent such payments and benefits from being “parachute payments,” unless the executive officer would receive a greater net after-tax benefit by receiving all such payments and benefits.

The agreements require the executive officer to execute an effective general release of claims in favor of the Company to receive any benefits described above. The agreements also include restrictive covenants in favor of the Company, including a one year post-termination non-solicitation of employees, consultants, or customers covenant and a one year post-termination non-disparagement covenant.

Fiscal 2017 Annual Bonuses

Under the merger agreement, if the effective time has not occurred by February 1, 2017, the Company has the right to pay full-year annual cash bonuses based on actual performance in respect of the 2017 fiscal year upon the earlier of (i) immediately prior to the effective time and (ii) the time when bonuses in respect of the 2017 fiscal year would ordinarily be paid.

As the Company’s actual performance for the 2017 fiscal year is not known as of the date of this proxy statement, the Company cannot determine the actual amount, if any, that an executive officer will be entitled to receive under the bonus plan for the 2017 fiscal year. The maximum annual bonus that each of the Company’s named executive officers would be eligible to receive in respect of the 2017 fiscal year is as follows: Dr. Rhines $5,000,000, Mr. Hinckley $5,000,000, Mr. Ellow $5,000,000, Mr. Derrick $5,000,000, and Mr. Freed $5,000,000.

Fiscal 2018 Equity Awards

Under the merger agreement, if the effective time has not occurred by July 1, 2017 (in the case of awards to non-employee directors) or September 1, 2017 (in the case of awards to employees), the Company may make annual grants of restricted stock unit awards to employees, including executive officers, and directors in the ordinary course of business, consistent with past practice, subject to certain limitations.

Annual grants to each non-employee director (if made) will have a grant date value equal to $175,000. Individual allocations of annual grants to executive officers will be determined by the Compensation Committee of the Company Board (if such grants are to be made) and have not been determined at this time. Upon completion of the merger, these awards will be treated in the same manner as the awards outstanding as of the date hereof as described above under “—Treatment of Company Equity-Based Awards” beginning on page 60 of this proxy statement.

Special Merit Bonuses

Under the merger agreement, the Company has the right to pay special cash merit bonuses up to an aggregate of $1,000,000 to employees who have made significant contributions to the transactions contemplated by the merger agreement. Individual cash bonuses have not been determined at this time, however the Company’s executive officers are eligible to receive merit bonuses under this program.

Continuation of Certain Indemnification Insurance

Pursuant to the terms of the merger agreement, the Company’s directors and executive officers will be entitled to certain ongoing indemnification obligations from Siemens and the surviving corporation and coverage for six years under directors’ and officers’ liability and fiduciary liability insurance policies to be maintained in effect by Siemens following the merger. Such indemnification and insurance coverage is further described in the section entitled “The Merger Agreement—Directors’ and Officers’ Indemnification and Insurance” beginning on page 71 of this proxy statement.

Golden Parachute Compensation

The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about certain compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger (“merger-based compensation”) and assumes for purposes of illustrating the maximum amounts that could become payable to these officers, among other things, that the named executive officers will incur a qualifying termination of employment immediately following consummation of the merger. For additional details regarding the terms of the payments described below, see the discussion under the caption “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 50 of this proxy statement.

Please note that the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including assumptions described below, and do not reflect certain compensation actions, including the grant of additional equity awards or cash-bonus awards, that may occur before the completion of the merger. As a result, the actual amounts, if any, that may be paid or become payable to the Company’s named executive officers may differ materially from the amounts set forth below. For purposes of calculating such amounts, we have assumed: (1) a hypothetical closing date of November 29, 2016, (2) a termination of each named executive officer’s employment under circumstances entitling the executive to severance benefits immediately following the merger, (3) that no named executive officer will receive a reduction (or “cutback”) in benefits as a result of payments constituting “parachute payments” within the meaning of Section 280G of the Code as described above in “—Severance Agreements with Executive Officers” beginning on page 52 of this proxy statement, and (4) a transaction price of $37.25 per share.

Name	Cash ($)(1)	Equity ($)(2)	Other ($)(3)	Total ($)
Dr. Walden C. Rhines	5,814,382	18,861,240	369,000	25,044,622
Gregory K. Hinckley	4,508,097	15,023,149	369,000	19,900,246
Michael F. Ellow	1,750,650	4,092,471	19,000	5,862,121
Brian M. Derrick	1,092,600	3,086,125	19,000	4,197,725
Dean M. Freed	992,508	2,334,234	19,000	3,345,742

(1)

As described above, the severance agreements between the Company and each of the named executive officers provide for the following “double-trigger” cash severance payments upon a qualifying termination of the executive within 24 months (in the case of Dr. Rhines and Mr. Hinckley) or within 18 months (in the case of other named executive officers) following the effective time: (1) a lump-sum cash payment equal to three times (in the case of Dr. Rhines and Mr. Hinckley) or one-and-one-half times (in the case of other named executive officers) the sum of the executive’s base salary plus target annual bonus as in effect at the effective time, (2) a lump-sum cash payment equal to the executive’s pro-rated target annual bonus, and (3) a lump-sum cash payment equal to $100,000 (in the case of Dr. Rhines and Mr. Hinckley) or $75,000 (in the case of other named executive officers) which may be used on an after-tax basis to purchase continued health insurance benefits or for any other purpose. To receive the severance payments, the executive must execute an effective general release of claims in favor of the Company and comply with restrictive covenants in favor of the Company, including a one year post-termination non-solicitation of employees, consultants, or customers covenant and a one year post-termination non-disparagement covenant.
(2)	As described above, all unvested equity-based awards held by the Company’s named executive officers will become vested at the effective time (i.e., “single-trigger” vesting) and will be cancelled in exchange for the merger consideration. None of the named executive officers hold unvested options, thus this amount reflects the aggregate dollar value of all payments to the named executive officers in respect of their unvested Company RSUs and Company PSUs (at the maximum payout level) outstanding as of November 29, 2016 (which will, in each case, vest at the effective time and be cancelled in exchange for a cash payment).
(3)	As described above, this amount represents the following “double-trigger” benefits provided to each of the named executive officers under the severance agreements: (1) the value of two years outplacement services provided to each named executive officer (estimated to be $19,000 for each of the named executive officers) and (2) in the case of Dr. Rhines and Mr. Hinckley, reimbursement of relocation expenses incurred for relocations occurring within 24 months following termination, up to a maximum of $350,000 (which is included at the maximum value for purposes of this disclosure). As noted above, the named executive officers must execute an effective release of claims and comply with certain restrictive covenants to receive such benefits.

Financing of the Merger

We anticipate that the total funds needed to complete the merger, including the funds needed to pay our shareholders (and holders of our other equity-based interests) the amounts due to them under the merger agreement, which would be approximately $4.3 billion based upon the shares (and our other equity-based interests) outstanding as of November 29, 2016, and to pay related expenses, will be funded through cash of Siemens and Merger Subsidiary with the support of the Siemens Support Letter described below.

Guarantee of Siemens Obligations

In connection with the execution of the merger agreement, Siemens Parent, the ultimate parent of Siemens, entered into the Siemens Support Letter with the Company pursuant to which Siemens Parent agreed to irrevocably and unconditionally (i) guarantee to the Company the full and complete discharge and performance of all obligations and liabilities of Siemens and Merger Subsidiary pursuant to the merger agreement and (ii) provide all support and funds necessary in connection with the guarantee described in clause (i) and to cause all its affiliates to honor the satisfaction thereof.

Regulatory Clearances and Approvals Required for the Merger

HSR Act and U.S. Antitrust Matters. The merger is subject to the requirements of the HSR Act, which prevents the Company and Siemens from completing the merger until required information and materials are furnished to the Antitrust Division of the DOJ and the FTC and the HSR Act waiting period is terminated or expires. The Company and Siemens submitted the requisite notification and report forms under the HSR Act on November 28, 2016. The FTC granted early termination of the applicable waiting period under the HSR Act on December 22, 2016.

CFIUS Clearance. The merger is subject to clearance by CFIUS and requires that CFIUS has determined that there are no unresolved national security concerns with respect to the merger and the other transactions contemplated by the merger agreement, has determined that the transaction is not a covered transaction and not subject to review under applicable law or has sent a report to the President of the United States requesting the President’s decision on the CFIUS notice submitted by Siemens and the Company and either (1) the period under the Defense Production Act of 1950, as amended, during which the President may announce his decision to take action to suspend, prohibit or place any limitations on the merger or the other transactions contemplated by the merger agreement has expired without any such action being threatened, announced or taken or (2) the President has announced a decision not to take any action to suspend, prohibit or place any limitations on the merger or the other transactions contemplated by the merger agreement (the “CFIUS Clearance”).

Foreign Regulatory Clearances. The parties must also file merger notifications with the appropriate regulators in the European Union, China, Israel, Japan and South Korea (together with any other jurisdictions mutually agreed by the parties to be required foreign jurisdictions) pursuant to each jurisdiction’s respective antitrust or competition laws. The parties must also observe mandatory waiting periods and/or obtain the necessary approvals, clearances or consents in each of the required foreign jurisdictions before completing the merger.

Foreign antitrust and competition authorities in the required foreign jurisdictions may take action under the laws of their respective jurisdictions, which could include seeking to enjoin the completion of the merger.

Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained or obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the merger, including the requirement to divest assets, or require changes to the terms of the merger agreement. These conditions or changes could result in the conditions to the merger not being satisfied.

Material U.S. Federal Income Tax Consequences of the Merger

The exchange of Mentor common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under state and local and other tax laws. In general, a U.S. holder (as defined in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 83 of this proxy statement) who receives cash in the merger in exchange for shares of Mentor common stock will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the sum of the U.S. holder’s adjusted tax basis in such shares.

You should read the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 83 of this proxy statement and consult your tax advisers regarding the U.S. federal income tax consequences of the merger to you in your particular circumstances, as well as tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Delisting and Deregistration of Mentor Common Stock

Upon completion of the merger, Mentor common stock currently listed on NASDAQ will cease to be listed on NASDAQ and will subsequently be deregistered under the Exchange Act.

Litigation Relating to the Merger

In connection with the transactions contemplated by the merger agreement, on or around December 21, 2016, a purported shareholder of the Company filed a putative class action lawsuit in the Circuit Court for the State of Oregon for the County of Clackamas against the Company, Merger Subsidiary, Parent, and the members of the Company Board, captioned Scheiner v. Mentor Graphics Corporation, et al., Oregon Circuit Court Action No. 16CV42024 (the “Action”). The complaint generally alleges that the merger consideration is inadequate, that certain terms of the merger agreement are unfair, that the individual defendants are financially interested in the merger, and that the preliminary proxy statement is materially incomplete and misleading. The Action seeks to enjoin the transactions contemplated by the merger agreement, as well as recover unspecified money damages in the event an injunction is not granted, and an award of costs and attorney’s and experts’ fees. The Company believes that the Action is without merit and intends to defend vigorously against all claims asserted.

No Dissenters’ Rights

In accordance with Section 60.554(3) of the Oregon Business Corporation Act, as amended (the “OBCA”), no dissenters’ rights shall be available to the holders of Mentor common stock in connection with the merger or the other transactions contemplated by the merger agreement.

THE MERGER AGREEMENT

The following is a summary of the material terms and conditions of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. This summary is qualified in its entirety by reference to the complete text of the Agreement and Plan of Merger, dated as of November 12, 2016, a copy of which is attached to this proxy statement as Annex A and which is incorporated by reference into this proxy statement. We encourage you to read the merger agreement carefully and in its entirety because it is the legal document that governs the merger.

Explanatory Note Regarding the Merger Agreement

The following summary of the Agreement and Plan of Merger, dated as of November 12, 2016, and a copy of which is attached hereto as Annex A to this proxy statement, are intended to provide information regarding the terms of the merger agreement and are not intended to modify or supplement any factual disclosures about the Company in its public reports filed with the SEC. In particular, the merger agreement and the related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to the Company or any of its subsidiaries or affiliates. Factual disclosures about the Company and Siemens contained in this proxy statement or in the public reports of the Company and Siemens filed with the SEC may supplement, update or modify the factual disclosures about the Company and Siemens contained in the merger agreement. The merger agreement contains representations and warranties by the Company, Siemens and Merger Subsidiary which were made only for purposes of that agreement and as of specified dates. The representations, warranties and covenants in the merger agreement were made solely for the benefit of the parties to the merger agreement. The representations, warranties and covenants made in the merger agreement by the Company and Siemens were qualified and subject to important limitations agreed to by the Company and Siemens in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to shareholders and reports and documents filed with the SEC, and some were qualified by the matters contained in the confidential disclosure schedules that the Company and Siemens each delivered in connection with the merger agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the merger agreement. Accordingly, the representations and warranties in the merger agreement should not be relied on by any persons as characterizations of the actual state of facts about the Company or Siemens at the time they were made or otherwise.

Additional information about the Company may be found elsewhere in this proxy statement and the Company’s other public filings. See “Where You Can Find More Information,” beginning on page 87 of this proxy statement.

Structure of the Merger

At the effective time, Merger Subsidiary will be merged with and into the Company whereupon the separate existence of Merger Subsidiary will cease. The Company will be the surviving corporation in the merger and will continue its corporate existence under Oregon law as a wholly owned subsidiary of Siemens. The articles of incorporation of the Company as in effect immediately prior to the effective time will be amended by virtue of the merger at the effective time to be identical to the articles of incorporation of Merger Subsidiary as in effect immediately prior to the effective time, except that the name of the surviving corporation will be “Mentor

Graphics Corporation.” The bylaws of the Company as in effect immediately prior to the effective time will be amended by virtue of the merger at the effective time to be identical to the bylaws of Merger Subsidiary as in effect immediately prior to the effective time, except that references to Merger Subsidiary’s name will be replaced with “Mentor Graphics Corporation.” The directors of Merger Subsidiary immediately prior to the effective time will be the directors of the surviving corporation until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be. The officers of the Company immediately prior to the effective time will be the officers of the surviving corporation until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

Closing and Effective Time of the Merger

Unless otherwise mutually agreed by the Company and Siemens, the closing of the merger will take place no later than the second business day following the satisfaction or, to the extent permissible, waiver of the conditions set forth in the merger agreement and described in the section entitled “—Conditions to the Completion of the Merger” beginning on page 72 of this proxy statement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions).

The merger will become effective at such date and time as the articles of merger are filed with the Secretary of State of the State of Oregon or at such later date or time as may be agreed by the Company and Siemens and specified in the articles of merger in accordance with the OBCA.

As of the date of this proxy statement, we expect to complete the merger in the second quarter of calendar year 2017. However, completion of the merger is subject to the satisfaction or waiver of the conditions to the completion of the merger, which are described below and include various regulatory clearances and approvals, and it is possible that factors outside the control of the Company or Siemens could delay the completion of the merger, or prevent it from being completed at all. There may be a substantial amount of time between the special meeting and the completion of the merger. We expect to complete the merger promptly following the receipt of all required approvals.

Effect of the Merger on the Company’s Stock

At the effective time, each share of Mentor common stock issued and outstanding immediately prior to the effective time (other than excluded shares) will be automatically cancelled and converted into the right to receive cash in the amount of $37.25, without interest. At the effective time, all of the shares of Mentor common stock (other than excluded shares held by a wholly-owned subsidiary of the Company or Parent (other than Merger Subsidiary)) will cease to be outstanding, will be cancelled and will cease to exist, and each certificate formerly representing any of the shares of Mentor common stock (other than the excluded shares) will thereafter represent only the right to receive the per share merger consideration of $37.25 for each such share, without interest. Each excluded share owned by Siemens or Merger Subsidiary will be canceled without payment of any consideration. Each excluded share (if any) held by a wholly-owned subsidiary of the Company or Siemens (other than Merger Subsidiary) immediately prior to the effective time will be converted into that number of shares of common stock of the surviving corporation such that each such subsidiary owns the same percentage of the surviving corporation following the effective time as such subsidiary owned of the Company immediately prior to the effective time. In accordance with Section 60.554(3) of the OBCA, no dissenters’ rights shall be available to the holders of Mentor common stock in connection with the merger or the other transactions contemplated by the merger agreement.

Each share of common stock of Merger Subsidiary issued and outstanding immediately prior to the effective time will be converted into one share of common stock of the surviving corporation.

Procedures for Surrendering Shares for Payment

Siemens will deposit, or will cause to be deposited, with a paying agent selected by Siemens and reasonably acceptable to the Company, for the benefit of the holders of Mentor common stock, cash in the aggregate amount sufficient for the paying agent to make the payment of the merger consideration to Company shareholders.

Within two business days after the effective time, Siemens will send, or cause the paying agent to send to each holder of Mentor common stock immediately prior to the effective time a letter of transmittal (in a form that was reasonably acceptable to the Company prior to the effective time) and instructions for effecting the surrender of the certificate representing shares of Mentor common stock or uncertificated shares in exchange for the amount to which such shareholder is entitled as a result of the merger pursuant to the merger agreement, which will specify that delivery will be effected, and risk of loss and title will pass, only upon the proper delivery of the certificates or transfer of the uncertificated shares to the paying agent. Upon receipt of the letter of transmittal properly completed by the applicable shareholder and the surrender of the certificate representing shares of Mentor common stock to the paying agent or receipt of an ‘agent’s message’ by the paying agent or other evidence of transfer in the case of a book-entry transfer of uncertificated shares, in accordance with the terms of such letter of transmittal, the holder of such certificate or book-entry shares will be entitled to receive the merger consideration for such shares.

In the event that any certificate representing shares of Mentor common stock has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Siemens or the paying agent, the posting by such person of a bond in such reasonable amount as Siemens or the paying agent may direct, as indemnity against any claim that may be made against the paying agent, Siemens or the surviving corporation with respect to such certificate, the paying agent will issue, in exchange for the lost, stolen or destroyed certificate, a check in the amount equal to consideration that would be payable in respect thereof pursuant to the merger agreement.

If any portion of the merger consideration is to be paid to a person other than the Company shareholder in whose name the surrendered certificate or the transferred uncertificated share is registered, it shall be a condition to such payment that (i) either such certificate is properly endorsed or otherwise in proper form for transfer or such uncertificated share of Mentor common stock is properly transferred and (ii) the person requesting such payment shall pay to the paying agent any transfer or other taxes required as a result of such payment to a person other than the registered holder or establish to the satisfaction of the paying agent that such tax has been paid or is not payable.

No interest will be paid or accrued on any amount payable upon due surrender of the certificates representing shares of Mentor common stock or affidavits of loss, as the case may be. Any portion of the funds deposited with the paying agent for payment to the shareholders that remains unclaimed by the shareholders of the Company for two years after the effective time will be returned to Siemens, upon demand. Any holder of Mentor common stock will thereafter look only to Siemens for payment of the merger consideration.

Siemens will not be liable to any holder of shares of Mentor company stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Mentor company stock immediately prior to such time when such amounts would otherwise escheat to or become property of any governmental authority will become, to the extent permitted by applicable law, the property of Siemens free and clear of any claims or interest of any person or entity previously entitled thereto.

Withholding

Siemens, Merger Subsidiary, the surviving corporation and the paying agent, including their respective affiliates and representatives, are entitled to deduct and withhold from the consideration and any other payments otherwise payable pursuant to the merger agreement to any person such amounts as they are required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) or any other applicable federal, state, local or foreign tax law. To the extent that amounts are withheld, such amounts will be treated as having been paid to the person in respect of which such deduction and withholding was made and will be paid over to the appropriate taxing authority.

Treatment of the Company’s Equity-Based Awards

Stock Options. At the effective time, each outstanding option granted under the Company’s stock plans to purchase shares of Mentor common stock that has a per share exercise price that is less than the per share merger consideration, whether or not exercisable or vested, will become fully vested and will be cancelled and converted into the right to receive an amount in cash equal to the product of (x) the total number of shares of Mentor common stock subject to such stock option as of the effective time and (y) the excess, if any, of the amount of the merger consideration per share of Mentor common stock over the exercise price per share of Mentor common stock subject to such stock option, less such amounts as are required to be withheld or deducted under the Code, or any provision of state, local or other applicable tax law with respect to the making of such payment.

Stock-Based Awards. At the effective time, each outstanding award of restricted stock units granted under a Company stock plan (each, a “Company RSU”), whether vested or unvested, will be cancelled and converted into the right to receive an amount in cash equal to the product of (x) the number of shares of Mentor common stock subject to such Company RSU as of the effective time and (y) the merger consideration, less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or other applicable tax law with respect to the making of such payment. For Company RSUs that vest based on the achievement of performance goals (each, a “Company PSU”), the number of shares subject to such Company PSU as of the effective time will be determined as the greater of (x) one hundred percent of the target number of shares of Mentor common stock subject to such Company PSU as of the effective time and (y) the number of shares of Mentor common stock subject to such Company PSU as of the effective time that is eligible to be paid to the holder based on actual performance as determined at the effective time pursuant to the terms of the Company stock plan and the award agreement for such Company PSU.

Treatment of Company ESPPs. The Company’s employee stock purchase plans will continue to be operated in accordance with their terms for the only offering period in effect on the date of the merger agreement, which is scheduled to end on December 31, 2016. After the date of the merger agreement, no new participants will be permitted to enroll in the employee stock purchase plans, existing participants will not be permitted to increase their rate of participation in the employee stock purchase plans, and no new offering periods will be permitted to commence under the employee stock purchase plans.

Representations and Warranties

The Company’s representations and warranties to Siemens and Merger Subsidiary in the merger agreement relate to, among other things:

•	the incorporation, good standing and qualification of the Company;

•	the corporate power and authority to execute, deliver and perform its obligations under the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the actions and filings with any governmental authorities required by the execution, delivery and performance of its obligations under the merger agreement;

•	no breach of organizational documents, law or other agreements as a result of the merger;

•	the capital structure of the Company;

•	the organization; good standing and qualification of each subsidiary of the Company and capital structure of its subsidiaries;

•	the reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with the SEC and the accuracy of the information contained in those documents;

•	the financial statements of the Company;

•	the accuracy of information included in this proxy statement;

•	the absence of certain changes or events;

•	the absence of certain undisclosed liabilities;

•	compliance with certain laws, orders and permits by the Company and its subsidiaries;

•	the absence of certain material actions, suits, investigations or proceedings;

•	the ownership by the Company or its subsidiaries of its property and assets;

•	ownership of or rights with respect to the intellectual property of the Company and its subsidiaries;

•	the payment of taxes, the filing of tax returns and other tax matters related to the Company and its subsidiaries;

•	employee benefits plans and other agreements, plans and policies with or concerning employees of the Company and its subsidiaries;

•	labor matters related to the Company and its subsidiaries;

•	insurance matters of the Company and its subsidiaries;

•	compliance with environmental laws and permits by the Company and its subsidiaries and other environmental matters;

•	certain material contracts of the Company and its subsidiaries;

•	relations with the largest customers and suppliers of the Company and its subsidiaries;

•	compliance by the Company with certain anti-corruption laws.

•	brokers’ and finders’ fees and other expenses payable by the Company;

•	receipt by the Company Board of the opinion of BofA Merrill Lynch to the effect that, as of the date of the merger agreement and subject to the assumptions, limitations, qualifications and other matters set forth therein, the merger consideration to be received by holders of Mentor common stock (other than, to the extent applicable, the Company, Siemens, and their respective wholly owned Subsidiaries) is fair, from a financial point of view, to such holders;

•	the applicability of certain antitakeover statutes;

•	certain government contracts of the Company and its subsidiaries;

•	acknowledgment that the Company makes no additional representations; and

Siemens’ and Merger Subsidiary’s representations and warranties to the Company in the merger agreement relate to, among other things:

•	the incorporation, good standing and qualification of each of Siemens and Merger Subsidiary;

•	the corporate power and authority to execute, deliver and perform the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the actions and filings with any governmental authorities required by the execution, delivery and performance of its obligations under the merger agreement;

•	no breach of organizational documents, law or other agreements as a result of the merger;

•	the accuracy of information supplied by or on behalf of Siemens or Merger Subsidiary and included in this proxy statement;

•	the availability of funds for Siemens and Merger Subsidiary to satisfy all of their obligations under the merger agreement;

•	the absence of any contracts or commitments with any directors, officers and employees of the Company or that relate to voting for the merger or any superior proposal or that provide for different consideration to be paid to any shareholder;

•	the absence of certain material actions, suits, investigations or proceedings;

•	lack of ownership of Mentor common stock by Siemens or its affiliates, subject to certain exceptions;

•	no vote of the shareholders of Siemens being required to consummate the merger and the other transactions contemplated by the merger agreement;

•	brokers’ and finders’ fees and other expenses payable by Siemens or Merger Subsidiary;

•	non-reliance on certain estimates and forecasts of the Company provided to Siemens and Merger Subsidiary; and

•	acknowledgment that Siemens and Merger Subsidiary make no additional representations.

None of the representations and warranties in the merger agreement survive the effective time.

Definition of “Material Adverse Effect”

Many of the representations and warranties in the merger agreement are qualified by a “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct has had or would reasonably be expected to have a material adverse effect). For purposes of the merger agreement, a “material adverse effect” means, with respect to any person or entity, a material adverse effect on (i) the financial condition, business, assets or results of operations of such person or entity and its subsidiaries, taken as a whole or (ii) such person’s or entity’s ability to consummate the transactions contemplated by the merger agreement, but with respect to clause (i), excluding any effect resulting from:

•	changes in the financial, securities, credit or other capital markets or general economic or regulatory, legislative or political conditions;

•	changes or conditions generally affecting the industry in which such person or entity and its subsidiaries operate or sell their products, solutions and services, including changes in interest and exchange rates, in the United States or any other jurisdiction in which the Company or its subsidiaries operate;

•	geopolitical conditions, any outbreak or escalation of hostilities, acts of war (whether or not declared), acts of armed hostility, sabotage, terrorism or national or international calamity (or material worsening of any such conditions), or other occurrences of instability in high risk locations (including in Egypt, Russia, India, Israel and Pakistan);

•	any hurricane, tornado, tsunami, flood, volcanic eruption, earthquake, nuclear incident, pandemic, quarantine restrictions, weather conditions or other natural or man-made disaster or other force majeure event;

•	changes or prospective changes in applicable law, tax or generally accepted accounting principles or authoritative interpretation or enforcement thereof;

•	the failure, in and of itself, of such person to meet any internal or published projections, forecasts, guidance, estimates or predictions in respect of revenues, earnings or other financial or operating metrics or other matters before, on or after the date of the merger agreement, or changes or prospective changes in the market price or trading volume of the securities of such person or the credit rating of such person (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a material adverse effect if such facts are not otherwise excluded under the definition);

•	the identity of Siemens, Merger Subsidiary or their respective affiliates as the acquirer of the Company;

•	other than with respect to the Company’s representation regarding no breach of organizational documents, law or other agreements as a result of the merger, the negotiation, announcement, pendency or consummation of the transactions contemplated by the merger agreement, including, to the extent the result thereof, any loss or change in relationship with any customer, supplier, vendor, reseller, distributor, lender, employee, investor, venture partner or other business partner of such person or other disruption to the business of such person or entity (including any disruptions or terminations of products or services by a supplier, vendor, supply chain, partner or distributor, or the failure to obtain customer orders or design wins);

•	any litigation, suit, action or proceeding commenced after the date of the merger agreement in respect of the merger agreement, the other transaction documents contemplated thereby (or the transactions contemplated thereby) or this proxy statement (including any breach of fiduciary duty and disclosure claims);

•	any matter disclosed in the disclosure letter of the Company that accompanied the merger agreement as such matter existed on the date of the merger agreement; and

•	if such person or entity is the Company, other than with respect to the Company’s representation regarding no breach of organizational documents, law or other agreements as a result of the merger (1) any action taken by the Company or any of its subsidiaries at the written request, or with the written consent, of Siemens or Merger Subsidiary or (2) compliance by the Company with the terms of, or the taking by the Company of any action required by, the merger agreement, or the failure by the Company to take any action prohibited by the merger agreement;

•	except, in the case of the first five bullets above, to the extent such effects have a disproportionate effect on such person or entity and its subsidiaries, taken as a whole, relative to other participants in the industry in which such person or entity and its subsidiaries operate (in which case the incremental disproportionate impact or impacts will be taken into account in determining whether there has been a material adverse effect).

Conduct of the Business Pending the Merger

The Company has agreed to certain covenants in the merger agreement restricting the conduct of its business between the date of the merger agreement and the effective time. In general, except as may be required by applicable law, contemplated by the merger agreement, as set forth on the disclosure letter to the merger agreement, or with the prior written consent of Siemens (not to be unreasonably withheld, conditioned or delayed), the Company will, and will cause each of its subsidiaries to, conduct its business in the ordinary course consistent with past practice and use its reasonable best efforts to preserve intact its present business organization, keep available the services of its directors, officers and key employees and maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with the Company and its subsidiaries.

In addition, the Company agreed to restrictions between the date of the merger agreement and the effective time on, among other things and with certain exceptions:

•	amending the articles of incorporation or bylaws, or comparable organizational documents of the Company or any subsidiary;

•	splitting, combining or reclassifying any of its or its subsidiaries’ capital stock or issuing or proposing the issuance of any other securities in respect of, in lieu of or in substitution for shares of its or its subsidiaries capital stock;

•	declaring, setting aside or paying any dividends on or making any other distributions with respect of, or entering into any agreement with respect to the voting of, its or its subsidiaries’ capital stock, except for certain permitted dividends;

•	redeeming, purchasing or otherwise acquiring or offering to redeem, repurchase or otherwise acquire any securities of the Company and its subsidiaries, except for certain specified exceptions;

•	issuing, delivering, selling, granting, pledging, transferring or subjecting to any lien or otherwise disposing of or encumbering any securities of the Company or its subsidiaries, except for certain specified exceptions;

•	granting any equity awards of the Company, except as permitted by the merger agreement;

•	amending any term of any securities of the Company or its subsidiaries;

•	incurring any capital expenditures or obligations or liabilities, except as contemplated by the Company’s budget or that do not exceed $3 million individually or $10 million in the aggregate for each fiscal quarterly period;

•	adopting a plan or agreement of, or resolutions providing for the authorization of complete or partial liquidation, dissolution, restructuring, recapitalization or other restructuring of the Company or any of its subsidiaries;

•	acquiring (by merger, consolidation, acquisition of stock or assets or otherwise) or leasing, directly or indirectly, any properties, interests or businesses, or any assets or securities in connection with the acquisition of properties, assets or businesses, in each case, if the aggregate consideration exceeds $10 million for each fiscal quarterly period;

•	selling, leasing, licensing, exchanging, swapping or otherwise transferring or disposing of or creating or incurring any lien on any of the assets, securities, properties, interests or businesses of the Company or any of its subsidiaries, for aggregate consideration exceeding $5 million for each fiscal quarterly period, except pursuant to existing contracts or commitments that were disclosed to Siemens or sales of Company products and services, inventory or used equipment in the ordinary course of business consistent with past practice;

•	selling or exclusively licensing any of the Company’s material intellectual property, except pursuant to existing contracts or commitments that were disclosed to Siemens or sales of Company products and services, inventory or used equipment in the ordinary course of business consistent with past practice;

•	repurchasing, prepaying, assuming, guaranteeing, incurring or otherwise becoming liable for any indebtedness for borrowed money, entering into any “keep well” or other contract to maintain any financial statement or similar condition of another person or entity, or entering into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice, accounts payable in the ordinary course of business consistent with past practice or indebtedness for borrowed money not exceeding $10 million for each fiscal quarterly period);

•	making any loans, advances or capital contributions to, or investments in, any other person or entity other than to the Company or any of its subsidiaries or accounts receivable and extensions of credit and advances of expenses to employees, in each case, in the ordinary course of business;

•	entering into any contract that contains any provision restricting the Company or any if its affiliates from competing or engaging in any material respect in any activity or line of business or with any person or entity or in any area or pursuant to which any material benefit or right is required to be given or lost as a result of competing or engaging or which would be reasonably expected to have such effect after the Closing, or amending certain existing contracts;

•	hiring any new employee, other than the hiring of any non-officer employees in the ordinary course of business with total compensation not exceeding $300,000 individually at a “director” level or below, except in certain permitted instances;

•	granting to any current or former director, officer, employee or consultant of the Company or any of its subsidiaries any increase in compensation, bonus or benefits, except in certain permitted instances;

•	making any person a participant in or party to any severance plan or arrangement or grant or agree to provide to any person severance, change of control or retention compensation or benefits, except in certain permitted instances;

•	establishing, adopting, entering into or amending any employee plan or collective bargaining agreement, except in certain permitted instances;

•	making any change in any financial accounting principles, methods or practices, except in certain permitted instances;

•	instituting, paying, discharging, compromising, settling or satisfying any claims or liabilities exceeding $1.5 million in any individual case, except as permitted by the merger agreement;

•	waiving, relinquishing, releasing, granting, transferring or assigning any right with a value exceeding $1.5 million in any individual case;

•	making or changing any material tax election, filing any material amended tax returns, settling or compromising any material tax audit or other proceedings for amounts exceeding the accrued reserves on the Company’s financial statements or compromising or surrendering any material tax refund or credit, except in each case, as required by law;

•	modifying, amending, terminating or waiving any material right under any material contract or entering into any contract that would be a material contract, in each case, other than in the ordinary course consistent with past practice; or

•	agreeing, authorizing or committing to take any of the foregoing actions.

Board Obligation to Call a Shareholders Meeting

The Company has agreed under the merger agreement to cause a meeting of its shareholders to be duly called and held as soon as reasonably practicable following the clearance of this proxy statement by the SEC to approve and adopt the merger agreement, the merger and the other transactions contemplated thereby.

Non-Solicitation Covenant

The Company has agreed that neither the Company nor any of its subsidiaries will, nor will the Company or any of its subsidiaries authorize or knowingly permit any of the directors of the Company, the senior executive officers of the Company, or any investment bankers, attorneys, accountants or other advisors retained by the Company or its subsidiaries (collectively, “Company Representatives”) to, directly or indirectly:

•	solicit, initiate or knowingly facilitate or encourage the submission of any Acquisition Proposal (as defined below);

•	enter into or participate in any discussions or negotiations with, or furnish any non-public information or access relating to the Company or any of its subsidiaries to, any person with respect to an Acquisition Proposal or any inquiry or proposal that could reasonably be expected to lead to an Acquisition Proposal; or

•	enter into any agreement in principle, letter of intent, merger agreement, acquisition agreement or other similar agreement relating to an Acquisition Proposal.

Subject to certain exceptions, the merger agreement provides that the Company Board may not fail to make, and may not withdraw, withhold, qualify or modify or resolve to or publicly propose to withdraw, withhold, qualify or modify in a manner adverse to Siemens, the recommendation of the Company Board with respect to the merger agreement or approve, endorse, or recommend, or publicly propose to approve, endorse or recommend, an Acquisition Proposal.

The Company has also agreed to immediately cease any discussions or negotiations with any person with respect to an Acquisition Proposal or any inquiry or proposal that could reasonably be expected to lead to an Acquisition Proposal and reasonably promptly after the date of the merger agreement terminate access to any third party or its representatives to any electronic data room maintained by the Company or its subsidiaries with respect to the transactions contemplated by the merger agreement. In addition, the Company agreed that it and its subsidiaries will not release any third party from, or waive, amend or modify any provision of, or grant any permission under, (x) any standstill provision in any agreement to which the Company or any of its subsidiaries is a party or (y) any confidentiality provision in any agreement to which the Company or any of its subsidiaries is a party other than, with respect to clause (x), to the extent the Company Board concludes in good faith, after consultation with its financial advisors and outside legal counsel, the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable law or to the extent that any standstill provision in any agreement to which the Company or any of its subsidiaries is a party includes a “fall-away” or other similar provision that causes such standstill provision to be released, waived, modified or amended as a result of the Company entering into the merger agreement in and of itself.

Notwithstanding the restrictions described above, and subject to certain limitations discussed below, if at any time prior to obtaining the Company shareholder approval, the Company or any of its representatives receives an unsolicited written, bona fide Acquisition Proposal from any third party that did not result from any material breach of the non-solicitation covenant and the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal would reasonably be expected to result in a Superior Proposal, then the Company or its representatives may, in accordance with the terms of the merger agreement:

•	engage in negotiations or discussions with such third party and its representatives related to such written Acquisition Proposal; and

•	furnish to such third party or its representatives non-public information and access relating to the Company or any of its subsidiaries pursuant to a confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the confidentiality agreement that the Company entered into with Siemens (except that such confidentiality agreement may contain a less restrictive or no standstill restrictions); provided, that, prior to or substantially concurrently with the furnishing of such information, the Company will make available to Siemens any material non-public information relating to the Company or its subsidiaries that is made available to such third party and that was not previously made available to Siemens.

The Company has agreed to promptly, and in no event later than forty-eight hours after receipt of any Acquisition Proposal, notify Siemens orally and in writing of the receipt of any Acquisition Proposal and identify the third party making, and the material terms and conditions of, any such Acquisition Proposal. The Company has agreed to keep Siemens reasonably informed promptly, and in no event later than forty-eight hours, after any material developments, discussions or negotiations regarding any Acquisition Proposal and will provide to Siemens promptly, and in no event later than forty-eight hours, after receipt thereof of copies of all proposed transaction agreements or proposal letters or similar materials (and any attachments, annexes, exhibits, schedules and other similar materials in connection therewith) sent or provided to the Company or any of its subsidiaries that describe any material terms or conditions of any Acquisition Proposal.

For purposes of the merger agreement, “Acquisition Proposal” means other than the transactions contemplated by the merger agreement, any offer or proposal of any third party relating to (i) any acquisition or purchase, direct or indirect, of assets (including securities of any subsidiaries of the Company) equal to 20% or more of the consolidated assets of the Company and its subsidiaries or to which 20% or more of the consolidated revenues or earnings of the Company and its subsidiaries are attributable (any such assets, a “Company Material Segment”) or 20% or more of any class of equity or voting securities of the Company, or of any of its subsidiaries whose assets, individually or in the aggregate, constitute a Company Material Segment, (ii) any tender offer or exchange offer that, if consummated, would result in such third party beneficially owning 20% or more of any class of equity or voting securities of the Company, or (iii) a merger, consolidation, statutory share exchange, business combination, sale of all or substantially all of the assets, liquidation, dissolution or other similar extraordinary transaction involving the Company, or any of its subsidiaries whose assets, individually or in the aggregate, constitute a Company Material Segment.

For purposes of the merger agreement, “Superior Proposal” a bona fide, written Acquisition Proposal for at least a majority of the outstanding shares of Mentor common stock or at least a majority of the consolidated assets of the Company and its subsidiaries that the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, and taking into account all relevant terms and conditions of such Acquisition Proposal (including the timing and likelihood of consummation of such proposal, taking into account all legal, regulatory and other aspects of the proposal), is more favorable to the Company’s shareholders from a financial point of view than the merger (taking into account any written proposal by Siemens to amend the terms of the merger agreement pursuant to the terms thereof).

Changes in Board Recommendation

Except as provided in the paragraphs below, under the terms of the merger agreement, the Company Board has agreed not to (i) fail to make or withdraw, withhold, qualify or modify, or resolve to or publicly propose to withdraw, withhold, qualify or modify in a manner adverse to Siemens, the recommendation that the shareholders of the Company approve and adopt the merger agreement (the “Recommendation”) or (ii) or approve, endorse or recommend, or publicly propose to approve, endorse or recommend, an Acquisition Proposal (the actions described in clauses (i) and (ii) above being referred to as a “Change of Recommendation”).

Notwithstanding the foregoing, prior to approval by Company shareholders of the merger agreement, if the Company Board determines in good faith, after consultation with outside legal counsel and in response to an unsolicited, written, bona fide Acquisition Proposal that did not result from a material breach of the obligations described in the section entitled “—Non-Solicitation Covenant” beginning on page 65 of this proxy statement, that (i) such Acquisition Proposal constitutes a Superior Proposal and (ii) the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable law, then the Company Board may:

•	make a Change of Recommendation; and/or

•	cause the Company to terminate the merger agreement and substantially concurrently with such termination enter into a definitive agreement with respect such Superior Proposal;

provided that prior to taking any such action:

•	the Company promptly notifies Siemens in writing, at least three business days before taking such action, of the determination of the Company Board that such Acquisition Proposal constitutes a Superior Proposal and of its intention to take such action, attaching the most current version of the proposed agreement under which such Superior Proposal is proposed to be consummated and the identity of the third party making such Superior Proposal; provided that each time any material revision or material amendment to the terms of the Acquisition Proposal determined to be a Superior Proposal is made, the Company must extend the three business day period for an additional two business days after notification of such material revision or material amendment to Siemens;

•	during the applicable period described in the previous bullet (the “Takeover Notice Period”), the Company considers in good faith and discusses with Siemens (if Siemens desires to discuss) any adjustments or modifications to the terms of the merger agreement proposed by Siemens; and

•	at the end of the Takeover Notice Period, the Company Board makes the determination in good faith, after consultation with its outside legal counsel and financial advisors, that the Acquisition Proposal continues to be a Superior Proposal if any adjustments or modifications to the terms of the merger agreement proposed in writing by Siemens were to be given effect.

Notwithstanding the foregoing, prior to approval by the Company shareholders of the merger agreement, if the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable law, the Company Board may make a Change of Recommendation in response to any fact, event, change, development or set of circumstances that materially affects the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole that (A) does not involve or relate to an Acquisition Proposal or to Siemens or any of its affiliates or its or their respective representatives and (B) (i) is not known and was not reasonably discoverable or foreseeable to the Company Board as of the date of the merger agreement or (ii) the consequences of which were not reasonably discoverable or foreseeable to the Company Board as of the date of the merger agreement, if, in either case:

•	the Company provides Siemens three business days’ prior written notice of its intention to take such action, which notice includes reasonable detail with respect to any such facts, events, changes, developments or set of circumstances underlying such action;

•	during such three business day period described in the above bullet, the Company considers in good faith and discusses with Siemens and its representatives (if Siemens desires to discuss) any adjustments or modifications to the terms of the merger agreement; and

•	at the end of the three business day period described in the first bullet, the Company Board determines in good faith after consultation with its financial advisors and outside legal counsel (after taking into account any adjustments or modifications to the terms of the merger agreement proposed in writing by Siemens during the period described in the first bullet) that the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable law.

Required Efforts to Consummate the Merger

Subject to certain exceptions described below, Siemens and the Company have agreed to, and agreed to cause their respective affiliates to, cooperate with each other and use their respective best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the merger and the other transactions contemplated by the merger agreement as promptly as practicable, including (i) the obtaining of all necessary consents, approvals or waivers from third parties, (ii) preparing and filing as promptly as practicable after the date of the merger agreement with any governmental authority all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (iii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations, licenses, waivers and other confirmations required to be obtained from any governmental authority that are necessary to consummate the transactions contemplated by the merger agreement, (iv) defending or contesting (including through litigation on the merits) any action, suit or proceeding challenging the merger agreement or the transactions contemplated thereby, and (v) executing and delivering any additional instruments necessary to consummate the transactions contemplated by the merger agreement; provided, however, that in no event will Siemens, the Company or any of their subsidiaries be required to pay prior to the effective time any fee, penalty or other consideration to any third party for any consent or approval required for the consummation of the transactions contemplated by the merger agreement under any contract or agreement.

Siemens has further agreed to take, and shall cause its affiliates to take, any and all action necessary to ensure that no Governmental Authority (as defined below) enters any order, decision, judgment, decree, ruling, injunction (preliminary or permanent), or establishes any law, rule, regulation or other action preliminarily or permanently restraining, enjoining or prohibiting the consummation of the Merger (“Regulatory Prohibition”), and to ensure that no Regulatory Authority with the authority to clear, authorize or otherwise approve the consummation of the merger fails to do so, by the end date, including but not limited to:

•	selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses of the Company or Siemens or their respective affiliates;

•	terminating existing relationships, contractual rights or obligations of the Company or Parent or their respective Affiliates;

•	terminating any venture or other arrangement;

•	creating any relationship, contractual rights or obligations of the Company or Siemens or their respective affiliates;

•	agreeing to mitigation measures regarding post-closing operations of the Company or its affiliates required by CFIUS, the President of the United States, the United States Department of Defense (including the Defense Security Services), the United States Department of State, the United States Department of Energy or the United States Department of Justice (the “National Security Authorities”); or

•	effectuating any other change or restructuring of the Company or Siemens or their respective affiliates;

and in each case, to enter into agreements or stipulate to the entry of an order or decree or file appropriate applications with: (x) the Federal Trade Commission, the Department of Justice, any attorney general of any state of the United States, the European Commission or any other competition authority of any jurisdiction (“Antitrust Authority”); (y) the National Security Authorities or (z) all other governmental authorities in connection with any of the foregoing; provided, however, that Siemens, Mentor and their affiliates are not required to take any of the actions set forth above unless such action is conditioned upon the consummation of the merger.

In addition, Siemens and the Company agree to not take, and to not permit their respective affiliates to take, any action (including the acquisition by it or its affiliates of any interest in any person that derives revenues from products, services or lines of business similar to the Company’s products, services or lines of business) if such action would make it materially more likely that there would arise any impediments under any antitrust law or any regulatory law that may be asserted by any governmental authority to the consummation of the transactions contemplated by the merger agreement as promptly as practicable. The merger agreement provides, however, that Siemens, the Company and their respective affiliates will not be required to commit to or effect any such action or agreement that is not conditioned upon the consummation of the merger.

In furtherance and not in limitation of the covenants described above, the Company and Siemens have agreed to:

•	as promptly as practicable, and in any event within ten business days of the date of the merger agreement, make their respective filings and thereafter make any other required submissions under the HSR Act and pursuant to any foreign antitrust laws in the required foreign jurisdictions (collectively, the “Antitrust Laws”);

•	as promptly as reasonably practicable following the date of the merger agreement, submit a draft joint voluntary notice to CFIUS and submit a final joint voluntary notice to CFIUS, each with regard to the merger agreement and other related information pursuant to Section 721 of the Defense Production Act of 1950, as amended;

•	comply at the earliest practicable date with any request under any of the Antitrust Laws for additional information, documents, or other materials received by each of them or any of their respective subsidiaries or affiliates from any governmental authority in respect of such filings or such transactions;

•	cooperate with each other in connection with any such filing (including, to the extent permitted by applicable law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any governmental authority under any of the Antitrust Laws with respect to any such filing or any such transaction;

•	use its best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable law in connection with the transactions contemplated by the merger agreement.

Litigation Related to the Merger

Prior to the effective time or the termination of the merger agreement, the Company has agreed not to settle any shareholder litigation against the Company and/or its directors relating to the transactions contemplated by the merger agreement, including the merger, without Siemens’ prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) unless: (a) no equitable or injunctive relief is granted as part of such settlement, (b) such settlement is expressly permitted by the corresponding disclosure schedule to the merger agreement and (c) such settlement includes an express, complete and unconditional release of the Company and its subsidiaries and, to the extent named in such litigation, Siemens, its subsidiaries, and each of their respective directors, officers, employees and agents with respect to all claims asserted in such litigation to the extent applicable.

Employee Benefits Matters

Siemens or the surviving corporation has agreed to assume and honor all of the Company’s employment, severance and change in control agreements, in each case, in accordance with their respective terms, including with respect to any payments, benefits or rights arising as a result of the transactions contemplated by the merger agreement. In addition, with respect to employees of the Company or its subsidiaries who continue in employment in the United States with Siemens or one of its subsidiaries, including the surviving corporation, after the effective time (the “U.S. Company Employees”), Siemens has agreed for one year, beginning on the effective time of the merger, to provide or cause the surviving corporation to provide to each U.S. Company Employee for so long as such employee remains employed or engaged by Siemens, the surviving corporation or any of their affiliates, with base salary compensation and employee retirement, health, welfare and severance benefits (excluding any defined-benefit pensions, change in control benefits, retention benefits, incentive compensation and equity compensation) that, taken as a whole, are no less favorable in the aggregate to the U.S. Company Employee than the base salary compensation and employee retirement, health, welfare and severance benefits (excluding any defined-benefit pensions, change in control benefits, retention benefits, incentive compensation and equity compensation) provided to the U.S. Company Employee immediately prior to the effective time.

For purposes of determining eligibility to participate, level of benefits, vesting and benefit accruals under the employee benefit plans of Siemens and its subsidiaries and affiliates providing benefits to any U.S. Company Employee following the effective time of the merger (collectively, the “New Plans”), Siemens will credit each such U.S. Company Employee with his or her years of service with the Company or any of its subsidiaries before the effective time of the merger (as well as service with any predecessor employer of the Company or any such subsidiary, to the extent service with the predecessor employer is recognized by the Company or such subsidiary under the comparable employee plans), to the extent such service was recognized under the corresponding employee plan in which such U.S. Company Employee participated prior to the effective time; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits or for purposes of benefit accrual under any defined benefit pension plan (whether or not tax-qualified), supplemental retirement plan or similar plan or arrangement.

In addition, Siemens will use commercially reasonable efforts to waive, or to cause the surviving corporation or any of its affiliates to waive, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Siemens, the surviving corporation or any of their affiliates in which any U.S. Company Employee (or the dependents of any eligible employee) participates from and after the effective time, to the extent such limitations, exclusions, requirements and waiting periods would have been waived or were otherwise not applicable under the corresponding employee plan prior to the effective time. Siemens has agreed to use commercially reasonable efforts to recognize, or to cause the surviving corporation or any of its affiliates to recognize, the dollar amount of all payments by each U.S. Company Employee (and his or her eligible dependents) under any applicable employee plan of the Company during the calendar year in which the effective time occurs for purposes of satisfying such year’s deductible and co-payment limitations and out-of-pocket maximums under the relevant welfare benefit plans in which such U.S. Company Employee participates from and after the effective time, to the extent that such payments would have been recognized for such purposes under the corresponding employee plan of the Company prior to the effective time.

Directors’ and Officers’ Indemnification and Insurance

Siemens and Merger Subsidiary have agreed that all rights to exculpation and indemnification from liabilities for acts or omissions occurring at or prior to the effective time and rights to advancement of expenses relating thereto now existing in favor of any person who is or has been at any time prior to the date of the effective time, a present or former director, officer, employee or agent (including as a fiduciary with respect to an employee benefit plan) of the Company, any of its subsidiaries or any of their respective predecessors (each, an “Indemnified Person”) as provided in their respective articles of incorporation or by-laws or other organizational documents or in any agreement containing any indemnification provisions between such Indemnified Persons and the Company or any of its subsidiaries that will survive the merger. For a period of six years from the effective time, Siemens has agreed not to, and has agreed to cause the surviving corporation not to amend, repeal or otherwise modify such rights as provided in the Company’s or any if its subsidiaries’ articles of incorporation, by-laws, similar organizational documents or agreement containing any indemnification provisions between such Indemnified Persons and the Company or any of its subsidiaries in effect immediately prior to the effective time in any manner that would adversely affect any right thereunder of any such Indemnified Person; provided, however, that all rights to indemnification in respect of any pending or asserted claim or action made within such period will continue until the disposition or resolution of such claim or action.

Siemens has agreed, and has agreed to cause the surviving corporation to, to indemnify and hold harmless all Indemnified Persons to the fullest extent permitted by the OBCA and any other applicable law in the event of any threatened or actual claim, suit, action, proceeding or investigation (a “Claim”), whether civil, criminal or administrative, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that the Indemnified Person is or was a director (including in a capacity as a member of any board committee), officer, employee or agent of the Company, any of its subsidiaries or any of their respective predecessors or (ii) the merger agreement or any of the transactions contemplated thereby, whether in any case asserted or arising before, on or after the effective time, against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Person to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement of or in connection with any such threatened or actual Claim. Neither Siemens nor the surviving corporation will settle, compromise or consent to the entry of any judgment in any threatened or actual Claim for which indemnification could be sought by an Indemnified Person hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Person from all liability arising out of such Claim or such Indemnified Person otherwise consents in writing to such settlement, compromise or consent. Siemens and the surviving corporation agree to cooperate with an Indemnified Person in the defense of any matter for which such Indemnified Person could seek indemnification hereunder.

Prior to the effective time, the Company has agreed to, or if the Company is unable to, Siemens will cause the surviving corporation as of the effective time to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of at least six years from and after the effective time with respect to any claim related to any period of time at or prior to the effective time (including claims with respect to the adoption of the merger agreement and the consummation of the transactions contemplated thereby) with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies; provided that the Company will give Siemens a reasonable opportunity to participate in the selection of such “tail” insurance policy and must in good faith consider any comments by Siemens with respect thereto; and provided that the premium per annum payable for such “tail” insurance policy does not exceed 300% of the amount per annum the Company paid in its last annual term of such policy and if the cost for such “tail” insurance policy exceeds such amount, then the Company will obtain a policy with the greatest coverage available for a cost not exceeding such amount.

Financing

Siemens and Merger Subsidiary have represented and warranted that they have available, and will have available at the effective time, all funds necessary for the payment of the merger consideration and sufficient for the satisfaction of all of Siemens’ and Merger Subsidiary’s obligations under the merger agreement.

Other Covenants

The merger agreement contains other covenants relating to access to information, publicity, and notices of certain events.

Conditions to the Completion of the Merger

The obligations of the Company, Siemens and Merger Subsidiary to effect the merger are subject to the satisfaction or waiver (to the extent permitted by applicable law and other than the first condition below with respect to shareholder approval and adoption of the merger agreement which may not be waived by any party) at or prior to the effective time of each of the following conditions:

•	approval and adoption of the merger agreement the affirmative vote of the holders of a majority of the outstanding shares of Mentor common stock entitled to vote at the special meeting;

•	the absence of any temporary restraining order, preliminary or permanent injunction or other judgment that has been issued by any court of competent jurisdiction is in effect that enjoins or otherwise prohibits the consummation of the merger;

•	the receipt of all required approvals and the expiration or termination of any waiting period (and any extension thereof) applicable to the merger under the HSR Act under any antitrust laws applicable to the merger in the required foreign jurisdictions or the expiration or termination of any applicable waiting period thereunder; and

•	the receipt of the CFIUS clearance, which requires that Siemens and the Company have received (a) written notice from CFIUS that review under Section 721 of the U.S. Defense Production Act of 1950, as amended, of the transaction contemplated by the merger agreement has concluded; and CFIUS has determined that there are no unresolved national security concerns with respect to the transaction contemplated by the merger agreement, and advised that action under said Section 721, and any investigation related thereto, have concluded with respect to such transaction; (b) CFIUS has concluded that the transaction is not a covered transaction and not subject to review under applicable law; or (c) CFIUS has sent a report to the President of the United States requesting the President’s decision on the CFIUS notice submitted by Siemens and Company and either (1) the period under the Defense Production Act of 1950, as amended, during which the President may announce his decision to take action to suspend, prohibit or place any limitations on the transactions contemplated thereby has expired without any such action being threatened, announced or taken or (2) the President has announced a decision not to take any action to suspend, prohibit or place any limitations on the transactions contemplated by the merger agreement.

The obligations of the Company to effect the merger are also subject to the fulfillment of the following conditions:

•	each of the representations and warranties of Siemens and Merger Subsidiary (other than certain representations with respect to corporate existence and authorization) contained in the merger agreement that are qualified by a “Parent Material Adverse Effect” are true and correct as so qualified at and as of the effective time as if made at and as of such time (except to the extent any such representation or warranty expressly related to an earlier date, in which case as of such date), (ii) the representations and warranties of Siemens and Merger Subsidiary (other than certain representations with respect to corporate existence and authorization) contained in the merger agreement that are not qualified by a “Parent Material Adverse Effect” are true and correct at and as of the effective time as if made at and as of such time (except to the extent any such representation or warranty expressly relates to an earlier date, in which case as of such date) except where the failure of such representations to be true and correct, individually or in the aggregate, would not reasonably be expected to result in a “Parent Material Adverse Effect,” and (iii) certain representations with respect to corporate existence and authorization are true and correct in all material respects at and as of the effective time as if made at and as of such time (except to the extent any such representation or warranty expressly relates to an earlier date, in which case as of such date);

•	the performance and compliance by Siemens and Merger Subsidiary in all material respects with all obligations and covenants required by the merger agreement to be performed or complied with by it prior to the effective time; and

•	the delivery by Siemens to the Company of a certificate, dated the effective time and signed by its chief executive officer or another senior officer, certifying that the conditions set forth in the above bullets have been satisfied.

The obligations of Siemens and Merger Subsidiary to effect the merger are also subject to the fulfillment of the following conditions:

•	each of the Company’s representations and warranties (other than certain representations with respect to corporate existence, authorization and capitalization) contained in the merger agreement that are qualified by a “Material Adverse Effect” are true and correct as so qualified at and as of the effective time as if made at and as of such time (except to the extent any such representation or warranty expressly related to an earlier date, in which case as of such date), (ii) the representations and warranties of the Company (other than certain representations with respect to corporate existence, authorization and capitalization) contained in the merger agreement that are not qualified by a “Material Adverse Effect” are true and correct at and as of the effective time as if made at and as of such time (except to the extent any such representation or warranty expressly relates to an earlier date, in which case as of such date), disregarding for these purposes any references to “material” or similar materiality qualifiers therein, except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not have or reasonably be expected to result in a Material Adverse Effect on the Company, (iii) certain representations and warranties of the Company with respect to its corporate existence and power and corporate authorization are true and correct in all material respects at and as of the effective time as if made at and as of such time (except to the extent any such representation or warranty expressly related to an earlier date, in which case as of such date) and (iv) the representations and warranties of the Company with respect to the capitalization of the Company shall be true and correct at and as of the effective time as if made at and as of such time (except to the extent any such representation or warranty expressly related to an earlier date, in which case as of such date) except for inaccuracies that individually or in the aggregate are de minimis;

•	the performance and compliance by the Company in all material respects with all obligations and covenants required by the merger agreement to be performed or complied with by it prior to the effective time; and

•	the delivery by the Company to Siemens of a certificate, dated the effective time and signed by its chief executive officer or another senior officer, certifying that the conditions set forth in the above bullets have been satisfied.

Termination of the Merger Agreement

Mutual Termination Right

The merger agreement may be terminated and abandoned at any time prior to the effective time by the mutual written agreement of the Company and Siemens.

Termination Rights Exercisable by Either the Company or Siemens

The merger agreement may also be terminated by either the Company or Siemens if:

•	the effective time has not occurred on or before the date that is 360 days after the date of the merger agreement; provided that if the conditions to the merger have not then been satisfied, this date will be extended by an additional 90 days (such date, as it may be extended, the “end date”); provided further that this termination right will not be available to any party whose breach of any provision of the merger agreement primarily results in the failure of the merger to occur on or before the end date;

•	any restraint issued by any court of competent jurisdiction shall be in effect, or a decision shall have been issued or promulgated by CFIUS or the President of the United States that, in either case, permanently enjoins or otherwise prohibits the consummation of the merger, and such restraint has become final and non-appealable or such decision has become final; provided that the right to terminate the merger agreement pursuant to this termination right shall not be available to any party unless such party is in material compliance with its obligations described in the section entitled “The Merger Agreement—Required Efforts to Consummate the Merger” beginning on page 68 of this proxy statement; and

•	the meeting of the Company shareholders to approve and adopt the merger agreement (including any adjournments or postponements thereof) has concluded and the approval and adoption of the merger agreement by the shareholders has not been obtained.

The Company Termination Rights

The Company may also terminate the merger agreement if:

•	Siemens has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements under the merger agreement, which breach or failure would result in a failure of certain of the conditions to the consummation of the merger and such breach cannot be cured by the end date; provided, that, the other party shall have given the breaching party 30-days’ written notice prior to such termination stating such other party’s intent to terminate the merger agreement and the basis therefor; provided that this termination right shall not be available to the Company if the Company is then in breach of any representation, warranty, covenant or other agreements that would give rise to a failure of certain of the conditions to the merger set forth in the merger agreement.

•	Prior to the Company shareholder approval if, substantially concurrently with such termination, the Company (i) enters into an alternative acquisition agreement that constitutes a superior proposal in accordance with the terms of the merger agreement and (ii) pays to Siemens a termination fee of $134,450,000.

Siemens Termination Rights

Siemens may also terminate the merger agreement if:

•	The Company has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements under the merger agreement, which breach or failure would result in a failure of certain of the conditions to the consummation of the merger and such breach cannot be cured by the end date; provided, that, the other party shall have given the breaching party 30-days’ written notice prior to such termination stating such other party’s intent to terminate the merger agreement and the basis therefor; provided that this termination right shall not be available to Siemens if Siemens is then in breach of any representation, warranty, covenant or other agreements that would give rise to a failure of certain of the condition to the merger set forth in the merger agreement.

•	In the event that the Company Board has failed to make its recommendation in favor of the merger, failed to include its recommendation of the merger in this proxy statement, failed to publicly reaffirm its recommendation in favor of the merger in accordance with the merger agreement or effected a change of its recommendation in favor of the merger, whether or not permitted by the terms of the merger agreement.

Termination Fee Payable by the Company

The Company has agreed to pay to Siemens a termination fee of $134,450,000 in cash in the following circumstances:

•	if after the date of the merger agreement, any “qualifying transaction” (which is an acquisition proposal, measured at a 50% threshold rather than a 20% threshold) is publicly made or announced and not withdrawn on or prior to the date that is 5 business days before the date of the special meeting, thereafter (x) the Company or Siemens terminates the merger agreement because the Company shareholders have failed to approve the merger or (y) Siemens terminates the merger agreement because the Company breaches or fails to perform in any material respect any of its representations, warranties, covenants or other agreements under the merger agreement, which breach or failure results in a failure of the conditions to the consummation of the merger and such breach cannot be cured by the end date, and either (1) concurrently with or within six months of the termination of the merger agreement the Company enters into a definitive agreement for any qualifying transaction or (2) after the date that is six months after the termination of the merger agreement and up to the date that is twelve months after the termination of the merger agreement, the Company enters into a definitive agreement for any qualifying transaction that is thereafter consummated;

•	in the event the merger agreement is terminated by the Company in order for the Company to enter into an alternative acquisition agreement that constitutes a superior proposal; or

•	in the event the merger agreement is terminated by Siemens because the Company Board has failed to make its recommendation in favor of the merger, failed to include its recommendation of the merger in this proxy statement, failed to publicly reaffirm its recommendation in favor of the merger in accordance with the merger agreement or effected a change of its recommendation in favor of the merger, whether or not permitted by the terms of the merger agreement.

In no event will the Company be obligated to pay such $134,450,000 termination fee on more than one occasion.

Specific Performance; Exclusive Remedy

The merger agreement provides that the Company and Siemens may seek to compel the other party to specifically perform its obligations under the merger agreement in addition to any other remedy to which they are entitled at law or in equity.

The merger agreement also provides that upon the any termination of the merger agreement under which circumstances the termination fee is payable and such termination fee is paid in full, Siemens will be precluded from any other remedy against the Company, and neither Siemens nor Merger Subsidiary may seek to obtain any other recovery or damages of any kind in connection with the merger agreement or the merger.

Fees and Expenses

All costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement generally will be paid by the party incurring such costs or expenses.

Amendments, Waivers

At any time prior to the effective time, the parties may amend or waive any provision of the merger agreement if such amendment or waiver is in writing and signed, in the case of an amendment, by each party to the merger agreement or, in the case of a waiver, by each party against whom the waiver is to be effective, except that after the Company shareholder approval has been obtained, the merger agreement does not permit any amendment or waiver that decreases or changes the form of the merger consideration or that by Applicable Law requires further approval by the shareholders of the Company without such approval having been obtained.

Governing Law and Venue, Waiver of Jury Trial

The parties agreed that the merger agreement will be governed by Delaware law, without regard to the conflicts of law rules of the State of Delaware (provided, however, that the merger, the fiduciary duties of the Company Board and the internal corporate affairs of the Company shall in each case be governed by the OBCA). Each party agreed to irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and the United States District Court in Wilmington, Delaware for purposes of any suit, action or other proceeding arising out of the merger agreement, the other agreements contemplated by the merger agreement or the transactions contemplated thereby. Each of party agreed to commence any action, suit or proceeding relating to the merger agreement either in the United States District Court in Wilmington, Delaware or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Court of Chancery of the State of Delaware, New Castle County. Each party further irrevocably waived any right such party may have to a trial by jury with respect to any action, suit or proceeding arising out of or relating to the merger agreement or the transactions contemplated by the merger agreement.

THE SIEMENS SUPPORT LETTER

The following is a summary of the material terms and conditions of the Siemens Support Letter. This summary does not purport to be complete and may not contain all of the information about the Siemens Support Letter that is important to you.

Concurrently with the execution of the merger agreement, Siemens Aktiengesellschaft (“Siemens Parent”) agreed to irrevocably and unconditionally (i) guarantee to the Company the full and complete discharge and performance of all obligations and liabilities of Siemens and Merger Subsidiary pursuant to the merger agreement and (ii) provide all support and funds necessary in connection with the guarantee described in clause (i) and cause all its affiliates to honor the satisfaction thereof. Pursuant to the Siemens Support Letter, the Company agreed that with respect to any obligation or liability of Siemens pursuant to or in respect of the merger agreement, Mentor will pursue its remedies in the first instance against Siemens, provided that, at Mentor’s option, the Company may elect, after the 30th day following notice to Siemens of its pursuit of any remedy, to seek satisfaction of any such obligation or liability directly against Siemens Parent pursuant to the Siemens Support Letter.

THE ELLIOTT SUPPORT AGREEMENT

The following is a summary of the material terms and conditions of the Elliott Support Agreement. This summary does not purport to be complete and may not contain all of the information about the Elliott Support Agreement that is important to you.

In connection with the merger, the Supporting Shareholders entered into the Elliott Support Agreement on November 12, 2016 with Mentor and Siemens, pursuant to which during the period commencing on the date of the Elliott Support Agreement and continuing until the first to occur of (i) the approval of the merger agreement by the Company shareholders, (ii) the termination of the merger agreement, and (iii) the time, if any, at which the Company Board makes a Change in Recommendation, each Supporting Shareholder agreed to, among other things, vote such Supporting Shareholder’s shares of Mentor common stock, including any shares acquired by such Supporting Shareholder after the date of the Elliott Support Agreement (collectively, the “subject shares”), in favor of the approval of the merger agreement and to vote such Supporting Shareholder’s subject shares against any other merger agreement or merger (other than the merger agreement and the merger) or other consolidation, combination, reorganization, recapitalization, sale of substantial assets, dissolution, liquidation or winding up of the Company, any acquisition proposal, and any amendment to the articles of incorporation or the bylaws of the Company or other proposal of the Company or any of its subsidiaries in any manner that would impede, frustrate or prevent the provisions of the merger agreement or any of the documents contemplated thereby, or the merger, or change in any way the voting rights of any class of Mentor stock.

The Supporting Shareholders also agreed not to, and to cause their respective affiliates not to (i) make any acquisition proposals for the Company, (ii) take any action that causes or could reasonably be expected to cause any condition to the consummation of the merger and the other transaction contemplated by the merger agreement to not be satisfied, (iii) form a “group” (within the meaning of the Exchange Act) with any third party concerning the Company, its securities or the merger, (iv) make or participate in any solicitation of proxies to vote any voting securities of Mentor, make or propose any shareholder proposals or seek to call a special meeting of the shareholders of the Company, (v) make any proposal for an extraordinary transaction involving the Company or (vi) issue any press release or other public statement with respect to the Company, Siemens, Merger Subsidiary, the merger agreement or any other transaction document, the merger or the transactions contemplated by the merger agreement, except as may be required by applicable law or any press release in support of the merger.

As of the close of business on November 14, 2016, the Supporting Shareholders owned in the aggregate shares of the Mentor common stock (not including any shares of Mentor common stock subject to Mentor stock options or Company RSUs or Company PSUs), all of which are subject to the Elliott Support Agreement, representing approximately 4.5% of the shares of Mentor common stock outstanding as of such date.

The Elliott Support Agreement will terminate on the earlier of (i) the effective time of the merger, (ii) the termination of the merger agreement or the adoption of an amendment to the merger agreement in a manner that imposes material restrictions or additional material conditions on the consummation of the merger or payment of the merger consideration, extends the end date or decreases the amount or changes the form of the merger agreement, and (iii) the end date. Notwithstanding the foregoing, each Supporting Shareholder has entered into the Elliott Support Agreement solely in such Supporting Shareholder’s capacity as a shareholder of Mentor and not in any other capacity.

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER MERGER-RELATED COMPENSATION

ARRANGEMENTS (PROPOSAL 2)

As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, the Company is required to submit a proposal to Company shareholders for a non-binding, advisory vote to approve certain compensation that may be paid or become payable to the named executive officers of the Company that is based on or otherwise relates to the merger, as determined in accordance with Item 402(t) of Regulation S-K. This compensation is summarized in the table under “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger—Golden Parachute Compensation” beginning on page 54 of this proxy statement, including the footnotes to the table. This proposal is commonly known as “say-on-golden parachutes”, and we refer to it as the named executive officer merger-related compensation proposal.

The Company Board encourages you to review carefully the named executive officer merger-related compensation information disclosed in this proxy statement.

The Company Board recommends that the shareholders of the Company approve the following resolution:

“RESOLVED, that the shareholders of the Company hereby approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger as disclosed pursuant to Item 402(t) of Regulation S-K in the Golden Parachute Compensation table and the footnotes to that table.”

The vote on the named executive officer merger-related compensation proposal is a vote separate and apart from the vote on the proposal to approve and adopt the merger agreement. Accordingly, you may vote to approve and adopt the merger agreement and vote not to approve the named executive officer merger-related compensation proposal and vice versa. Because the vote on the named executive officer merger-related compensation proposal is advisory only, it will not be binding on either the Company or Siemens. Accordingly, if the merger agreement is approved and adopted and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of Company shareholders.

The above resolution approving the merger-related compensation of the Company’s named executive officers on an advisory basis will require the affirmative vote of a majority of shares cast, either in person or by proxy (provided a quorum is present in person or by proxy).

The Company Board recommends a vote “FOR” the named executive officer merger-related compensation proposal.

MARKET PRICES OF MENTOR COMMON STOCK

Mentor common stock is listed on NASDAQ under the symbol “MENT”. The following table sets forth on a per share basis the low and high intraday sale prices of Mentor common stock as reported in published financial sources. As of the close of business on January 3, 2017, the Company had approximately 110,368,253 shares of Mentor common stock issued and outstanding and the Company had 308 holders of record. A number of Company shareholders have their shares in street name; therefore, the Company believes that there are substantially more beneficial owners of Mentor common stock.

	Common Stock Price		Dividend (Per Share)
Quarter	High	Low
Fiscal Year 2017
First Quarter	$20.93	$16.18	$0.055
Second Quarter	$22.17	$19.05	$0.055
Third Quarter	$29.23	$20.83	$0.055
Fourth Quarter (through December 30, 2016)	$37.03	$28.22	—
Fiscal Year 2016
First Quarter	$25.43	$22.72	$0.055
Second Quarter	$27.38	$23.42	$0.055
Third Quarter	$27.54	$21.94	$0.055
Fourth Quarter	$28.09	$16.10	$0.055
Fiscal Year 2015
First Quarter	$23.10	$19.14	$0.05
Second Quarter	$22.20	$19.73	$0.05
Third Quarter	$22.73	$18.25	$0.05
Fourth Quarter	$23.79	$20.58	$0.05
Fiscal Year 2014
First Quarter	$18.40	$13.21	$0.045
Second Quarter	$20.78	$17.75	$0.045
Third Quarter	$23.77	$20.57	$0.045
Fourth Quarter	$24.31	$20.51	$0.045

The closing price of Mentor common stock on NASDAQ on December 30, 2016, the most recent practicable date prior to the date of this proxy statement, was $36.89 per share. You are encouraged to obtain current market prices of Mentor common stock in connection with voting your shares of Mentor common stock.

The Company currently declares and pays quarterly cash dividends on Mentor common stock. Any future payment of cash dividends will depend upon Mentor’s financial condition, earnings, available cash, cash flow, and other factors that the Company Board deems relevant. The Company’s revolving credit facility contains certain financial and other covenants, including a limit on the aggregate amount Mentor can pay for dividends and repurchases of Mentor common stock over the term of the facility of $200 million plus 70% of our cumulative net income for periods ending after February 1, 2016. In addition, the Company Board may decrease or discontinue payment of dividends at any time, which could cause the market price of Mentor common stock to decline.

NO DISSENTERS’ RIGHTS

In accordance with Section 60.554(3) of the OBCA, no dissenters’ rights shall be available to the holders of Mentor common stock in connection with the merger or the other transactions contemplated by the merger agreement. Under the OBCA, as long as Company common stock is listed on the NASDAQ on the record date for determining the shareholders eligible to vote on the merger, holders of Mentor common stock would not be entitled to dissenters’ rights, unless the articles of incorporation provided otherwise. The Company’s 1987 Restated Articles of Incorporation do not provide for dissenters’ or appraisal rights. Accordingly, shareholders will not be entitled to dissenters’ rights.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and accompanying footnotes show information regarding the beneficial ownership of Mentor common stock as of November 29, 2016, by (i) each person who is known by us beneficially to own more than 5% of the outstanding common stock, (ii) each of the Company’s directors, (iii) each named executive officer and (iv) all directors and executive officers as a group. Unless otherwise indicated, the address of each person named in the table below is c/o Mentor Graphics Corporation, 8005 SW Boeckman Road, Wilsonville, Oregon 97070.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Mentor Common Stock
BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	10,910,289	(2)	9.96
The Vanguard Group 100 Vanguard Blvd., Malvern, PA 190355	7,692,680	(3)	7.02
Keith L. Barnes	16,643	(4)	*
Sir Peter L. Bonfield	76,401	(4)	*
Paul A. Mascarenas	15,764	(4)	*
J. Daniel McCranie	48,753	(4)	*
Walden C. Rhines	1,320,762	(5)	1.2
Cheryl Shavers	8,083		*
Jeffrey M. Stafeil	19,762	(4)	*
Dr. Walden C. Rhines	1,320,762	(5)	1.2
Gregory K. Hinckley	1,215,713	(6)	1.1
Brian M. Derrick	241,515	(7)	*
Michael F. Ellow	9,603		*
Dean M. Freed	172,494	(8)	*
All directors and executive officers as a group (12 persons)	3,181,464	(9)	2.9

*	Less than 1% of outstanding Mentor common stock
(1)	Except as otherwise noted, the entities listed in the table have sole voting and dispositive power with respect to the Mentor common stock owned by them
(2)	Reflects beneficial ownership of Mentor common stock as reported on Schedule 13G/A filed with the SEC on November 9, 2016.
(3)	Reflects beneficial ownership of Mentor common stock as reported on Schedule 13G/A filed with the SEC on February 10, 2016.
(4)	Includes 8,083 shares subject to restricted stock units under which shares are issuable within 60 days of November 29, 2016
(5)	Includes 1,026,448 shares subject to options exercisable within 60 days of November 29, 2016
(6)	Includes 648,309 shares subject to options exercisable within 60 days of November 29, 2016
(7)	Includes 119,008 shares subject to options exercisable within 60 days of November 29, 2016
(8)	Includes 97,445 shares subject to options exercisable within 60 days of November 29, 2016
(9)	Includes 1,908,609 shares subject to options exercisable within 60 days of November 29, 2016 and 48,498 shares subject to restricted stock units under which shares are issuable within 60 days of November 29, 2016

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a general discussion of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Mentor common stock whose shares are exchanged for the merger consideration pursuant to the merger. This discussion is based on the provisions of the Code, applicable U.S. Treasury regulations, judicial opinions, and administrative rulings and published positions of the Internal Revenue Service, each as in effect as of the date hereof. These authorities are subject to change, possibly on a retroactive basis, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax. This discussion is not binding on the Internal Revenue Service or the courts and, therefore, could be subject to challenge, which could be sustained. No ruling is intended to be sought from the Internal Revenue Service with respect to the merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Mentor common stock that is:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	a trust if (1) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (2) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

This discussion applies only to U.S. holders of shares of Mentor common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a holder in light of its particular circumstances, or that may apply to a holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers or brokers in securities, commodities or foreign currencies, traders in securities who elect the mark-to-market method of accounting, holders subject to the alternative minimum tax, U.S. holders that have a functional currency other than the U.S. dollar, tax-exempt organizations, governmental agencies or instrumentalities, banks and certain other financial institutions, mutual funds, certain expatriates, entities or arrangements treated as partnerships for U.S. federal income tax purposes, S corporations, or other pass-through entities or investors in entities treated as partnerships for U.S. federal income tax purposes or such other entities, holders who hold shares of Mentor common stock as part of a hedge, straddle, constructive sale or conversion transaction, and holders who acquired their shares of Mentor common stock through the exercise of employee stock options or other compensation arrangements).

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Mentor common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partners and the activities of the partnership. If you are a partner of such a partnership holding shares of Mentor common stock, you should consult your tax advisor.

Holders of Mentor common stock should consult their own tax advisors to determine the particular tax consequences to them of the merger, including the applicability and effect of the alternative minimum tax, the unearned income Medicare contribution tax and any state, local, foreign or other tax laws.

Consequences to U.S. Holders

The receipt of the merger consideration by U.S. holders in exchange for shares of Mentor common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder who receives the merger consideration in exchange for shares of Mentor common stock pursuant to the merger will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the U.S. holder’s adjusted tax basis in such shares.

If a U.S. holder’s holding period in the shares of Mentor common stock surrendered in the merger is greater than one year as of the date of the merger, the gain or loss will be long-term capital gain or loss. Long-term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of a capital loss recognized on the exchange is subject to limitations. If a U.S. holder acquired different blocks of Mentor common stock at different times or different prices, such U.S. holder must determine its adjusted tax basis and holding period separately with respect to each block of Mentor common stock.

Information Reporting and Backup Withholding

Payments made in exchange for shares of Mentor common stock pursuant to the merger may be subject, under certain circumstances, to information reporting and backup withholding (currently, at a rate of 28%). To avoid backup withholding, a U.S. holder that does not otherwise establish an exemption should complete and return Internal Revenue Service Form W-9, certifying under penalties of perjury that such U.S. holder is a “United States person” (within the meaning of the Code), the taxpayer identification number provided is correct and such U.S. holder is not subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the Internal Revenue Service in a timely manner.

This summary of the material U.S. federal income tax consequences is for general information only and is not tax advice. Holders of Mentor common stock should consult their tax advisors as to the specific tax consequences to them of the merger in light of their particular circumstances, including the applicability and effect of the alternative minimum tax, the unearned income Medicare contribution tax and the effect of any federal, state, local, foreign and other tax laws.

MULTIPLE SHAREHOLDERS SHARING ONE ADDRESS

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single annual report or proxy statement, as applicable, addressed to those shareholders. This process, which is commonly referred to as “householding”, potentially provides extra convenience for shareholders and cost savings for companies.

The Company and some brokers may be householding our proxy materials by delivering a single set of proxy materials to multiple shareholders who request a copy and share an address, unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker if your shares are held in a brokerage account or the Company if you are a shareholder of record. You can notify us by sending a written request to the Company at Mentor Graphics Corporation, 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777, Attention: Investor Relations, telephone (503) 685-1462. Shareholders who share a single address, but receive multiple copies of the proxy statement, may request that in the future they receive a single copy by notifying the Company at the telephone and address set forth in the prior sentence. In addition, the Company will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the proxy statement to a shareholder at a shared address to which a single copy of the documents was delivered pursuant to a prior request.

DEADLINE FOR SHAREHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

If the merger is completed prior to the Company’s 2017 annual meeting of shareholders, the Company will not hold an annual meeting of shareholders in 2017 and there will be no public participation in any future meetings of the Company’s shareholders because, following the merger, the Mentor common stock will be delisted from NASDAQ and will be deregistered under the Exchange Act, and the Company will no longer be a publicly held company. However, if the merger is not completed prior to the Company’s 2017 annual meeting of shareholders, the following deadlines apply to the submission of shareholder proposals to be considered at the Company’s 2017 annual meeting of shareholders.

The Company’s bylaws require shareholders to give the Company advance notice of any proposal or director nomination to be submitted at any meeting of shareholders. The bylaws prescribe the information to be contained in any such notice. For any shareholder proposal or nomination to be considered at the 2017 Annual Meeting of Shareholders, the shareholder’s notice must be received at our principal executive office no later than April 18, 2017. In addition, SEC rules require that any shareholder proposal to be considered for inclusion in the Company’s Proxy Statement for the 2017 Annual Meeting of Shareholders must be received at our principal executive office no later than January 18, 2017.

WHERE YOU CAN FIND MORE INFORMATION

The Company is subject to the reporting requirements of the Exchange Act. Accordingly the Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file with the SEC at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the Company’s SEC filings also are available to the public at the internet website maintained by the SEC at www.sec.gov. The Company also makes available free of charge through its website its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after it electronically files such reports or amendments with, or furnishes them to, the SEC. The Company’s internet website address is www.mentor.com. The information located on, or hyperlinked or otherwise connected to, the Company’s website is not, and shall not be deemed to be, a part of this proxy statement or incorporated into any other filings that we make with the SEC.

The SEC allows the Company to “incorporate by reference” the information we file with the SEC into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except that information that we file later with the SEC will automatically update and supersede this information. This proxy statement incorporates by reference the documents listed below that have been previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2016, filed March 21, 2016;

•	the Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended April 30, 2016, filed June 2, 2016, July 31, 2016, filed August 30, 2016, and October 31, 2016, filed December 6, 2016 and

•	the Company’s Current Reports on Form 8-K filed with the SEC on February 19, 2016, June 20, 2016 and November 22, 2016.

We also incorporate by reference into this proxy statement additional documents that the Company may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, from the date of this proxy statement until the date of the special meeting; provided, however, that we are not incorporating by reference any additional documents or information furnished and not filed with the SEC.

You may request a copy of documents incorporated by reference at no cost, by writing or telephoning the Company at Mentor Graphics Corporation, 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777, Attention: Investor Relations, telephone (503) 685-1462.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED JANUARY 3, 2017. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

dated as of

November 12, 2016

among

MENTOR GRAPHICS CORPORATION,

SIEMENS INDUSTRY, INC.

and

MEADOWLARK SUBSIDIARY CORPORATION

A-i

(Continued)

A-ii

(Continued)

Annex I	Support Agreement

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of November 12, 2016 among Mentor Graphics Corporation, an Oregon corporation (the “Company”), Siemens Industry, Inc., a Delaware corporation (“Parent”), and Meadowlark Subsidiary Corporation, an Oregon corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”).

W I T N E S S E T H :

WHEREAS, the respective Boards of Directors of the Company and Merger Subsidiary have adopted and deemed it advisable that the respective shareholders of the Company and Merger Subsidiary approve this Agreement pursuant to which, among other things, Parent would acquire the Company;

WHEREAS, the parties acknowledge and agree that Merger Subsidiary will be merged with and into the Company, on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as an inducement to the willingness of Parent and the Company to enter into this Agreement, Parent and the Company have entered into a support agreement, dated as of the date hereof, with certain of the Company’s shareholders in substantially the form attached hereto as Annex I.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

Definitions

Section 1.01. Definitions. (a) As used herein, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer or proposal of any Third Party relating to (i) any acquisition or purchase, direct or indirect, of assets (including Company Subsidiary Securities) equal to 20% or more of the consolidated assets of the Company and its Subsidiaries or to which 20% or more of the consolidated revenues or earnings of the Company and its Subsidiaries are attributable (any such assets, a “Company Material Segment”) or 20% or more of any class of equity or voting securities of the Company, or of any of its Subsidiaries whose assets, individually or in the aggregate, constitute a Company Material Segment, (ii) any tender offer or exchange offer that, if consummated, would result in such Third Party beneficially owning 20% or more of any class of equity or voting securities of the Company, or (iii) a merger, consolidation, statutory share exchange, business combination, sale of all or substantially all of the assets, liquidation, dissolution or other similar extraordinary transaction involving the Company, or any of its Subsidiaries whose assets, individually or in the aggregate, constitute a Company Material Segment.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Applicable Law” means, with respect to any Person, any federal, state or local statute, law (including common law), ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is legally binding upon and applicable to such Person.

“ARD” means council directive 2001/23/EC of March 12, 2001.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in Portland, Oregon, Munich, Germany or New York, New York, are authorized or required by Applicable Law to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of January 31, 2016 and the notes thereto set forth in the Company’s Form 10-K filed with the SEC for the fiscal year ended January 31, 2016.

“Company Balance Sheet Date” means January 31, 2016.

“Company Disclosure Letter” means the disclosure letter dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

“Company Owned IP” means any and all Intellectual Property that is owned by the Company or any of its Subsidiaries (including any and all Company Registered IP).

“Company Products” means Software, hardware and services licensed, leased, sold or otherwise made available by the Company or any of its Subsidiaries to third parties.

“Company Registered IP” means all of the Registered IP owned by the Company or any of its Subsidiaries.

“Company Stock” means shares of common stock, without par value, of the Company.

“Company Stock Plans” means each of the Company’s 2010 Omnibus Incentive Plan, the Company’s 1986 Stock Plan, the Company’s 1982 Stock Option Plan, the Company’s 1987 Non-Employee Directors’ Stock Plan, the LogicVision, Inc. 1994 Flexible Stock Incentive Plan, as Amended, the LogicVision, Inc. Amended and Restated 2000 Stock Incentive Plan, the Valor Computerized Systems Ltd. 2006 Stock Option Plan, the Valor Computerized Systems Ltd. 2007 Stock Option Plan, and the Valor Computerized Systems Ltd. 2008 Stock Option Plan (and each non-plan award agreement under which Company Equity Awards disclosed pursuant to Section 4.05(c) are outstanding) pursuant to which stock options or other equity awards have been granted to employees or other service providers of the Company, but not including the ESPP.

“Confidentiality Agreement” means the confidentiality agreement between Siemens Aktiengesellschaft and the Company dated August 1, 2016.

“Contract” means any legally binding contract, agreement, note, bond, indenture, lease, license, or other written agreement that is in force and effect.

“Environmental Laws” means any Applicable Laws relating to protection of the environment or, solely as it relates to exposure to hazardous or toxic substances, human health.

“Environmental Permits” means all Permits required by Environmental Laws for the operation of the business of the Company or any of its Subsidiaries as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, is or at the relevant time was treated as a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ESPP” means the Company’s 1989 Employee Stock Purchase Plan and the Company’s Foreign Subsidiary Employee Stock Purchase Plan, collectively.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign, federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof, including the Committee on Foreign Investment in the United States (“CFIUS”), the United States Department of Energy, the United States Department of Justice and the United States Department of Defense.

“Government Contract” means any prime contract, subcontract, facility contract, teaming agreement, non-disclosure agreement, basic ordering agreement, pricing agreement, letter contract, purchase order, task order, delivery order or other similar written arrangement of any kind (including any bid, offer, or proposal issued by the Company or a Subsidiary that if accepted would result in any of the foregoing), as modified by binding modifications, amendments, or change orders, between the Company, on one hand, and, on the other hand, either (i) a Governmental Authority, (ii) a prime contractor of any Governmental Authority, or (iii) a subcontractor at any tier with respect to any contract of a type described in (i) or (ii) above.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Hazardous Substance” means any toxic, radioactive or otherwise hazardous substance, waste or material that in relevant form and concentration is regulated under any Environmental Law.

“Intellectual Property” means any or all of the following and all rights in: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether or not patentable), trade secrets, know how, databases, business methods, technical data and customer lists and other proprietary information; (iii) works of authorship, copyrights and copyright registrations in all works of authorship, including in Software, throughout the world, mask works and mask work registrations; (iv) all industrial designs and any registrations and applications therefor throughout the world; and (v) all trade names, logos, common law trademarks and service marks, domain names, URLs, and trademark and service mark registrations and applications therefor throughout the world.

“International Plan” means any Employee Plan that is maintained by the Company or any of its Subsidiaries primarily for the benefit of current or former employees of the Company or any of its Subsidiaries who reside outside of the United States.

“International Trade Laws and Regulations” means all Applicable Laws concerning the importation of merchandise, the export or re-export of products, services, technology, customs, trade and economic sanctions, including United States Code, Title 13, Chapter 9 Collection and Publication of Foreign Commerce and Trade

Statistics administered by the United States Census Bureau, the Tariff Act of 1930, as amended, and other Laws administered by the United States Customs and Border Protection, regulations issued or enforced by the United States Customs and Border Protection, the Export Administration Regulations, the International Emergency Economic Powers Act, the Arms Export Control Act, the ITAR, any other export controls administered by an agency of the United States Government, Executive Orders of the President regarding embargoes and restrictions on trade with designated countries and Persons, the embargoes and restrictions administered by the United States Office of Foreign Assets Control, the anti-boycott regulations administered by the United States Department of Commerce, the anti-boycott regulations administered by the United States Department of the Treasury, legislation and regulations of the United States and other countries implementing the North American Free Trade Agreement, antidumping and countervailing duty Laws and regulations, restrictions by other countries on holding foreign currency and repatriating funds and other Laws and regulations adopted by the governments or agencies of other countries relating to the same subject matter as the United States statutes and regulations described above.

“knowledge” of any Person that is not an individual means the actual knowledge of such Person’s executive officers; provided, however, that “knowledge” of the Company means the actual knowledge of the individuals listed in Section 1.01(a) of the Company Disclosure Letter.

“Lien” means, with respect to any property or asset, any mortgage, deed of trust, deed to secure debt, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset, other than a Permitted Lien.

“Material Adverse Effect” means, with respect to any Person, a material adverse effect on (i) the financial condition, business, assets or results of operations of such Person and its Subsidiaries, taken as a whole, excluding any effect resulting from (A) changes in the financial, securities, credit or other capital markets or general economic or regulatory, legislative or political conditions, (B) changes or conditions generally affecting the industry in which such Person and its Subsidiaries operate or to the industries to which such Person and its Subsidiaries sell their products, solutions and services, including changes in interest and exchange rates, in the United States or any other jurisdiction in which the Company or its Subsidiaries operate, (C) geopolitical conditions, any outbreak or escalation of hostilities, acts of war (whether or not declared), acts of armed hostility, sabotage, terrorism or national or international calamity (or material worsening of any such conditions), or other occurrences of instability in high risk locations (including in Egypt, Russia, India, Israel and Pakistan), (D) any hurricane, tornado, tsunami, flood, volcanic eruption, earthquake, nuclear incident, pandemic, quarantine restrictions, weather conditions or other natural or man-made disaster or other force majeure event, (E) changes or prospective changes in Applicable Law, Tax (including any tax rulings in any jurisdictions) or GAAP (including as to rateable revenue recognition) or authoritative interpretation or enforcement thereof, (F) the failure, in and of itself, of such Person to meet any internal or published projections, forecasts, guidance, estimates or predictions in respect of revenues, earnings or other financial or operating metrics or other matters before, on or after the date hereof, or changes or prospective changes in the market price or trading volume of the securities of such Person or the credit rating of such Person (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Material Adverse Effect if such facts are not otherwise excluded under this definition), (G) the identity of Parent, Merger Subsidiary or their respective Affiliates as the acquirer of the Company, (H) other than with respect to Section 4.04, the negotiation, announcement, pendency or consummation of the transactions contemplated by this Agreement, including, to the extent the result thereof, (x) any loss or change in relationship with any customer, supplier, vendor, reseller, distributor, lender, employee, investor, venture partner or other business partner of such Person or (y) any other disruption to the business of such Person (including any disruptions or terminations of products or services by a supplier, vendor, supply chain, partner or distributor, or the failure to obtain customer orders or design wins), (I) any litigation, suit, action or proceeding commenced after the date hereof in respect of this Agreement, the other Transaction Documents (or the transactions contemplated hereby or thereby) or the Proxy Statement (including breach of fiduciary duty and disclosure claims), (J) any matter disclosed in the Company Disclosure Letter as such matter exists on the date hereof and (K) if such Person is the Company, other than with respect to Section 4.04, (1) any action taken by the Company or any of its Subsidiaries at the written request, or with the written consent, of Parent or Merger Subsidiary or (2) compliance by the Company with the terms of, or the taking by the Company of any action required by, this Agreement, or the failure by the Company to take any action prohibited by this Agreement; except, in the case of clauses (A) through (E), to the extent having a disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to other participants in the industry in which such Person and its Subsidiaries operate (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Material Adverse Effect) or (ii) such Person’s ability to consummate the transactions contemplated by this Agreement.

“NASDAQ” means The NASDAQ Global Select Market.

“Open Source Materials” means any Software that is distributed as “free software”, “open source software” (e.g. Linux) or similar licensing or distribution models, or that requires that the Software covered by the license or any Software incorporated into, based on, derived from or distributed with such Software: (i) be disclosed, distributed or made available in source code form; or (ii) be licensed under the terms of any open source Software license, including Software licensed or distributed under any of the following licenses or distribution models or licenses or distribution models similar to any of the following: GNU’s General Public License (GPL), GNU’s Lesser/Library General Public License (LGPL) or Affero GPL (AGPL), Mozilla Public License (MPL), the BSD licenses, the Artistic License (e.g. PERL), the Netscape Public License, the Sun Community Source License (SCSL), the Apache License, and any other license or distribution model listed by the Open Source Initiative at www.opensource.org/licenses/alphabetical.

“Orders” means any judgment, order or decree of a Governmental Authority of competent jurisdiction.

“Oregon Law” means the Oregon Business Corporation Act, as amended.

“Parent Material Adverse Effect” means any change, effect, event or occurrence that prevents or materially impedes, materially interferes with, materially hinders or materially delays or would reasonably be expected to prevent or materially impede, materially interfere with, materially hinder or materially delay (i) the consummation by Parent or Merger Subsidiary of the Merger or any of the other transactions contemplated by this Agreement or (ii) the material compliance by Parent or Merger Subsidiary with its obligations under this Agreement.

“Permits” means all approvals, authorizations, registrations, licenses, exemptions, permits and consents of Governmental Authorities.

“Permitted Liens” means (i) Liens for Taxes that are not due and payable or that may thereafter be paid without interest or penalty, or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP in the Company’s financial statements included in the Company SEC Documents, (ii) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, (iii) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government Contracts, performance and return of money bonds and similar obligations, (iv) zoning, building and other similar codes and regulations, (v) Liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company SEC Documents, (vi) with respect to real property, Liens, easements, rights-of-way, covenants and other similar restrictions that have been placed by any developer, landlord or other Person on property over which the Company or any of its Subsidiaries has easement rights or on any property leased by the Company or any of its Subsidiaries and subordination or similar agreements relating thereto, that do not in any case materially impair business operations as presently conducted, (vii) non-exclusive licenses granted under Company Owned IP (and for the purposes of Section 6.01(g), which are granted in the ordinary course of business) and (viii) Liens (other than Liens securing indebtedness for borrowed money), defects or irregularities in title, easements, rights-of-way, covenants, restrictions and other similar matters that would not reasonably be expected to, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as currently conducted.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Public Official” means: (i) any Representative of any regional, federal, state, provincial, county or municipal government or government department, agency, or other division; (ii) any Representative of any commercial enterprise that is owned or controlled by a government; (iii) any Representative of any public international organization; (iv) any Person acting in an official capacity for any government or government entity, enterprise, or organization identified above; or (v) any political party, party official or candidate for political office.

“Registered IP” means all registered Intellectual Property and applications therefor.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, disposal or discharge into or through the environment.

“Representative” means, with respect to any Person, such Person’s directors, officers, employees, Affiliates, consultants, investment bankers, attorneys, accountants and other advisors or representatives.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, and (ii) databases and compilations, including any collections of data, whether machine readable or otherwise.

“Source Code Licensed Products” means those items identified in subsections (B) and (C) of Section 4.15(g) of the Disclosure Letter Schedule.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at any time directly or indirectly owned by such Person.

“Tax” means any tax or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person, social security and employee’s and employer’s UK national insurance contributions), together with any interest, penalty, or addition to tax.

“Tax Return” means any Tax return, statement, report, election, declaration, disclosure, schedule or form (including any estimated tax or information return or report, and any attachment thereto) filed or required to be filed with any Taxing Authority.

“Taxing Authority” means any Governmental Authority (domestic or foreign) responsible for the imposition or collection of any Tax.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

“Transaction Documents” means this Agreement and any other agreement executed and delivered in connection with this Agreement.

“US Plan” means any Employee Plan that is not an International Plan.

“Virus” means any computer code or programming instruction designed to disrupt, disable, harm, extract information from or otherwise impede or enable the extraction of data from any software, hardware or system.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acceptable Confidentiality Agreement	6.03(h)
Adverse Recommendation Change	6.03(a)
Agreement	Preamble
Anti-corruption Laws	4.23(a)
Antitrust Authority	8.01(c)
Antitrust Laws	8.01(b)
Certificates	2.03(a)
CFIUS	1.01(a)
CFIUS Clearance	9.01(d)
Claim	7.02(b)
Closing	2.01(b)
Closing Date	2.01(b)
Company	Preamble
Company Acquisition Agreement	6.03(f)
Company Board Recommendation	4.02(b)
Company Debentures	4.05(a)
Company Equity Awards	4.05(c)
Company Incentive Stock	4.05(a)
Company PSU	2.05(b)
Company Representatives	6.03(a)
Company RSU	2.05(b)
Company RSU Merger Consideration	2.05(b)
Company SEC Documents	4.07(a)
Company Securities	4.05(b)
Company Series B Incentive Stock	4.05(a)
Company Shareholder Approval	4.02(a)
Company Shareholder Meeting	6.02
Company Stock Option	2.05(a)
Company Subsidiary Securities	4.06(c)
D&O Insurance	7.02(c)
Divestiture Action	8.01(c)
Effective Time	2.01(c)
Employee Plan	4.17(a)
End Date	10.01(b)
Foreign Antitrust Laws	4.03
Indemnified Person	7.02(a)
Indenture	8.08(a)
Internal Controls	4.07(e)
In-the-Money Company Stock Option	2.05(a)
In-the-Money Company Stock Option Merger Consideration	2.05(a)
ITAR	8.01(d)

Term	Section
Joint Defense Agreement	11.11
Lease	4.14(b)
Major Customer	4.22
Major Supplier	4.22
Material Contract	4.21(b)
Maximum Tail Premium	7.02(c)
Merger	2.01(a)
Merger Consideration	2.02(a)
Merger Subsidiary	Preamble
National Security Authorities	8.01(c)
Offering Period	2.05(d)
Option Exercise Price	2.05(a)
Parent	Preamble
Paying Agent	2.03(a)
Payment Fund	2.03(a)
Proxy Statement Reference Time	4.09 4.05(a)
Regulatory Authorities	8.01(c)
Regulatory Law	8.01(d)
Regulatory Prohibition	8.01(c)
Restraints	9.01(b)
Superior Proposal	6.03(h)
Surviving Corporation	2.01(a)
Termination Fee	11.04(b)
Uncertificated Shares	2.03(a)
U.S. Company Employees	7.03(a)
WARN Act	4.18(c)

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents, and the article and section and other titles, headings and captions herein, are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Annexes, Exhibits and Schedules are to Articles, Sections, Annexes, Exhibits and Schedules of this Agreement unless otherwise specified. All Annexes, Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any terms used in any Annex, Exhibit or Schedule or in any certificate or other document made or delivered pursuant hereto but not otherwise defined therein shall have the meaning as defined in this Agreement. The definition of terms herein shall apply equally to the singular and the plural. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “will” shall be construed to have the same meaning as the word “shall”. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or thing extends, and shall not mean simply “if”. The word “or” shall not be exclusive. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. Unless otherwise specified, references to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. The phrase “date hereof” or “date of this

Agreement” shall be deemed to refer to the date set forth in the preamble of this Agreement. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date; and, if no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1). Except as otherwise specifically indicated, for purposes of measuring the beginning and ending of time periods in this Agreement (including for purposes of “Business Day” and for hours in a day or Business Day), the time at which a thing, occurrence or event shall begin or end shall be deemed to occur in the time zone in which Portland, Oregon is located. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law. Any references in this Agreement to “dollars” or “$” shall be to U.S. dollars.

ARTICLE 2

The Merger

Section 2.01. The Merger. (a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with Oregon Law, whereupon the separate existence of Merger Subsidiary shall cease and the Company shall be the surviving corporation (the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Oregon as a wholly owned Subsidiary of Parent.

(b) Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) shall take place at the offices of O’Melveny & Myers LLP, Two Embarcadero Center, 28th Floor, San Francisco, California 94111 at 7:00 a.m. San Francisco, California time, as soon as possible, but in any event no later than the second (2nd) Business Day after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree (the date on which the Closing occurs, the “Closing Date”).

(c) At the Closing, the Company and Merger Subsidiary shall execute, and the Company shall cause to be filed, articles of merger with the Secretary of State of the State of Oregon and make all other filings or recordings required by Oregon Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the articles of merger are duly filed with the Secretary of State of the State of Oregon (or at such later time as may be agreed upon by Parent and the Company and specified in the articles of merger).

(d) The Merger shall have the effects set forth in the applicable provisions of Oregon Law. From and after the Effective Time, the Surviving Corporation shall possess all the property, rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Oregon Law.

Section 2.02. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

(a) except as otherwise provided in Section 2.02(b) or Section 2.02(c), each share of Company Stock outstanding immediately prior to the Effective Time shall automatically be cancelled and converted into the right to receive an amount in cash, without interest, equal to $37.25 (the “Merger Consideration”), payable in accordance with Section 2.03;

(b) each share of Company Stock held by the Company or owned by Parent or Merger Subsidiary immediately prior to the Effective Time shall be canceled and no payment shall be made with respect thereto;

(c) each share of Company Stock held by any wholly-owned Subsidiary of either the Company or Parent (other than Merger Subsidiary) immediately prior to the Effective Time shall be converted into such number of shares of common stock, without par value, of the Surviving Corporation such that each such Subsidiary owns the same percentage of the Surviving Corporation immediately following the Effective Time as such Subsidiary owned of the Company immediately prior to the Effective Time; and

(d) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, without par value, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and, together with the shares described in Section 2.02(c), shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.03. Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the “Paying Agent”) for the purpose of paying for the Merger Consideration in respect of (A) certificates representing shares of Company Stock (the “Certificates”) or (B) uncertificated shares of Company Stock (the “Uncertificated Shares”). At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Company Stock, cash in an amount sufficient to pay the Merger Consideration (such cash being hereinafter referred to as the “Payment Fund”). Promptly after the Effective Time (but in no event later than two (2) Business Days after the Effective Time), Parent shall send, or shall cause the Paying Agent to send, to each holder of shares of Company Stock at the Effective Time a letter of transmittal (in a form that was reasonably acceptable to the Company prior to the Effective Time) and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Paying Agent) for use in such exchange.

(b) Each holder of shares of Company Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Paying Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the Company Stock represented by a Certificate or Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration. The Payment Fund shall, pending its disbursement to the holders of Company Stock, be invested by the Paying Agent as directed by Parent or, after the Effective Time, the Surviving Corporation in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services, or (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks reasonably acceptable to the Company; provided that no such investment or losses shall affect the amounts payable to such holders of Company Stock and Parent shall promptly replace or cause to be replaced any funds deposited with the Paying Agent that are lost through any investment so as to ensure that the Payment Fund is at all times maintained at a level sufficient for the Paying Agent to pay the Merger Consideration. Earnings from investments, subject to the immediately preceding proviso, shall be paid to and shall be the sole and exclusive property of Parent and the Surviving Corporation. Except as contemplated by Section 2.03(e) hereof, the Payment Fund shall not be used for any other purpose.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no further registration of transfers of shares of Company Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Paying Agent, they shall be canceled and exchanged as provided for, and in accordance with the procedures set forth, in this Article 2.

(e) Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.03(a) that remains unclaimed by the holders of shares of Company Stock two years after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Stock for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration, in respect of such shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Stock immediately prior to such time when such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.04. No Dissenters’ Rights. In accordance with Section 60.554(3) of Oregon Law, no dissenters’ rights shall be available to the holders of Company Stock in connection with the Merger or the other transactions contemplated by this Agreement.

Section 2.05. Company Equity Awards. (a) As of the Effective Time, each then outstanding option to purchase shares of Company Stock under any Company Stock Plan (each, a “Company Stock Option”) that has an exercise price per share of Company Stock underlying such Company Stock Option (the “Option Exercise Price”) that is less than the Merger Consideration (each such Company Stock Option, an “In-the-Money Company Stock Option”), whether or not exercisable or vested, shall become fully vested and shall be canceled and converted into the right to receive an amount in cash determined by multiplying (A) the excess of the Merger Consideration over the Option Exercise Price of such In-the-Money Company Stock Option by (B) the number of shares of Company Stock subject to such In-the-Money Company Stock Option as of the Effective Time, subject to Section 2.06 (such amount, the “In-the-Money Company Stock Option Merger Consideration”). Parent shall cause the Surviving Corporation to pay the In-the-Money Company Stock Option Merger Consideration to the holder of the applicable In-the-Money Company Stock Option at or reasonably promptly after the Effective Time (but in no event later than the second regular payroll date of the Surviving Corporation to occur after the Effective Time). As of the Effective Time, each then outstanding Company Stock Option that has an Option Exercise Price that is equal to or greater than the Merger Consideration, whether or not exercisable or vested, shall be cancelled without payment.

(b) As of the Effective Time, each award of restricted stock units with respect to shares of Company Stock granted under a Company Stock Plan (each, a “Company RSU”) that is outstanding as of the Effective Time, whether or not vested, shall be canceled and converted into the right to receive an amount in cash equal to (A) the number of shares of Company Stock subject to such Company RSU as of the Effective Time multiplied by (B) the Merger Consideration, subject to Section 2.06 (such amount, the “Company RSU Merger Consideration”). With respect to any Company RSU subject to performance-based vesting terms (each, a “Company PSU”), for purposes of this Section 2.05(b), the number of shares of Company Stock subject to such Company PSU as of the Effective Time shall be determined as the greater of (1) 100% of the target number of shares of Company Stock subject to such Company PSU as of the Effective Time and (2) the number of shares of Company Stock subject to such Company PSU as of the Effective Time that is eligible to be paid to the holder based on actual performance as determined at the Effective Time pursuant to the terms of the applicable Company Stock Plan and the award agreement entered into thereunder evidencing such Company PSU. Parent shall cause the Surviving Corporation to pay the Company RSU Merger Consideration to the holder of the applicable Company RSU at or reasonably promptly after the Effective Time (but in no event later than the second regular payroll date of the Surviving Corporation to occur after the Effective Time), provided, that notwithstanding anything to the contrary contained in this Agreement, any payment in respect of a Company RSU which immediately prior to such cancellation was a form of nonqualified deferred compensation plan subject to Section 409A of the Code shall be made on the applicable settlement date for such Company RSU if required in order to comply with Section 409A of the Code.

(c) Prior to the Effective Time, the Board of Directors of the Company (or, the appropriate committee thereof administering the applicable Company Stock Plan) shall take all actions necessary or desirable, including, without limitation, adopting such resolutions or taking action by written consent in lieu of a meeting and providing any required notices, to provide for the transactions contemplated by this Section 2.05. The Company shall take all actions necessary or desirable to provide that, following the Effective Time, no holder of any Company Stock Option or Company RSU shall have the right to acquire any equity interest in the Company or the Surviving Corporation in respect thereof or any other right with respect to such Company Stock Option or Company RSU (other than the right, if any, to receive the In-the-Money Company Stock Option Consideration or the Company RSU Merger Consideration, as applicable, in accordance with this Section 2.05).

(d) The Company will continue to operate the ESPP in accordance with its terms for the only offering period in effect as of the date of this Agreement, which is scheduled to end on December 31, 2016 (the “Offering Period”). After the date of this Agreement, no new participants shall be permitted to enroll in the ESPP, no participant may increase the rate of his or her participation in the ESPP from the level in effect on the date of this Agreement, and no new offering or purchase period shall commence under the ESPP. The Company shall take all actions necessary or desirable to (a) cause each then-outstanding purchase right under the ESPP to be exercised on the last trading day of the Offering Period at a purchase price per share determined in accordance with the ESPP, and (b) ensure that no new offering is commenced thereafter.

Section 2.06. Withholding Rights. Each of the Paying Agent, Merger Subsidiary, the Surviving Corporation and Parent (including their respective Affiliates and Representatives) shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax law. If the Paying Agent, Merger Subsidiary, the Surviving Corporation or Parent (or their respective Affiliates and Representatives), as the case may be, withholds any such amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made and shall be paid over to the appropriate Taxing Authority.

Section 2.07. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent or Parent, the posting by such Person of a bond, in such reasonable amount as the Paying Agent or Parent may direct, as indemnity against any claim that may be made against the Paying Agent, Parent or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock formerly represented by such Certificate, as contemplated by this Article 2.

ARTICLE 3

The Surviving Corporation

Section 3.01. Articles of Incorporation. The articles of incorporation of the Company shall be amended at the Effective Time to read in their entirety as the articles of incorporation of Merger Subsidiary in effect immediately prior to the Effective Time (provided that the name of the Surviving Corporation shall be “Mentor Graphics Corporation”) and as so amended shall be the articles of incorporation of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.02. Bylaws. The bylaws of the Company shall be amended at the Effective Time to read in their entirety as the bylaws of Merger Subsidiary in effect immediately prior to the Effective Time (provided that the name of the Surviving Corporation shall be “Mentor Graphics Corporation”) and as so amended shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

Representations and Warranties of the Company

Subject to Section 11.05, except as disclosed in the Company SEC Documents filed before the date of this Agreement (excluding any forward-looking statements, risk factors and other similar statements that are predictive, forward-looking or primarily cautionary in nature), or as set forth in the Company Disclosure Letter, the Company represents and warrants to Parent and Merger Subsidiary that:

Section 4.01. Corporate Existence and Power. (a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Oregon and has all corporate powers and all governmental licenses, authorizations, Permits, consents and approvals required to carry on its business as currently conducted, except for those powers, licenses, authorizations, Permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company is duly qualified to do business as a foreign corporation and (where applicable and recognized) is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) Complete and correct copies of the articles of incorporation and bylaws of the Company, each as amended to the date of this Agreement, have been made available through filings with the SEC.

Section 4.02. Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the Company Shareholder Approval in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding shares of Company Stock in favor of approval of this Agreement is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger (the “Company Shareholder Approval”). Assuming due authorization, execution and delivery by Parent and Merger Subsidiary, this Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity). The Company does not have in effect any “poison pills”, shareholder rights plans or agreements, or similar agreements.

(b) At a meeting duly called and held, the Company’s Board of Directors has (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company and the Company’s shareholders, (ii) adopted and declared advisable this Agreement and the transactions contemplated hereby, and approved the execution, delivery and performance of this Agreement and (subject to receipt of the Company Shareholder Approval) the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved, subject to Section 6.03, to recommend approval and adoption of this Agreement by the holders of Company Stock (such recommendation in the preceding clause (iii), the “Company Board Recommendation”).

Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (a) the filing of articles of merger with respect to the Merger with the Secretary of State of the State of Oregon pursuant to Oregon Law and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (b) compliance with any applicable requirements of the HSR Act and competition, merger control, antitrust or similar Applicable Law of any jurisdiction outside of the United States (“Foreign Antitrust Laws”), (c) compliance with any applicable requirements of the 1933 Act, 1934 Act and any other applicable state or federal securities laws, (d) compliance with any applicable rules of the NASDAQ, (e) filings with CFIUS and the other National Security Authorities (to the extent any such filings are required or advisable) and (f) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation or bylaws (or similar organizational or governing documents) of the Company or any of its Subsidiaries, (b) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law by the Company or any of its Subsidiaries, (c) assuming compliance with the matters referred to in Section 4.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or (d) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b) through (d) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.05. Capitalization. (a) The authorized capital stock of the Company consists of 300,000,000 shares of Company Stock and 1,200,000 shares of incentive stock, without par value, of the Company (“Company Incentive Stock”), with 20,000 shares of Company Incentive Stock being designated as “Series B Junior Participating Incentive Stock” (“Company Series B Incentive Stock”). As of 5:00 p.m., California time, on November 10, 2016 (the “Reference Time”), there were (i) 109,505,658 shares of Company Stock outstanding, (ii) an aggregate of 2,205,889 shares of Company Stock subject to outstanding Company Stock Options (excluding outstanding purchase rights under the ESPP for any offering period in effect at the Reference Time), (iii) an aggregate of 4,494,595 shares of Company Stock subject to outstanding Company RSUs, which number includes 751,473 shares of Company Stock subject to outstanding Company PSUs based on the maximum payout percentage for the Company PSUs, (iv) no shares of Company Incentive Stock outstanding and (v) no shares of Company Series B Incentive Stock outstanding. As of the Reference Time, an aggregate of 5,138,184 shares of Company Stock were reserved and available for issuance under the Company Stock Plans and an aggregate of 6,609,807 shares of Company Stock were reserved and available for issuance under the ESPP. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Company Stock Plan or other ESPP will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued and fully paid. The Company has outstanding a series of 4% Convertible Subordinated Debentures due 2031 (the “Company Debentures”), which are convertible under certain circumstances into Company Stock.

(b) Except as set forth in this Section 4.05 and for changes since the Reference Time resulting from the exercise of Company Stock Options or settlement of Company RSUs or Company PSUs outstanding on such date or issuances of Company Stock pursuant to the ESPP, the issuance of shares of Company Stock upon the conversion of Company Debentures or changes that occur following the date hereof and prior to the Closing that would not constitute a breach of Section 6.01(c), there are no issued, reserved for issuance or outstanding: (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or (iv) compensatory equity or equity-linked interests, including any restricted shares, options, restricted stock units, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of or voting securities of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). Neither the Company nor any of its Subsidiaries is a party to any voting trusts or other agreements or understandings with respect to the voting of any Company Securities.

(c) The Company has made available to Parent a complete and correct list, as of the Reference Time, of each outstanding Company Stock Option and award of Company RSUs (including Company PSUs) (collectively, the “Company Equity Awards”), including, with respect to each such award, (i) the grant date, (ii) the name of the holder thereof, (iii) the number of shares of Company Stock subject to such award, (iv) the exercise price or purchase price per share, if any, (v) the number of vested and unvested shares of Company Stock subject to such award, (vi) the expiration date, if any, and (vii) with respect to Company Stock Options, whether the option is intended to constitute an incentive stock option under Section 422 of the Code or a nonqualified stock option. Without limiting the generality of the foregoing, the Company has no outstanding unvested restricted stock.

(d) Except as set forth in this Section 4.05, no (i) shares of capital stock of the Company or (ii) Company Securities are owned by any Subsidiary of the Company.

Section 4.06. Subsidiaries. (a) Section 4.06(a) of the Company Disclosure Letter sets forth a complete and correct list, as of the date of this Agreement, of each Subsidiary of the Company and its place and form of organization.

(b) Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization and has all organizational powers and all governmental licenses, authorizations, Permits, consents and approvals required to carry on its business as currently conducted, except for those powers, licenses, authorizations, Permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Each such Subsidiary is duly qualified to do business as a foreign entity and (where applicable) is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(c) All of the outstanding capital stock of or other voting securities of, or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien (other than Permitted Liens) and free of any transfer restriction (other than transfer restrictions of general applicability as may be provided under the 1933 Act or other applicable securities laws), including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests, except as set forth in Section 6.03(c) of the Company Disclosure Letter (which sets forth, to the knowledge of the Company, the owners thereof). There are no issued, reserved for issuance or outstanding and, with respect to clause (iii), no Subsidiary of the Company has at any time issued or granted, (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) compensatory equity or equity-linked interests, including any restricted shares, options, restricted stock units, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

Section 4.07. SEC Filings and the Sarbanes-Oxley Act. (a) The Company has filed with or furnished to the SEC on a timely basis all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by the Company since January 31, 2015 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”).

(b) No Subsidiary of the Company is required to file or furnish any report, statement, schedule, form or other document with, or make any other filing with, or furnish any other material to, the SEC or make any similar securities law filing with any analogous foreign Governmental Authority having jurisdiction over securities laws.

(c) As of its filing date (or, if amended or superseded by a filing after such date, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act complied in all material respects with the requirements of the 1934 Act and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, complied in all material respects with the requirements of the 1933 Act and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) The Company and each of its officers are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. The management of the Company has, in material compliance with Rule 13a-15 under the 1934 Act, designed disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities, and disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s Board of Directors (A) any significant deficiencies in the design or operation of internal control over financial reporting (“Internal Controls”) which would adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in Internal Controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls.

(f) Since January 31, 2015, the Company and its Subsidiaries have established and maintained a system of Internal Control over financial reporting (as defined in Rule 13a-15 under the 1934 Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of Internal Control over financial reporting prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of Internal Control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Internal Control over financial reporting. The Company has made available to Parent a summary of any such disclosure made by management to the Company’s auditors and audit committee since January 31, 2015.

(g) Since January 31, 2015, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ.

Section 4.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated quarterly financial statements (in each case, including the related notes) of the Company included or incorporated by reference in the Company SEC Documents in all material respects (i) have been prepared in conformity with GAAP applied on a consistent basis for the periods then ended (except as may be indicated in the notes thereto) and (ii) fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (except, in the case of any unaudited quarterly financial statements with respect to clause (i) or (ii), as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC and subject to normal year-end audit adjustments).

Section 4.09. Disclosure Documents. The information supplied by the Company for inclusion in the proxy statement, or any amendment or supplement thereto, to be sent to the Company shareholders in connection with the Merger and the other transactions contemplated by this Agreement (the “Proxy Statement”) shall not, on the date the Proxy Statement, and any amendments or supplements thereto, is filed with the SEC or is first mailed to the shareholders of the Company or at the time of the Company Shareholder Meeting, in any such case, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company will cause the Proxy Statement to comply in all materials respects with the requirements of the 1934 Act applicable thereto as of the date of such filing. The representations and warranties contained in this Section 4.09 shall not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by Parent, Merger Subsidiary or any of their respective Representatives specifically for use or incorporation by reference therein.

Section 4.10. Absence of Certain Changes. (a) From the Company Balance Sheet Date until the date hereof, (i) the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course consistent with past practice and (ii) there has not been any event, occurrence, development or a state of circumstances or facts that has had and continues to have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) From the Company Balance Sheet Date until the date hereof, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 6.01(a), 6.01(b)(ii), 6.01(e), 6.01(h), 6.01(l) or, to the extent applicable to such sections, 6.01(o).

(c) Since the date of this Agreement, there has not been any event, occurrence, development or a state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.11. No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (i) liabilities or obligations disclosed, reflected or reserved against in the Company Balance Sheet; (ii) liabilities or obligations incurred in the ordinary course of business since the Company Balance Sheet Date; (iii) liabilities or obligations incurred in connection with the transactions contemplated hereby; (iv) liabilities or obligations that would not be required to be reflected or reserved against in the Company Balance Sheet under GAAP and (v) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.12. Compliance with Laws and Court Orders; Permits. (a) The Company and each of its Subsidiaries are in compliance with, and to the knowledge of the Company are not under investigation by any Governmental Authority with respect to, Applicable Law, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company and each of its Subsidiaries has in effect all Permits which are material to the Company and its Subsidiaries taken as a whole, and necessary for it to lawfully conduct its business as presently conducted, except for such Permits the absence of which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(c) The Company is, and for the past two (2) years has been, in compliance, in all material respects, with all statutory and regulatory requirements under all International Trade Laws and Regulations. The Company has not engaged in any transactions, or otherwise dealt directly or indirectly, with any person or entity with whom U.S. persons are prohibited from dealing under International Trade Laws and Regulations.

(d) Within the past two (2) years, the Company has not (i) received any written communication alleging that it is not in compliance with International Trade Laws and Regulations or (ii) made any voluntary disclosure with respect to a possible violation of International Trade Laws and Regulations to any Governmental Authority.

Section 4.13. Litigation. There is no action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries or any present or former officer, director or employee of the Company or any of its Subsidiaries for whom the Company or any of its Subsidiaries may be liable before (or, in the case of threatened actions, suits, investigations or proceedings, that would be before) or by any Governmental Authority or arbitrator that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.14. Properties. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company or its Subsidiaries have good and valid title to, or valid leasehold interests in, all property and assets reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, free and clear of all Liens except Permitted Liens, except as have been disposed of since the Company Balance Sheet Date in the ordinary course of business.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) each lease or sublease (each, a “Lease”) under which the Company or any of its Subsidiaries leases or subleases any real property is valid and in full force and effect and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Lease, and neither the Company nor any of its Subsidiaries has received any notice in writing that it has breached, violated or defaulted under any Lease.

Section 4.15. Intellectual Property. (a) The Company and/or its Subsidiaries have valid title and the sole and exclusive ownership interest in the Company Owned IP, free and clear of any Liens (other than Permitted Liens).

(b) As of the date of this Agreement, there are no legal disputes or claims pending or, to the knowledge of the Company, threatened in writing alleging infringement, misappropriation or any other violation of any Intellectual Property rights of any Third Party by the Company or any of its Subsidiaries that would reasonably be expected to result in, individually or in the aggregate, a material liability for or restriction on the Company and its Subsidiaries, taken as a whole.

(c) To the knowledge of the Company, none of the Company or its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property rights of any Person, except for such infringements, misappropriations or violations that would not reasonably be expected to result in, individually or in the aggregate, a material liability for the Company and its Subsidiaries, taken as a whole.

(d) To the knowledge of the Company, (i) no Company Owned IP has been infringed, misappropriated or otherwise violated by any Third Party, except for such infringements, misappropriations or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and (ii) there has been no unauthorized access, disclosure or use of any trade secrets, know-how and confidential or other proprietary information that is material to the Company and its Subsidiaries, taken as a whole.

(e) Section 4.15(e) of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of all material Company Registered IP. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, (i) the Company and its Subsidiaries have paid all maintenance fees and filed all statements of use reasonably necessary to maintain the Company Registered IP, and (ii) to the knowledge of the Company, none of the issued Registered IP owned by the Company and its Subsidiaries has been adjudged invalid or unenforceable in whole or in part.

(f) The Company and its Subsidiaries have taken commercially reasonable steps (i) to protect the trade secrets in the Company Owned IP, including by implementing commercially appropriate security controls, and by taking commercially reasonable measures to protect against reverse engineering and Viruses and (ii) to protect any confidential information provided to them by any other Person under obligation of confidentiality, except, in each case, where failures to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(g) Except as set forth in Section 4.15(g) of the Company Disclosure Letter, neither the Company nor any Subsidiary has furnished or disclosed source code for any Company Product to any Person, including any escrow agent, who is not an employee of Company or a Subsidiary, and neither the Company nor any Subsidiary has any duty or obligation (whether present, contingent or otherwise) to deliver, license, or make available the source code for any of the Company Products to any escrow agent or other Person, including upon completion of the transaction contemplated hereunder. To the knowledge of the Company, none of the source code in the Source Code Licensed Products is used in any material respect in any of the other Company Products. The Source Code Licensed Products listed in Section 4.15(g)(B) of the Company Disclosure Letter have been licensed to customers in the ordinary course of business under non-exclusive licenses of Company Products that contain terms relating to ownership of derivative works and other improvements, confidentiality and restrictions on use that are no less favorable to the Company than the form of Source Code License posted to folder 1.3.1.5 of the electronic data room as of November 4, 2016.

(h) The Company and its Subsidiaries have obtained from all parties (including employees and current or former consultants and subcontractors) who have created any material portion of, or otherwise who would have any rights in or to, any material Company Owned IP, written assignments thereof substantially in the form of assignment posted to the electronic data room as of November 1, 2016.

(i) The Company and its Subsidiaries do not use and have not used Open Source Materials in any manner, e.g., by incorporating, bundling, aggregating or otherwise combining it with Company Products, or breaching any Open Source Material license terms, that (i) requires the disclosure or distribution in source code form of any Company Product, (ii) requires the licensing of any Company Product for the purpose of making derivative works, (iii) imposes any restriction on the consideration to be charged for the distribution of any Company Product or (iv) creates, or purports to create, material obligations for Company and/or the Subsidiaries with respect to Company Owned IP. With respect to any Open Source Materials that are used or have been used by the Company and/or the Subsidiaries in or distributed with the Company Products, the Company and/or the Subsidiaries are and have been compliant with all license terms relating thereto, except as would not reasonably be expected to result in, individually or in the aggregate, material liability for the Company and its Subsidiaries, and neither the Company nor any of its Subsidiaries has received any request to license, disclose or distribute Open Source Materials.

(j) None of the Company Owned IP was (i) with respect to patents, conceived or first actually reduced to practice in performance of a Government Contract and funded by a Governmental Authority, or (ii) with respect to “technical data” and “computer software,” as those terms are defined by Federal Acquisition Regulation Parts 27 and 52 or Department of Defense Federal Acquisition Regulation Supplement Parts 227 and 252, subject to a Governmental Authority’s Unlimited Rights license.

Section 4.16. Taxes. (a) All material Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due (taking into account any extension of time within which to file) in accordance with all Applicable Law, and all such material Tax Returns were, at the time of filing, true and complete in all material respects.

(b) The Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all material Taxes due and payable, other than such Taxes that are being contested in good faith by appropriate proceedings.

(c) Neither the Company nor any of its Subsidiaries has granted any extension or waiver of the statute of limitations period applicable to any income or franchise Tax Return, which period (after giving effect to such extension or waiver) has not yet expired.

(d) There is no claim, audit, action, suit, proceeding or investigation now pending or, to the Company’s knowledge, threatened against or with respect to the Company or its Subsidiaries in respect of any Tax or Tax asset.

(e) None of the Company or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two (2)-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code or so much of Section 356 of the Code as relates to Section 355 of the Code.

(f) Neither the Company nor any of its Subsidiaries has any material liability for the Taxes of another person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 or a similar provision of state, local or non-U.S. Law or as a transferee or successor, or has any material liability pursuant to any Tax sharing, Tax allocation, Tax indemnity or similar agreement, other than (i) pursuant to an agreement the only parties of which are the Company and/or its Subsidiaries or (ii) pursuant to a commercial contract the primary subject of which is not Taxes.

(g) The Company and each of its Subsidiaries has complied with all applicable transfer pricing laws in all material respects, including with respect to the preparation and retention of documentation required to be prepared or retained in accordance with such laws.

(h) No ruling with respect to Taxes has been requested or received from any Governmental Authority with respect to the Company or any of its Subsidiaries and no binding agreement with respect to Taxes has been entered into with any Governmental Authority.

(i) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(j) Except as would not result in material liability to the Company or any of its Subsidiaries, no compensation has been or would reasonably be expected to be includable in the gross income of any “service provider” (within the meaning of Section 409A of the Code) of the Company or any Subsidiary thereof as a result of the operation of Section 409A of the Code.

(k) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will result in any “parachute payment” under Section 280G of the Code (or any corresponding provision of state, local, or foreign Tax law).

(l) There is no contract, agreement, plan or arrangement to which the Company or any Subsidiary thereof is a party which requires the Company or such Subsidiary to pay a Tax gross-up or reimbursement payment to any Person with respect to any Tax-related payments under Section 409A of the Code or Section 280G of the Code.

Section 4.17. Employee Benefit Plans. (a) Section 4.17 of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of each Employee Plan, and whether the Employee Plan is a US Plan or an International Plan. “Employee Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and whether or not a US Plan or an International Plan and each other material employment, severance or other Contract, plan, practice, program, agreement, arrangement or policy providing for compensation, benefits, bonuses, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, change in control, retention, severance or termination benefits, vacation or paid-time-off benefits, insurance (including any self-insured arrangements), health, dental, vision, life or medical benefits, employee assistance program, cafeteria, flex spending, disability or sick leave benefits, post-employment or retirement benefits (including compensation, pension, savings, health, medical or life insurance benefits) or other welfare fringe benefits or similar plan program or agreement, in any case, which is maintained, administered or contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any liability or obligation (contingent or fixed), other than any plan, policy, program, arrangement or understanding mandated by Applicable Law. Copies of the Employee Plans (and, if applicable, related administrative service agreements and insurance policies), including the plan documents and all amendments thereto, have been made available to Parent together with, if any, the three most recent annual reports (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan, and the most recent actuarial reports and all financial statements (if applicable) relating to such plan. Except as would not result in material liability to the Company or any of its Subsidiaries, neither the Company nor any of its Subsidiaries has any obligation to adopt or enter into any additional Employee Plan or to amend or terminate any existing Employee Plan.

(b) No Employee Plan is, and neither the Company nor any of its Subsidiaries nor any of their respective ERISA Affiliates sponsors, maintains or contributes to, or has in the past six years sponsored, maintained or contributed to, or has any liability or obligation (contingent or fixed) with respect to, any employee benefit plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code. No liability under Title IV of ERISA has been or, to the Company’s knowledge, is reasonably expected to be incurred by the Company or any Subsidiary thereof.

(c) No Employee Plan is, and neither the Company nor any of its Subsidiaries nor any of their respective ERISA Affiliates contributes to, or has in the past six (6) years contributed to, or has any liability or obligation (contingent or fixed) with respect to (i) any multiemployer plan, as defined in Section 3(37) of ERISA, (ii) a multiple employer plan, within the meaning of Section 413(c) of the Code, or (iii) any multiple employer welfare arrangement, within the meaning of Section 3(40) of ERISA.

(d) Each US Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file an application for such determination from the Internal Revenue Service, and, to the knowledge of the Company, no facts or circumstances exist which would reasonably be expected to adversely affect the qualified status of any such plan. The Company has made available to Parent copies of the most recent Internal Revenue Service determination letter with respect to each such US Plan and any pending application for such a determination letter.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each US Plan has been maintained, operated and administered in compliance with its terms and with the requirements prescribed by any and all Applicable Laws, statutes, Orders, rules and regulations including ERISA and the Code, in any case, which are applicable to such US Plan.

(f) Except as required by Applicable Law or expressly provided in this Agreement, the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event, including a termination of service, to the extent such other event alone would not by itself trigger such benefit) (i) entitle any employee, director or independent contractor of the Company or any of its Subsidiaries to severance pay or any other compensation or benefits, or (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan.

(g) Neither the Company nor any of its Subsidiaries has any liability (under an Employee Plan or otherwise) in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees or other service providers of the Company or its Subsidiaries (or any dependents of the foregoing) except (i) benefits in the nature of severance pay with respect to the Employee Plans identified on Section 4.17(a) of the Company Disclosure Letter, (ii) coverage or benefits as required under Section 4980B of the Code or any other Applicable Law for which the service provider pays the full cost of such coverage or benefits, or (iii) coverage or benefits as required under any International Plan.

(h) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, there is no action, suit, investigation, audit or proceeding pending against, by or on behalf of or, to the knowledge of the Company, threatened against, by or on behalf of any Employee Plan, whether the Employee Plan is a US Plan or an International Plan, or the assets, fiduciaries or administrators thereof, with respect to such Employee Plan (whether before any Governmental Authority or otherwise), other than routine claims for benefits. Except as would not result in material liability to the Company or any of its Subsidiaries, with respect to each Employee Plan, (i) no breaches of fiduciary duty or other failures to act or comply in connection with the administration or investment of the assets of such Employee Plan have occurred, (ii) no lien has been imposed under the Code, ERISA or any other applicable law, and (iii) there has not been any non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code).

(i) Except as would not result in material liability to the Company or any of its Subsidiaries, all payments, benefits, contributions (including all employer contributions and employee salary reduction contributions) and premiums related to each Employee Plan have been timely paid or made in full or, to the extent not yet due, properly accrued on the Company’s latest financial statements in accordance with the terms of the Employee Plan and all Applicable Laws.

(j) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; (i) each International Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all Applicable Laws, applicable statutes, Orders, rules and regulations (including any special provisions relating to qualified plans in a jurisdiction where such plan was intended so to qualify) and in good standing with applicable regulatory authorities and (ii) each International Plan intended to be funded or book reserved is fully funded or book reserved, as appropriate, based on reasonable actuarial assumptions.

(k) Each Company Equity Award was granted, in all material respects, in accordance with the terms of the applicable Company Stock Plan and all Applicable Laws including, without limitation, all applicable securities laws, and was authorized no later than the applicable date of grant by all necessary corporation action. Each Company Stock Option has an exercise price that is no less than the fair market value of the shares underlying such Company Stock Option as of the applicable date of grant.

(l) Neither the Company nor any of its Subsidiaries is or has at any time been the employer, or connected with or an associate of (as those terms are used in the UK Pensions Act 2004) the employer in a UK defined benefit pension plan.

Section 4.18. Labor and Employment Matters. (a) Neither the Company nor any of its Subsidiaries is, or during the last three (3) years has been, a party to any collective bargaining agreement or similar agreement with a labor union or organization with respect to employees based in the United States. Section 4.18(a) of the

Company Disclosure letter sets forth a true and complete list of, and the Company has provided Parent with a true and complete copy of, each collective bargaining agreement or similar agreement with a labor union, works council or similar organization with respect to employees of the Company or any Subsidiary thereof based outside of the United States. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, there is no (i) unfair labor practice, labor dispute or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, (ii) activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries or (iii) lockout, strike, slowdown, work stoppage or threat thereof by or with respect to such employees, and during the last three years there has not been any such action.

(b) Except as would not result in material liability to the Company or any of its Subsidiaries, the Company and its Subsidiaries are in compliance in all respects with all Applicable Laws respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as employees, independent contractors and consultants), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act.

(c) Except as would not result in material liability to the Company or any of its Subsidiaries, within the past three years, neither the Company nor its Subsidiaries has engaged in or effected any “mass layoff” or “plant closing” (in each case, within the meaning of the Worker Adjustment and Retraining Notification Act (the “WARN Act”)), or any similar action which would require notice under the WARN Act or any state Applicable Law of similar effect.

(d) Except as would not result in material liability to the Company or any of its Subsidiaries, neither the Company nor any of its Subsidiaries has been party to a transaction to which the ARD applied.

Section 4.19. Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (i) the Company and its Subsidiaries maintain insurance in such amounts and against such risks as is sufficient to comply with Applicable Law, (ii) all insurance policies of the Company and its Subsidiaries are in full force and effect, except for any expiration thereof in accordance with the terms thereof, (iii) neither the Company nor any of its Subsidiaries is in breach of, or default under, any such insurance policy and (iv) no written notice of cancelation or termination has been received with respect to any such insurance policy, other than in connection with ordinary renewals.

Section 4.20. Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

(i) (x) no action, claim, suit or proceeding is pending or, to the knowledge of the Company, threatened by any Governmental Authority or other Person in writing that, in each case, alleges that the Company or any of its Subsidiaries has violated or has any liability under any Environmental Law, and (y) there is no judgment, decree, injunction or order of any Governmental Authority issued under any Environmental Law outstanding against the Company or any of its Subsidiaries;

(ii) the Company and its Subsidiaries are and, since January 31, 2014, have been in compliance with all Environmental Laws and all Environmental Permits; and

(iii) to the knowledge of the Company, there has been no Release of any Hazardous Substance arising from or relating to the business and operations of the Company or any of its Subsidiaries that has resulted in any obligation of the Company or any of its Subsidiaries to conduct, or incur costs relating to, any remedial action under or pursuant to any Environmental Law.

Section 4.21. Material Contracts. (a) Except for this Agreement, any Employee Plans and the Contracts filed as exhibits to the Company SEC Documents that are available as of the date of this Agreement, Section 4.21(a) of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of each of the following Contracts to which the Company or any of its Subsidiaries is a party or which bind their respective properties or assets, and except as provided in this Section 4.21(a), to the extent that any such Contract is to be performed in whole or in part or is a Contract under which the Company or its Subsidiaries has any material rights or obligations after the date hereof:

(i) each Contract that involves performance of services or delivery of goods, products or developmental, consulting or other services commitments by the Company or any of its Subsidiaries, and that either (A) provides for, or would be reasonably expected to result in, unique booking transactions to the Company of $3,000,000 or more during the period comprised of (x) the Company’s fiscal year ended January 31, 2016 and (y) the Company’s current fiscal year through October 31, 2016 or (B) provides for, or would be reasonably expected to result in, aggregate payments to the Company or any of its Subsidiaries after the date hereof of $10,000,000 or more;

(ii) each Contract that involves performance of services or delivery of goods, materials, supplies or equipment or developmental, consulting or other services commitments to the Company or any of its Subsidiaries, or the payment therefor by the Company or any of its Subsidiaries, and that either (A) provided for or resulted in payments by the Company of $3,000,000 or more during the period comprised of (x) the Company’s fiscal year ended January 31, 2016 and (y) the Company’s current fiscal year through October 31, 2016 or (B) provides for or would reasonably be expected to result in aggregate payments by the Company after the date hereof of $10,000,000 or more;

(iii) each Contract with a Major Customer or a Major Supplier;

(iv) each Contract relating to the development, acquisition, disposition, licensing or use of any Intellectual Property that is material to the Company and its Subsidiaries, taken as a whole, or that involved payment (or would reasonably be expected to involve payment) by the Company or any of its Subsidiaries of more than $500,000 in the Company’s fiscal year ended January 31, 2016, fiscal year ended January 31, 2015 or fiscal year commencing February 1, 2016 (and any related maintenance and support agreements) other than “commercially available off-the-shelf” licenses;

(v) each Contract that contains any provisions restricting the Company or any of its Affiliates or their successors from (A) competing or engaging in any activity or line of business or with any Person or in any area or pursuant to which any benefit or right is required to be given or lost as a result of so competing or engaging or which, pursuant to its terms, could have such effect after the Closing solely as a result of the consummation of the transactions contemplated hereby, in any case other than any customary permitted use restrictions in any leases, or (B) hiring or soliciting for hire the employees or contractors of any Third Party (other than non-hire and non-solicitation provisions contained in confidentiality agreements), except in the case of each of clauses (A) and (B) for such restrictions that are not material to the Company and its Subsidiaries, taken as a whole;

(vi) each Contract that (A) grants any exclusive rights to any Third Party, including any exclusive license or supply or distribution agreement or other exclusive rights or which, pursuant to its terms, could have such effect after the Closing solely as a result of the consummation of the transactions contemplated hereby, (B) grants any rights of first refusal or rights of first negotiation with respect to any product, service or Company Owned IP, (C) contains any provision that requires the purchase of all or any portion of the Company’s or any of its Subsidiaries’ requirements from any Third Party or (D) grants “most favored nation” rights, except in the case of each of clauses (A), (B), (C) and (D) for such rights and provisions that are not material to the Company and its Subsidiaries, taken as a whole;

(vii) each Contract pursuant to which the Company or any of its Subsidiaries has granted or has been granted any license to Intellectual Property (other than nonexclusive licenses granted in the ordinary course of business of the Company and its Subsidiaries consistent with past practice), except for such licenses that are not material to the Company and its Subsidiaries, taken as a whole;

(viii) each Contract relating to indebtedness for borrowed money (whether incurred, assumed, guaranteed or secured by any asset), except any such agreement (A) with an aggregate outstanding principal amount not exceeding $3,000,000 or (B) between or among any of the Company and its Subsidiaries;

(ix) each Contract pursuant to which the Company or any of its Subsidiaries is a party that creates or grants a Lien on any properties or other assets of the Company or any of its Subsidiaries having an aggregate value in excess of $1,000,000, other than any Permitted Liens;

(x) each Contract under which the Company or any of its Subsidiaries has, directly or indirectly, made any loan, capital contribution to, or other investment in, any Person (except for the Company or any of its Subsidiaries), other than (A) extensions of credit in the ordinary course of business consistent with past practice and (B) investments in marketable securities in the ordinary course of business;

(xi) each Contract under which the Company or any of its Subsidiaries has any obligations (including indemnification obligations) which have not been satisfied or performed (other than confidentiality obligations) relating to the acquisition or disposition of all or any portion of any business (whether by merger, sale of stock, sale of assets or otherwise) for consideration in excess of $1,500,000 (including, if applicable, the maximum amount of any contingent consideration), except for acquisitions or dispositions of inventory, properties and other assets in the ordinary course of business;

(xii) each partnership, joint venture or other similar Contract or arrangement involving the Company or any of its Subsidiaries;

(xiii) each Contract entered into in connection with the settlement or other resolution of any action or proceeding (a) under which the Company or any of its Subsidiaries have any continuing obligations, liabilities or restrictions that are material to the Company and its Subsidiaries, taken as a whole, or (b) that involved or would reasonably be expected to involve payment by the Company or any of its Subsidiaries of more than $1,500,000 on or after January 31, 2015;

(xiv) each collective bargaining agreement, works council agreement and similar labor agreement; and

(xv) each Contract required to be filed by the Company pursuant to Item 601(b)(10) of Regulation S-K under the 1933 Act.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each Contract disclosed in Section 4.21(a) of the Company Disclosure Letter or required to be disclosed pursuant to Section 4.21(a) (each, a “Material Contract”) (unless it has terminated or expired (in each case according to its terms)) is in full force and effect and is a legal, valid and binding agreement of the Company or its Subsidiary, as the case may be, and, to the knowledge of the Company, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has received, as of the date of this Agreement, any notice in writing to terminate or not renew, in whole or in part, any Material Contract. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, none of the Company, any of its Subsidiaries or, to the knowledge of the Company, any other party thereto is in default or breach under the terms of any Material Contract and, to the knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder.

(c) True and correct copies of each Material Contract and any amendments or modifications thereto have been filed with the SEC or made available by the Company to Parent.

Section 4.22. Customers and Suppliers. Section 4.22(a) of the Company Disclosure Letter lists the ten largest customers of the Company and its Subsidiaries (determined on the basis of aggregate booking transactions recognized by the Company and its Subsidiaries over the four consecutive fiscal quarter period ended January 31, 2016) (each, a “Major Customer”). Section 4.22(b) of the Company Disclosure Letter lists the ten largest suppliers of the Company and its Subsidiaries (determined on the basis of aggregate invoices made to the Company and its Subsidiaries over the four consecutive fiscal quarter period ended January 31, 2016)

(each, a “Major Supplier”). Except as would not reasonably be expected to have a Material Adverse Effect on the Company, the Company has not received, as of the date of this Agreement, any notice in writing from any Major Customer or Major Supplier that it intends to terminate, or not renew, its relationship with the Company or its Subsidiaries.

Section 4.23. Compliance with the U.S. Foreign Corrupt Practices Act and Other Applicable Anti-Corruption Laws. (a) Since January 31, 2011, the Company and its Subsidiaries, and to the Company’s knowledge, all Person’s acting on behalf of the Company or any of its Subsidiaries, have materially complied with the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act 2010, and other anti-corruption laws applicable to the Company or its Subsidiaries (collectively, “Anti-corruption Laws”).

(b) Since January 31, 2011, neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any Person acting on behalf of the Company or any of its Subsidiaries, has offered, given, promised, or authorized the giving of anything of value, directly or indirectly, to or from any Person, including any Public Official: (i) for the purpose of improperly influencing any action or decision of a Person in his or her official capacity, (ii) for the purpose of improperly inducing a Person to use his or her influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority to assist the Company or any Subsidiary in obtaining or retaining business or any business advantage for or with, or directing business to, any Person, in any such case where such action would violate in any material respect any Anti-corruption Laws.

(c) To the Company’s knowledge, there are no material violations, enforcement actions, penalties or threats of penalty, whistleblower reports, governmental investigations, internal or external audits, voluntary disclosures to a Governmental Authority, or pending litigation related to Anti-corruption Laws, involving the Company or any of its Subsidiaries.

(d) The Company and its Subsidiaries have instituted an anti-corruption compliance program designed to achieve compliance with Anti-corruption Laws.

Section 4.24. Finders’ Fees. Except for Merrill Lynch, Pierce, Fenner & Smith Incorporated, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 4.25. Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, financial advisor to the Company, to the effect that, as of the date of this Agreement and subject to the assumptions, limitations, qualifications and other matters stated therein, the Merger Consideration to be received by the holders of shares of Company Stock (other than, to the extent applicable, the Company, Parent and their respective wholly owned Subsidiaries) in the Merger is fair, from a financial point of view, to such holders. A signed copy of such opinion will be made available to Parent for information purposes only promptly following the date of this Agreement.

Section 4.26. Antitakeover Statutes. The Company is not subject to the Oregon Control Share Act, Sections 60.801 to 60.813 of Oregon Law. The Company is not governed by the Oregon statutes relating to business combinations with interested shareholders, Sections 60.825 to 60.845 of Oregon Law.

Section 4.27. Government Contracts. (a)(i) Neither the Company nor its Subsidiaries is in material breach or default of any Government Contract; (ii) each of the Company and its Subsidiaries is in compliance in all material respects with Applicable Law, including the Federal Acquisition Regulation, the Cost Accounting Standards, the Truth in Negotiations Act and the Anti-Kickback Act, where and as applicable to each Government Contract; and (iii) to the knowledge of the Company, there are no outstanding material disputes between the Company or any Subsidiary, on the one hand, and any Governmental Authority, prime contractor, or subcontractor, on the other hand, arising under any Government Contract.

(b) Except as would not reasonably be expected to be material to the Company or its Subsidiaries, during the previous three (3) years from the date hereof: (i) neither the Company nor any of its Subsidiaries nor any of their respective current directors, current officers, or, to the knowledge of the Company, current employees is suspended or debarred, or proposed for debarment or suspension from government contracting; (ii) no Governmental Authority, prime contractor, subcontractor, or other person has notified the Company or any of its Subsidiaries, as applicable, in writing or, to the knowledge of the Company, orally of any material breach or violation of any Applicable Law that remains unresolved and pertains to any Government Contract; (iii) neither the Company nor any of its Subsidiaries has received any written notice of termination for default, cure notice, or show cause notice that pertains to any Government Contract; (iv) neither the Company nor any of its Subsidiaries has received any written notice of any audits or investigations by any Governmental Authority that remains unresolved and pertains to a Government Contract (other than in the ordinary course of business, including such routine audits by the DCAA and the United States Office of Federal Contract Compliance Programs); and (v) neither the Company nor any of its Subsidiaries has made any voluntary or mandatory disclosure to any Governmental Authority with respect to any irregularity, misstatement, significant overpayment, or violation of Applicable Law arising under or relating to any Government Contract.

Section 4.28. No Additional Representations. Except for the representations and warranties made by the Company in this Article 4, neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects or any information provided to Parent, Merger Subsidiary or any of their respective Affiliates or Representatives, notwithstanding the delivery or disclosure to Parent or any of its Affiliates or Representatives of any documentation, forecasts or other information in connection with the transactions contemplated hereby, and each of Parent and Merger Subsidiary acknowledge the foregoing. Neither the Company nor any other Person will have or be subject to any liability to Parent or Merger Subsidiary, or any other Person resulting from the distribution to the Parent or any of its Affiliates or Representatives, or the Parent’s (or any of its Affiliates’ or Representatives’) use of, any such information, including any information, documents, projections, forecasts, management presentations in expectation of the Merger or the other transactions contemplated hereunder or other material made available to them by the Company or its Representatives, unless any such information is expressly included in a representation or warranty contained in this Article 4.

ARTICLE 5

Representations and Warranties of Parent and Merger Subsidiary

Parent and Merger Subsidiary jointly and severally represent and warrant to the Company that:

Section 5.01. Corporate Existence and Power. (a) Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, Permits, consents and approvals required to carry on its business as currently conducted, except for those powers, licenses, authorizations, Permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement. Parent owns beneficially and of record all of the outstanding capital stock of Merger Subsidiary.

(b) Parent has heretofore made available to the Company complete and correct copies of the certificates of incorporation and bylaws of Parent and Merger Subsidiary as currently in effect.

Section 5.02. Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action. Parent, as sole shareholder of Merger Subsidiary, has approved this

Agreement. Assuming due authorization, execution and delivery by the Company, this Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against each of Parent and Merger Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 5.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (a) the filing of articles of merger with respect to the Merger with the Secretary of State of the State of Oregon and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (b) compliance with any applicable requirements of the HSR Act and Foreign Antitrust Laws, (c) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other state or federal securities laws, (d) compliance with any applicable rules of the NASDAQ, (e) filings with CFIUS and the other National Security Authorities (to the extent any such filings are required or advisable) and (f) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.04. Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement, as applicable, and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation or bylaws of Parent or Merger Subsidiary, (b) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization by which any asset of Parent or any of its Subsidiaries is bound or (d) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of Parent or any of its Subsidiaries, except, in the case of each of clauses (b) through (d), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.05. Disclosure Documents. The information supplied by Parent or Merger Subsidiary for inclusion in the Proxy Statement shall not, on the date the Proxy Statement, and any amendments or supplements thereto, is filed with the SEC or is first mailed to the shareholders of the Company or at the time of the Company Shareholder Meeting, in any such case, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.05 shall not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by the Company or any of its Representatives specifically for use or incorporation by reference therein.

Section 5.06. Financing. Parent has, and as of the Effective Time shall have, and shall have at all times between the date hereof and the Effective Time, sufficient funds available to fully fund all of Parent’s and Merger Subsidiary’s obligations under this Agreement, including payment of the aggregate Merger Consideration and payment of all fees and expenses related to the transactions contemplated by this Agreement.

Section 5.07. Certain Arrangements. There are no Contracts or commitments to enter into Contracts (a) between Parent, Merger Subsidiary or any of their Affiliates, on the one hand, and any director, officer or employee of the Company or any of its Subsidiaries, on the other hand, or (b) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any shareholder of the Company agrees to vote or approve this Agreement, or agrees to vote against any Superior Proposal.

Section 5.08. Litigation. There are no actions pending or, to the knowledge of Parent and Merger Subsidiary, threatened against Parent, Merger Subsidiary or any of their respective Affiliates, other than any such action that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Merger by Parent or Merger Subsidiary, and neither Parent nor Merger Subsidiary nor any of its Affiliates is a party to or subject to the provisions of any order which would reasonably be expected to prevent or materially delay the consummation of the Merger by Parent or Merger Subsidiary.

Section 5.09. Ownership of Company Securities. Parent and its Affiliates do not “beneficially own” (within the meaning of Regulation 13D promulgated under the 1934 Act) any shares of Company Stock, Company Securities or other securities of the Company or any options, warrants or other rights to acquire Company Stock, Company Securities or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company.

Section 5.10. No Vote of Parent Shareholders. No vote of the shareholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by any Applicable Law, the articles of incorporation or bylaws or other equivalent organizational documents of Parent or the applicable rules of any exchange on which securities of Parent are traded, in order for Parent to consummate the transactions contemplated hereby. For purposes of this Section 5.10, “Parent” also includes the equity holders of, or parent company of, Parent.

Section 5.11. Finders’ Fees. Except for BNP Paribas SA, Deutsche Bank AG and J.P. Morgan Limited, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent, Merger Subsidiary or any of their respective Affiliates who is entitled to any fee or commission from Parent, Merger Subsidiary or any of their respective Affiliates in connection with the transactions contemplated by this Agreement.

Section 5.12. Non-Reliance on Company Estimates. The Company has made available to Parent and Merger Subsidiary, and may continue to make available, certain estimates, projections and other forecasts for the business of the Company and its Subsidiaries and certain plan and budget information. Each of Parent and Merger Subsidiary acknowledges that these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other. Further, each of Parent and Merger Subsidiary acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that Parent and Merger Subsidiary are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans and budgets), and that neither Parent nor Merger Subsidiary is relying on any estimates, projections, forecasts, plans or budgets furnished by the Company, its Subsidiaries or their respective Affiliates and Representatives, and neither Parent nor Merger Subsidiary shall, and shall cause its Affiliates and their respective Representatives not to, hold any such Person liable with respect thereto, other than fraud in connection therewith.

Section 5.13. No Additional Representations. Except for the representations and warranties made by Parent and Merger Subsidiary in this Article 5, neither Parent nor Merger Subsidiary nor any other Person makes any other express or implied representation or warranty with respect to Parent or Merger Subsidiary or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and the Company acknowledges the foregoing.

ARTICLE 6

Covenants of the Company

Section 6.01. Conduct of the Company. Except for matters set forth in Section 6.01 of the Company Disclosure Letter, as contemplated by this Agreement, as required by Applicable Law or with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), from and after the date hereof and prior to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and use its reasonable best efforts to (i) preserve intact its present business organization, (ii) keep available the services of its directors, officers and key employees and (iii) maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, except for matters set forth in Section 6.01 of the Company Disclosure Letter, as contemplated by this Agreement, as required by Applicable Law or with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), between the date hereof and the Effective Time, as applicable, the Company shall not, nor shall it permit any of its Subsidiaries to:

(a) (i) amend the articles of incorporation or bylaws of the Company or (ii) amend in any material respect the comparable organizational documents of any Subsidiary of the Company;

(b) (i) split, combine or reclassify any shares of its capital stock or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (ii) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any capital stock of the Company or any of its Subsidiaries, other than (A) dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent and (B) the Company’s ordinary course cash quarterly dividends to holders of Company Stock in a per share of Company Stock amount no greater than the Company’s dividend declared on August 18, 2016, or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any Company Securities or any Company Subsidiary Securities, other than (A) the acquisition by the Company of shares of Company Stock in connection with the surrender of shares of Company Stock by holders of Company Stock Options in order to pay the exercise price thereof, (B) the withholding of shares of Company Stock to satisfy Tax obligations with respect to Company Equity Awards granted pursuant to the Company Stock Plans, and (C) to the extent permitted by Section 6.01(c), as required by any Employee Plan as in effect on the date of this Agreement;

(c) (i) issue, deliver, sell, grant, pledge, transfer, subject to any Lien (other than Permitted Liens) or otherwise encumber or dispose of, or authorize the issuance, deliverance, sale, grant, pledge, transfer, subjection to any Lien (other than Permitted Liens), encumbrance or disposition of, any Company Securities or Company Subsidiary Securities, or grant any Company Equity Awards (or other equity or equity-linked incentive awards), other than the issuance of (A) any shares of Company Stock upon the exercise of Company Stock Options or settlement of Company RSUs that are outstanding on the date of this Agreement, in each case in accordance with their terms on the date of this Agreement, (B) the issuance of shares of Company Stock as required by the ESPP as in effect on the date of this Agreement, (C) any shares of Company Stock upon the conversion of any Company Debentures and (D) any Company Subsidiary Securities to the Company or any wholly-owned Subsidiary of the Company or (ii) amend any term of any Company Security or any Company Subsidiary Security;

(d) incur any capital expenditures or any obligations or liabilities in respect thereof, except for (i) those contemplated by the capital expenditure budget as set forth in Section 6.01(d) of the Company Disclosure Letter and (ii) any unbudgeted capital expenditures not to exceed $3,000,000 individually or $10,000,000 in the aggregate for each fiscal quarterly period;

(e) adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, each with respect to the Company or any of its

Subsidiaries (other than the dissolution of any inactive Subsidiary of the Company and reorganizations solely among Subsidiaries of the Company that does not give rise to any material costs or other adverse consequences to the Company or its Subsidiaries);

(f) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) or lease, directly or indirectly, any properties, interests or businesses, or any assets or securities in connection with the acquisition of properties, interests or businesses, if the aggregate amount of consideration paid or transferred by the Company and its Subsidiaries would exceed $10,000,000 for each fiscal quarterly period;

(g) (i) sell, lease, license, exchange, swap or otherwise transfer or dispose of or create or incur any Lien (other than Permitted Liens) on, any of the Company’s or its Subsidiaries’ assets, securities, properties, interests or businesses if the aggregate amount of consideration paid or transferred to the Company and its Subsidiaries would exceed $5,000,000 for each fiscal quarterly period or (ii) sell or exclusively license any of the material Company Owned IP, other than, in each of clauses (i) and (ii), (x) pursuant to existing Contracts or commitments that have been disclosed to Parent prior to the date of this Agreement or (y) sales of Company products and services, inventory or used equipment in the ordinary course of business consistent with past practice;

(h) (i) repurchase, prepay, assume, guarantee, incur or otherwise become liable for any indebtedness for borrowed money, including by way of a guarantee or an issuance or sale of debt securities, or issue or sell options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any “keep well” or other Contract to maintain any financial statement or similar condition of another Person, or enter into any arrangement having the economic effect of any of the foregoing (other than (A) in connection with the financing of ordinary course trade payables consistent with past practice, (B) accounts payable in the ordinary course of business consistent with past practice or (C) indebtedness for borrowed money not exceeding $10,000,000 for each fiscal quarterly period), or (ii) make any loans, advances or capital contributions to, or investments in, any other Person (other than (A) to the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice or (B) accounts receivable and extensions of credit in the ordinary course of business and advances of expenses to employees in the ordinary course of business consistent with past practice);

(i) enter into any Contract that contains any provisions restricting the Company or any of its Affiliates from competing or engaging in any material respect in any activity or line of business or with any Person or in any area or pursuant to which any material benefit or right is required to be given or lost as a result of so competing or engaging, or which, pursuant to its terms, would reasonably be expected to have such effect after the Closing solely as a result of the consummation of the transactions contemplated hereby or enter into, modify or amend any Contract so as to require disclosure of such Contract pursuant to Section 4.21(a)(vi);

(j) except (w) as required by the terms of any Employee Plan as in effect on the date of this Agreement, (x) as required by Applicable Law, or (y) as disclosed on Section 6.01(j) of the Company Disclosure Letter: (i) hire any new employee to whom a written offer of employment has not previously been made and accepted prior to the date of this Agreement, other than the hiring of any non-officer employees in the ordinary course of business with total compensation not exceeding $300,000 individually at a “director” level (Grade 11 employees who report to any Vice President) or below, (ii) grant to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries any increase in compensation, bonus or benefits (including severance benefits) except as may be required pursuant to Contracts in effect on the date hereof, (iii) make any Person a participant in or party to any severance plan or arrangement or grant or agree to provide to any Person severance, change of control or retention compensation or benefits, or (iv) establish, adopt, enter into or amend any Employee Plan (other than entering into offer letters that contemplate “at will” employment and do not provide for retention, change in control, severance or termination benefits) or collective bargaining agreement; provided, however, that the foregoing shall not restrict the Company or any of its Subsidiaries from entering into employment agreements with newly hired employees on terms and conditions substantially similar to those of similarly-situated employees, or from entering into employment agreements with employees in the context of promotions based on job performance or workplace requirements on terms and conditions substantially similar with those of similarly situated employees;

(k) make any change in any financial accounting principles, methods or practices, in each case except for any such change required by GAAP or Applicable Law, including Regulation S-X under the 1934 Act;

(l) (i) institute, pay, discharge, compromise, settle or satisfy (or agree to do any of the preceding with respect to) any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), in excess of $1,500,000 in any individual case, other than as required by their terms as in effect on the date of this Agreement and other than such claims, liabilities or obligations reserved against on the Company Balance Sheet (for amounts not in excess of such reserves); provided that the payment, discharge, settlement or satisfaction of such claim, liability or obligation does not include any material obligations (other than the payment of money) to be performed by the Company or any of its Subsidiaries following the Closing, or (ii) waive, relinquish, release, grant, transfer or assign any right with a value of more than $1,500,000 in any individual case;

(m) make or change any material Tax election, file any material amended Tax Return, settle or compromise any material Tax audit or other proceeding for an amount materially in excess of the amount accrued or reserved therefor in the Company’s financial statements included in the Company SEC Documents, compromise or surrender any material Tax refund or credit, change any material method of Tax accounting, in each case other than as required by Law;

(n) (i) modify, amend, terminate or waive any material rights under any Material Contract, other than in the ordinary course consistent with past practice, or (ii) enter into any contract that, if in effect on the date hereof, would have constituted a Material Contract, other than in the ordinary course consistent with past practice; or

(o) agree, authorize or commit to do any of the foregoing.

Section 6.02. Company Shareholder Meeting. The Company shall cause a meeting of its shareholders (the “Company Shareholder Meeting”) to be duly called and held as soon as reasonably practicable following the clearance of the Proxy Statement by the SEC for the purpose of voting on the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby. Notwithstanding the immediately preceding sentence, the Company may adjourn or postpone the Company Shareholder Meeting (i) after consultation with Parent, to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s shareholders within a reasonable amount of time in advance of the Company Shareholder Meeting, (ii) as otherwise required by Applicable Law or (iii) if as of the time for which the Company Shareholder Meeting is scheduled as set forth in the Proxy Statement, there are insufficient shares of Company Stock represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholder Meeting. Subject to Section 6.03, the Board of Directors of the Company shall (A) recommend approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby by the Company’s shareholders, (B) use its reasonable best efforts to obtain the Company Shareholder Approval and (C) otherwise comply with all legal requirements applicable to such meeting.

Section 6.03. Acquisition Proposals. (a) Subject to Sections 6.03(b), 6.03(c), 6.03(d) and 6.03(f), (i) neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or knowingly permit any of the directors of the Company, the senior executive officers of the Company, or any investment bankers, attorneys, accountants or other advisors retained by the Company or its Subsidiaries (collectively, “Company Representatives”) to, directly or indirectly, (A) solicit, initiate or knowingly facilitate or encourage the submission of any Acquisition Proposal, (B) enter into or participate in any discussions or negotiations with, or furnish any non-public information or access relating to the Company or any of its Subsidiaries to, any Third Party with respect to an Acquisition Proposal or any inquiry or proposal that could reasonably be expected to lead to an Acquisition Proposal or (C) enter into any agreement in principle, letter of intent, merger agreement, acquisition agreement or other similar agreement relating to an Acquisition Proposal and (ii) except as otherwise provided in this Section 6.03, the Board of Directors of the Company shall not fail to make, and shall not withdraw, withhold, qualify or modify, or resolve to or publicly propose to withdraw, withhold, qualify or modify in a manner adverse to Parent, the Company Board Recommendation, or approve, endorse or recommend, or publicly propose to approve, endorse or recommend, an Acquisition Proposal (any of the foregoing in this clause (ii), an “Adverse Recommendation Change”); provided, that, for the avoidance of doubt, neither (1) the determination by the Board of Directors in accordance with this Section 6.03 that an Acquisition Proposal constitutes a Superior Proposal or (2) the delivery by the Company of the notice required by Section 6.03(f) shall, in and of itself, constitute an Adverse Recommendation Change. The Company shall immediately cease any discussions or negotiations with any person with respect to an Acquisition Proposal or any inquiry or proposal that could reasonably be expected to lead to an Acquisition Proposal and reasonably promptly after the date hereof terminate access to any Third Party or its Representatives to any electronic data room maintained by the Company or its Subsidiaries with respect to the transactions contemplated by this Agreement. The Company and its Subsidiaries shall not release any Third Party from, or waive, amend or modify any provision of, or grant permission under, (x) any standstill provision in any agreement to which the Company or any of its Subsidiaries is a party or (y) any confidentiality provision in any agreement to which the Company or any of its Subsidiaries is a party except, with respect to clause (x), (A) to the extent that prior to the receipt of the Company Shareholder Approval the Board of Directors of the Company concludes in good faith, after consultation with its financial advisors and outside legal counsel, the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under Applicable Law or (B) to the extent that any standstill provision in any agreement to which the Company or any of its Subsidiaries is a party includes a “fall-away” or other similar provision that causes such standstill provision to be released, waived, modified or amended as a result of the Company entering into this Agreement in and of itself.

(b) Notwithstanding Section 6.03(a), if at any time prior to the receipt of the Company Shareholder Approval, the Company or any of the Company Representatives has received an unsolicited written, bona fide Acquisition Proposal from any Third Party that did not result from a material breach of Section 6.03 and that the Board of Directors of the Company determines in good faith, after consultation with its financial advisor and outside legal counsel, would reasonably be expected to result in a Superior Proposal, then the Company, directly or indirectly through the Company Representatives, may on the terms provided in this Section 6.03 (i) engage in negotiations or discussions with such Third Party and its Representatives related to such written Acquisition Proposal and (ii) furnish to such Third Party or its Representatives non-public information and access relating to the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement; provided, that, prior to or substantially concurrently with the time it is made available to such Third Party, the Company shall make available to Parent any material non-public information relating to the Company or its Subsidiaries that is made available to such Third Party and that was not previously made available to Parent.

(c) Notwithstanding anything in this Agreement to the contrary, at any time prior to receipt of the Company Shareholder Approval, if the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under Applicable Law, the Board of Directors of the Company may, at any time prior to the receipt of the Company Shareholder Approval, make an Adverse Recommendation Change in response to any fact, event, change, development or set of circumstances that materially affects the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole that (A) does not involve or relate to an Acquisition Proposal or to Parent or any of its Affiliates or its or their respective Representatives and (B) (i) is not known and was not reasonably discoverable or foreseeable to the Board of Directors of the Company as of the date hereof or (ii) the consequences of which were not reasonably discoverable or foreseeable to the Board of Directors of the Company as of the date hereof; provided that in each case: (x) the Company provides Parent three (3) Business Days’ prior written notice of its intention to take such action, which notice shall include reasonable detail with respect to any such facts, events, changes, developments or set of circumstances underlying such action; (y) during such three (3) Business Day period described in clause (x), the Company considers in good faith and discusses with Parent and its Representatives (if Parent desires to discuss)

any adjustments or modifications to the terms of this Agreement; and (z) at the end of the three (3) Business Day period described in clause (x), the Board of Directors of the Company determines in good faith after consultation with its financial advisor and outside legal counsel (after taking into account any adjustments or modifications to the terms of this Agreement proposed in writing by Parent during the period described in clause (x)) that the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under Applicable Law. The Company shall notify Parent in writing within one (1) Business Day after any Adverse Recommendation Change.

(d) In addition, nothing contained herein shall prevent the Board of Directors of the Company from (i) complying with Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the 1934 Act with regard to an Acquisition Proposal; or (ii) making any disclosure to the shareholders of the Company if the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under Applicable Law) provided, that in the case of the foregoing clauses (i) or (ii), any such action taken or statement made that contains an Adverse Recommendation Change shall be subject to the provisions of this Section 6.03.

(e) The Company shall (i) notify Parent orally and in writing promptly (but in no event later than forty-eight (48) hours) after receipt by the Company of any Acquisition Proposal, which notice shall identify the Third Party making, and the material terms and conditions of, any such Acquisition Proposal and (ii) keep Parent reasonably informed promptly (but in no event later than forty-eight (48) hours) after any material developments, discussions or negotiations regarding any Acquisition Proposal and shall provide to Parent promptly (but in no event later than forty-eight (48) hours) after receipt thereof of copies of all proposed transaction agreements or proposal letters or similar materials (and any attachments, annexes, exhibits, schedules and other similar materials in connection therewith) sent or provided to the Company or any of its Subsidiaries that describe any material terms or conditions of any Acquisition Proposal.

(f) Notwithstanding anything contained in this Agreement to the contrary, at any time prior to receipt of the Company Shareholder Approval, if the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel and in response to an unsolicited, written, bona fide Acquisition Proposal that did not result from a material breach of Section 6.03, that (i) such Acquisition Proposal constitutes a Superior Proposal and (ii) the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under Applicable Law, then the Board of Directors of the Company may make an Adverse Recommendation Change or cause the Company to terminate this Agreement pursuant to Section 10.01(d)(i) (provided that, substantially concurrently with such termination the Company enters into a definitive agreement with respect to such Superior Proposal (a “Company Acquisition Agreement”)); provided, that, prior to taking any such action the Company has complied in all material respects with this Section 6.03(f). Further, the Board of Directors of the Company shall not make an Adverse Recommendation Change (or terminate this Agreement pursuant to Section 10.01(d)(i)) pursuant to this Section 6.03(f) in response to an Acquisition Proposal, unless (i) the Company promptly notifies Parent in writing, at least three (3) Business Days before taking such action, of the determination of the Board of Directors of the Company that such Acquisition Proposal constitutes a Superior Proposal and of its intention to take such action, attaching the most current version of the proposed agreement under which such Superior Proposal is proposed to be consummated and the identity of the Third Party making such Superior Proposal (it being understood that each time any material revision or material amendment to the terms of the Acquisition Proposal determined to be a Superior Proposal is made, the initial three (3) Business Day period shall be extended for an additional two (2) Business Days after notification of such material revision or material amendment in accordance with Section 6.03(e) and this Section 6.03(f) to Parent) and (ii) the Board of Directors of the Company (A) shall have considered in good faith and discussed with Parent (if Parent desires to discuss) any adjustments or modifications to this Agreement proposed Parent and (B) shall have determined in good faith, at the end of the period set forth in clause (i) and after consultation with its outside legal counsel and financial advisor, that such Acquisition Proposal would continue to constitute a Superior Proposal if any adjustments or modifications to the terms of this Agreement proposed in writing by Parent were to be given effect.

(g) The Board of Directors of the Company shall reaffirm publicly the Company Board Recommendation to the Company’s shareholders within ten (10) Business Days of Parent’s written request to do so, made at any time that an Acquisition Proposal has been made to the Company, has been publicly announced and is pending; provided that Parent shall be entitled to make such a written request for reaffirmation, and the Board of Directors of the Company shall only be required to make such reaffirmation, on only one occasion with respect to any one Acquisition Proposal (with each material revision or material amendment to the price or terms of such Acquisition Proposal triggering one additional Parent right to request reaffirmation).

(h) As used in this Agreement:

(i) “Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided, that such confidentiality agreement may contain a less restrictive or no standstill restrictions, in which case the Confidentiality Agreement shall be deemed to be amended to contain only such less restrictive provision, or to omit such provision, as applicable.

(ii) “Superior Proposal” means a bona fide, written Acquisition Proposal for at least a majority of the outstanding shares of Company Stock or at least a majority of the consolidated assets of the Company and its Subsidiaries that the Board of Directors of the Company determines in good faith, after consultation with its financial advisor and outside legal counsel, and taking into account all relevant terms and conditions of such Acquisition Proposal (including the timing and likelihood of consummation of such proposal, taking into account all legal, regulatory and other aspects of the proposal), is more favorable to the Company’s shareholders from a financial point of view than the Merger (taking into account any written proposal by Parent to amend the terms of this Agreement pursuant to Section 6.03(f)).

Section 6.04. Access to Information. From the date hereof until the Effective Time, and subject to Applicable Law and the Confidentiality Agreement, the Company shall, and shall cause its Subsidiaries to, during normal business hours (a) give to Parent, its counsel, financial advisors, auditors and other authorized Representatives reasonable access during normal business hours to the offices, properties, contracts, commitments, books and records of the Company and its Subsidiaries, including any report, schedule or other document filed or received by the Company or its Subsidiaries pursuant to the requirements of Applicable Law, and (b) instruct its and its Subsidiaries’ employees, counsel, financial advisors, auditors and other authorized Representatives to reasonably cooperate with Parent in such access; provided, however, that Parent will not be permitted to conduct any environmental sampling or analysis. Any access pursuant to this Section shall be conducted under supervision of appropriate personnel of the Company and in such manner as not to unreasonably interfere with the conduct of the business of the Company.

Section 6.05. Section 16 Matters. Prior to the Effective Time, the Company shall take all reasonable steps intended to cause any dispositions of Company Stock (including derivative securities with respect to Company Stock) resulting from the transactions contemplated by Article 2 of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.

ARTICLE 7

Covenants of Parent and Merger Subsidiary

Section 7.01. Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.02. Indemnification and Insurance. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Person who is or prior to the Effective Time becomes, or has been at any time prior to the date of this Agreement, a present or former director, officer, employee or agent (including as a fiduciary with respect to an employee benefit plan) of the Company, any of its Subsidiaries or any of their respective predecessors (each, an “Indemnified Person”) as provided in the articles of incorporation of the Company, the bylaws of the Company, the organizational documents of any Subsidiary of the Company or any indemnification agreement, or other agreement containing any indemnification provisions, including any employment agreements, between such Indemnified Person and the Company or any of its Subsidiaries shall survive the Merger and, for a period of six (6) years, shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Person; provided, however, that all rights to indemnification in respect of any Claim pending or asserted within such period shall continue until the disposition of such Claim.

(b) For six (6) years after the Effective Time, Parent and the Surviving Corporation (jointly and severally) shall indemnify and hold harmless all Indemnified Persons to the fullest extent permitted by Oregon Law and any other Applicable Law in the event of any threatened or actual claim, suit, action, proceeding or investigation (a “Claim”), whether civil, criminal or administrative, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that the Indemnified Person is or was a director (including in a capacity as a member of any board committee), officer, employee or agent of the Company, any of its Subsidiaries or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before, on or after the Effective Time, against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Person to the fullest extent permitted by Law upon receipt of any undertaking required by Applicable Law), judgments, fines and amounts paid in settlement of or in connection with any such threatened or actual Claim. Neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any threatened or actual Claim for which indemnification could be sought by an Indemnified Person hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Person from all liability arising out of such Claim or such Indemnified Person otherwise consents in writing to such settlement, compromise or consent. Parent and the Surviving Corporation shall cooperate with an Indemnified Person in the defense of any matter for which such Indemnified Person could seek indemnification hereunder.

(c) Prior to the Effective Time, the Company shall, or if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time (including claims with respect to the adoption of this Agreement and the consummation of the transactions contemplated hereby) with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies; provided that the Company shall give Parent a reasonable opportunity to participate in the selection of such “tail” insurance policy and the Company shall give good faith consideration to any comments made by Parent with respect thereto; and provided that the premium per annum payable for such “tail” insurance policy shall not exceed 300% of the amount per annum the Company paid in its last annual term of such policy (which amount is set forth in Section 7.02(c) of the Company Disclosure Letter) (such maximum amount, the “Maximum Tail Premium”) and if the cost for such “tail” insurance policy exceeds the Maximum Tail Premium, then the Company shall obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Tail Premium.

(d) If Parent or the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its property and assets to any Person, then, and in each such case, proper provision shall be made so that the applicable successor, assign or transferee shall assume the obligations set forth in this Section 7.02 (including this Section 7.02(d)).

(e) The rights of each Indemnified Person under this Section 7.02 shall be in addition to any rights such Person may have under the articles of incorporation and bylaws of the Company or any of its Subsidiaries, under Oregon Law or any other Applicable Law, under any agreement of any Indemnified Person with the Company or any of its Subsidiaries or otherwise. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person (who shall be a third party beneficiary of this Section 7.02). The obligations of Parent and the Surviving Corporation under this Section 7.02 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Person without the consent of such Indemnified Person.

(f) Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Person in enforcing the indemnity and other obligations provided in this Section 7.02.

Section 7.03. Employee Matters. (a) With respect to employees of the Company or its Subsidiaries immediately before the Effective Time who continue in employment in the U.S. with Parent or one of its Subsidiaries (including, following the Closing, the Surviving Corporation) (“U.S. Company Employees”), for a period of twelve (12) months following the Closing (or, if earlier, the termination of the applicable U.S. Company Employee’s employment with Parent, the Surviving Corporation and their Affiliates), Parent shall, or shall cause the Surviving Corporation to, for so long as a U.S. Company Employee is employed or engaged by Parent, the Surviving Corporation or any of their Affiliates, provide base salary compensation and employee retirement, health, welfare and severance benefits (excluding any defined-benefit pensions, change in control benefits, retention benefits, incentive compensation and equity compensation) to such U.S. Company Employee that, taken as a whole, are no less favorable in the aggregate to the U.S. Company Employee than the base salary compensation and employee retirement, health, welfare and severance benefits (excluding any defined-benefit pensions, change in control benefits, retention benefits, incentive compensation and equity compensation) provided to the U.S. Company Employee immediately prior to the Effective Time.

(b) Without limiting the generality of Section 7.03(a), at the Effective Time, Parent shall, or shall cause the Surviving Corporation to, assume and honor all of the Company’s employment, severance and change in control agreements, in each case, in accordance with their respective terms, including with respect to any payments, benefits or rights arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event), without any amendment or modification, other than any amendment or modification required to comply with Applicable Law or with the consent of the applicable Company Employee to the extent required under the terms of the applicable agreement.

(c) With respect to any employee benefit plan maintained by Parent, the Surviving Corporation or any of their Affiliates with respect to U.S. Company Employees (including any vacation, paid time-off and severance plans), for purposes of determining eligibility to participate, level of benefits, vesting and benefit accruals, each U.S. Company Employee’s service with the Company or any of its Subsidiaries prior to the Effective Time (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer is recognized by the Company or such Subsidiary under the comparable Employee Plans) shall be treated as service with Parent, the Surviving Corporation or their Affiliates to the extent such service was recognized under the corresponding Employee Plan in which such U.S. Company Employee participated prior to the Closing; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits or for purposes of benefit accrual under any defined benefit pension plan (whether or not tax-qualified), supplemental retirement plan or similar plan or arrangement.

(d) Parent shall use commercially reasonable efforts to waive, or to cause the Surviving Corporation or any of its Affiliates to waive, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by the Parent, the Surviving Corporation or any of their Affiliates in which any U.S. Company Employee (or the dependents of any eligible employee) participates from and after the Effective Time, to the extent such limitations, exclusions, requirements and waiting periods would have been waived or were otherwise not applicable under the corresponding Employee Plan prior to the Closing. Parent shall use commercially reasonable efforts to recognize, or to cause the Surviving Corporation or any of its Affiliates to recognize, the dollar amount of all payments by each U.S. Company Employee (and his or her eligible dependents) under any applicable Employee Plan during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations and out-of-pocket maximums under the relevant welfare benefit plans in which such U.S. Company Employee participates from and after the Effective Time, to the extent that such payments would have been recognized for such purposes under the corresponding Employee Plan prior to the Closing.

(e) Without limiting the generality of Section 11.06, nothing in this Section 7.03 shall, or shall be construed so as to, (i) create any right in any Person, including any employees, former employees, any participant in any Employee Plan or any dependent or beneficiary thereof, (ii) create any right to continued employment or other service with Parent, Company, the Surviving Corporation or any of their Affiliates, (iii) modify or amend the provisions of an Employee Plan or require Parent or any of its Affiliates to adopt or maintain, or restrict Parent or any of its Affiliates from terminating, employee benefit plan or arrangement of Parent or any of its Affiliates, (iv) prevent or restrict in any way the right of Parent to terminate, reassign, promote or demote any employee or other service provider of the Company or any Subsidiary thereof at any time following the Closing, or to change any terms and conditions of the employment or other service of such service providers at any time following the Closing, or (v) create any third-party rights in any such current or former service provider of the Company or any Subsidiary thereof (or any beneficiary or dependent thereof).

Section 7.04. No Impeding Actions. Each of Parent and Merger Subsidiary agrees that, from the date hereof to the Effective Time, it shall not: (a) take any action that is intended to or would reasonably be likely to result in any of the conditions to consummating the Merger becoming incapable of being satisfied or (b) take any action or fail to take any action which would be reasonably likely to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent or Merger Subsidiary to consummate the Merger or the other transactions contemplated under this Agreement.

Section 7.05. Parent Owned Shares. To the extent Parent or its Affiliates owns any shares of Company Stock, Parent shall vote or cause to be voted all shares of Company Stock beneficially owned by Parent or any of its Affiliates in favor of approval of this Agreement at the Company Shareholder Meeting.

ARTICLE 8

Covenants of Parent, Merger Subsidiary and the Company

Section 8.01. Efforts. (a) Subject to the terms and conditions of this Agreement, the Company and Parent shall, and shall cause their respective Affiliates to, cooperate with each other and use their best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the Merger and the other transactions contemplated by this Agreement as promptly as practicable, including (a) the obtaining of all necessary consents, approvals or waivers from Third Parties, (b) preparing and filing as promptly as practicable after the date hereof with any Governmental Authority all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (c) obtaining and maintaining all approvals, consents, registrations, Permits, authorizations, licenses, waivers and other confirmations required to be obtained from any Governmental Authority that are necessary to consummate the transactions contemplated by this Agreement, (d) defending or contesting (including through litigation on the merits) any action, suit or proceeding challenging this Agreement or the transactions contemplated hereby and (e) executing and delivering any additional instruments necessary to consummate the transactions contemplated hereby; provided, however, that in no event shall Parent, the Company or any of their Subsidiaries be required to pay prior to the Effective Time any fee, penalty or other consideration to any Third Party for any consent or approval required for the consummation of the transactions contemplated by this Agreement under any contract or agreement.

(b) In furtherance and not in limitation of the foregoing, Parent and the Company shall, and shall cause their respective Affiliates to, (1) make (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act as promptly as practicable (and in any event within ten (10) Business Days after the date hereof) and (ii) other appropriate filings necessary pursuant to any Foreign Antitrust Law (collectively with the HSR Act, the “Antitrust Laws”) as promptly as practicable, in each case with respect to the transactions contemplated hereby, (2) comply at the earliest practicable date with any request under any of the Antitrust Laws for additional information, documents, or other materials received by each of them or any of their respective Subsidiaries or Affiliates from any Governmental Authority in respect of such filings or such transactions and (3) cooperate with each other in connection with any such filing (including, to the extent permitted by Applicable Law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any Governmental Authority under any of the Antitrust Laws with respect to any such filing or any such transaction. In furtherance and not in limitation of the foregoing, as promptly as reasonably practicable following the date of this Agreement, Parent and Company shall (x) submit a draft joint voluntary notice to CFIUS and (y) submit a final joint voluntary notice to CFIUS, each with regard to this Agreement and other related information pursuant to Section 721 of the Defense Production Act of 1950, as amended. Each of Parent and the Company shall respond to any request for information from CFIUS in the timeframe set forth in the CFIUS regulations, 31 C.F.R. Part 800; provided, however, that either party, after consultation with the other party, may request in good faith an extension of time pursuant to 31 CFR § 800.403(3) to respond to CFIUS requests for follow-up information, provided that under no circumstance may a party request any extension that causes CFIUS to reject the voluntary notice filed by the parties or modifies the time for completion of the CFIUS review or investigation. Each such party shall use its best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Applicable Law in connection with the transactions contemplated by this Agreement. Each such party shall as promptly as practicable inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding any such filings or any such transaction except such written communications conveying the “personal identifier information” required under 31 CFR § 800.402(c)(6)(vi)(B). No party hereto shall independently participate in any formal meeting with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. Subject to Applicable Law, the parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under any of the Antitrust Laws or Regulatory Laws. Notwithstanding anything in the foregoing to the contrary, any such disclosures, rights to participate or provisions of information by one party to the other may be made on a counsel-only basis (counsel to include outside counsel and relevant in-house counsel handling proceedings under any Antitrust Laws or Regulatory Laws) if allowed or required under Applicable Law, and further, either party may in good faith reasonably withhold from disclosure to the other party privileged or classified information, and sensitive personal data.

(c) Notwithstanding anything herein to the contrary: (i) Parent shall take, and shall cause its Affiliates to take, any and all action necessary, including but not limited to (A) selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses of the Company or Parent or their respective Affiliates; (B) terminating existing relationships, contractual rights or obligations of the Company or Parent or their respective Affiliates; (C) terminating any venture or other arrangement; (D) creating any relationship, contractual rights or obligations of the Company or Parent or their respective Affiliates, (E) agreeing to mitigation measures regarding post-closing operations of the Company or its Affiliates required by the National Security Authorities or (F) effectuating any other change or restructuring of the Company or Parent or their respective Affiliates (and, in each case, to enter into agreements or stipulate to the entry of an order or decree or file appropriate applications with: (x) the Federal Trade Commission, the Department of Justice, any attorney general of any state of the United States, the European Commission or any other competition authority of any jurisdiction (“Antitrust Authority”); (y) CFIUS, the President of the United States, the United States Department of Defense (including the Defense Security Services), the United States Department of State, the United States Department of Energy or the United States Department of Justice (collectively, the “National Security Authorities”, and, collectively with the Antitrust Authority, the “Regulatory Authorities”); or (z) all other Governmental Authorities; in connection with any of the foregoing (each a “Divestiture Action”)), and (ii) Company and its Subsidiaries shall, upon request by Parent, consent and/or agree as needed in order to effectuate a Divestiture Action to the extent such action relates to the Company or its Affiliates or its or their businesses or assets, in the case of each of clause (i) and (ii), to ensure that no Governmental Authority enters any order, decision, judgment, decree, ruling, injunction (preliminary or permanent), or establishes any law, rule, regulation or other action preliminarily or permanently restraining, enjoining or prohibiting the consummation of the Merger (“Regulatory Prohibition”), or to ensure that no Regulatory Authority with the authority to clear, authorize or otherwise approve the consummation of the Merger fails to do so, by the End Date; provided, however, that any action under this subparagraph (c), by Parent, the Company or their Affiliates is not required unless conditioned upon consummation of the Merger. Further, Parent and the Company shall not take, and shall not permit their respective Affiliates to take, any action (including the acquisition by it or its Affiliates of any interest in any Person that derives revenues from products, services or lines of business similar to the Company’s products, services or lines of business) if such action would make it materially more likely that there would arise any impediments under any Antitrust Law or any Regulatory Law that may be asserted by any Governmental Authority to the consummation of the transactions contemplated hereby as promptly as practicable. In the event that any action is threatened or instituted challenging the Merger as violative of any Antitrust Law or any Regulatory Law, Parent shall, and shall cause its Affiliates to, defend and contest (including through litigation on the merits), or otherwise resolve, the action (with the Company’s cooperation), and shall take all other actions necessary, including but not limited to any Divestiture Action, to allow the consummation of the transactions by the End Date. In the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the transactions contemplated hereby in accordance with the terms of this Agreement unlawful or that would restrain, enjoin or otherwise prevent or materially delay the consummation of the transactions contemplated by this Agreement, Parent shall take, and shall cause its Affiliates to take, as promptly as practicable any and all steps necessary to vacate, modify or suspend such injunction or order so as to permit such consummation by the End Date. The Company shall cooperate with Parent and shall use its best efforts to assist Parent in resisting any action, suit or proceeding challenging this Agreement or the transactions contemplated hereby and in negotiating and conducting any Divestiture Action. Without limiting the obligations set forth in this Section 8.01, Parent shall control and lead all actions, strategy and communications, and make all determinations as to the appropriate course of action and the timing of all actions and communications, with respect to Antitrust Laws, Regulatory Laws, Regulatory Authorities and all other related matters, including dealings with Regulatory Authorities and any Divestiture Actions or litigation under Antitrust Laws or Regulatory Laws; provided, however, that Parent shall, and shall cause its Affiliates to, to the extent permitted by Applicable Law and Governmental Authority, (i) if practicable under the circumstances and without causing undue delay or impeding Parent’s ability to satisfy its obligations in this Section 8.01(c), consult with the Company in advance of any meeting, teleconference or other communication with such Governmental Authority and provide the Company with an opportunity to attend or participate in such meeting, teleconference or other communication, (ii) afford the Company an opportunity to review any written advocacy materials to be submitted to such Governmental Authority in advance of the submission thereof, and (iii) furnish the Company with copies of all written materials received by or on behalf of such party from such Governmental Authority, in each case to the extent permitted by Applicable Law. The Company shall not, without Parent’s prior written consent or request, communicate, offer, negotiate, or agree or bind itself or Parent, with any Regulatory Authority or other third party regarding any Divestiture Action. Notwithstanding anything to the contrary in this Agreement, the process for obtaining CFIUS approval shall be managed jointly by Parent and Company, Parent and Company shall jointly make all final determinations as to the appropriate course of action and all communications and filings (including, a withdrawal of submission) to and with CFIUS shall be jointly coordinated between Parent and Company. However, Parent shall make final determinations concerning agreements and undertakings to be entered into with CFIUS. The Company and Parent shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Authority. Each of the Company and Parent agrees not to participate in any substantive CFIUS-related meeting or discussion, either in person or by telephone, with any Governmental Authority in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Authority, gives the other party the opportunity to attend and participate.

(d) For purposes of this Agreement, “Regulatory Law” means the Defense Production Act of 1950, as amended, the International Traffic in Arms Regulations (“ITAR”), applicable requirements of the National Industrial Security Program, the Export Administration Regulations, the embargoes and restrictions administered by the United States Office of Foreign Assets Control and any Executive Orders of the President regarding embargoes and restrictions on trade with designated countries, entities and persons, and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Applicable Laws, including any Applicable Laws related to antitrust, competition or trade regulation, that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, (ii) regulate the business or operations of the Company or its Subsidiaries or (iii) protect the national security or the national economy of any nation.

Section 8.02. Proxy Statement. As promptly as practicable following the date of this Agreement (and in any event the Company shall use its reasonable best efforts to cause such filing to occur no later than 20 Business Days after the date hereof), the Company shall prepare and file the Proxy Statement in preliminary form with the SEC; provided that the Company shall provide Parent and its counsel a reasonable opportunity to review the Company’s proposed preliminary Proxy Statement in advance of filing and consider in good faith any comments reasonably proposed by Parent and its counsel. Subject to Section 6.03, the Proxy Statement shall include the recommendation of the Board of Directors of the Company in favor of approval and adoption of this Agreement and the Merger. The Company shall use its reasonable best efforts to cause the Proxy Statement to be cleared by the SEC as promptly as practicable after its filing and to be mailed to its shareholders as promptly as practicable following clearance of the Proxy Statement by the SEC, and in any event within five Business Days after such clearance. Parent and Merger Subsidiary shall furnish to the Company all information concerning Parent and Merger Subsidiary as may be reasonably required by the Company in connection with the Proxy Statement. Each of the Company, Parent and Merger Subsidiary shall promptly correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Proxy Statement and to cause the Proxy Statement, as so amended or supplemented, to be filed with SEC and mailed to its shareholders, in each case as and to the extent required by Applicable Law. The Company shall (a) as promptly as practicable after receipt thereof, provide Parent and its counsel with copies of any written comments or any requests for amendments or supplements, and advise Parent and its counsel of any oral comments or requests, with respect to the Proxy Statement (or any amendment or supplement thereto) received from the SEC or its staff, (b) provide Parent and its counsel a reasonable opportunity to review the Company’s proposed response to such comments and (c) consider in good faith any comments reasonably proposed by Parent and its counsel.

Section 8.03. Public Announcements. Subject to Section 6.03, and unless and until an Adverse Recommendation Change has occurred, Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except in respect of any such press release, communication, other public statement, press conference or conference call as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, have any such communication, make any such other public statement or schedule any such press conference or conference call prior to such consultation.

Section 8.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.05. Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that relate to the consummation of the transactions contemplated by this Agreement.

Section 8.06. Transaction Litigation. Prior to the earlier of the Effective Time or the termination of this Agreement, the Company shall control the defense of any litigation brought by shareholders of the Company against the Company and/or its directors relating to the transactions contemplated by this Agreement, including the Merger; provided, however, that the Company (i) shall promptly provide Parent with copies of all proceedings and correspondence relating to such litigation, (ii) shall give Parent the opportunity to participate with the Company regarding the defense or settlement of any such litigation and (iii) shall not settle any such litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, including the Merger, without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) unless: (a) no equitable or injunctive relief is granted as part of such settlement, (b) such settlement is expressly permitted by Section 8.06 of the Company Disclosure Letter or such settlement is solely for monetary damages and would be paid entirely from proceeds of insurance (except for any applicable deductible) and (c) such settlement includes an express, complete and unconditional release of the Company and its Subsidiaries and, to the extent such parties are named in such litigation, Parent, its Subsidiaries, and each of their respective directors, officers, employees and agents with respect to all claims asserted in such litigation, to the extent applicable.

Section 8.07. No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent or Merger Subsidiary, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

Section 8.08. Company Debentures. (a) The Company shall use commercially reasonable efforts to provide, or shall use commercially reasonable efforts to cause to be provided, in accordance with the applicable provisions of the Indenture dated as of April 11, 2011, between Wilmington Trust Company, as trustee, and the Company (the “Indenture”) under which were issued the Company Debentures to the trustee under the Indenture and to each Debentureholder (as defined in the Indenture), any notices and announcements required by the Indenture to be delivered prior to the Effective Time in connection with the Merger and the other transactions contemplated by this Agreement.

(b) The Surviving Corporation shall, on the Closing Date, execute such supplemental indenture to the Indenture as may be required under the Indenture in connection with the Merger and the other transactions contemplated by this Agreement.

(c) The Company or the Surviving Corporation, as applicable, shall use commercially reasonable efforts to take all such further action as may be necessary to comply with all of the terms and conditions of the Indenture in connection with the Merger and the other transactions contemplated by this Agreement, including (i) delivery of any officers’ certificates and opinions of counsel required by each the Indenture, (ii) conducting any offer required under the Indenture to repurchase Company Debentures issued thereunder, and (iii) taking any such other actions required in connection with clauses (i) and (ii).

ARTICLE 9

Conditions to the Merger

Section 9.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

(a) the Company Shareholder Approval shall have been obtained in accordance with Oregon Law;

(b) no temporary restraining order, preliminary or permanent injunction or other judgment issued by any court of competent jurisdiction (collectively, “Restraints”) shall be in effect enjoining or otherwise prohibiting the consummation of the Merger;

(c) all approvals and the expirations or terminations of waiting periods (including any extensions thereof) necessary under the HSR Act and the specified Antitrust Laws of the jurisdictions listed in Section 9.01(c) of the Company Disclosure Letter shall have been obtained or shall have occurred, as applicable; and

(d) the CFIUS Clearance shall have been obtained. For the purposes of this Agreement, “CFIUS Clearance” means Parent and the Company shall have received (a) written notice from CFIUS that review under Section 721 of the U.S. Defense Production Act of 1950, as amended, of the transaction contemplated by this Agreement has concluded; and CFIUS shall have determined that there are no unresolved national security concerns with respect to the transaction contemplated by this Agreement, and advised that action under said Section 721, and any investigation related thereto, has concluded with respect to such transaction; (b) CFIUS has concluded that the transaction is not a covered transaction and not subject to review under Applicable Law; or (c) CFIUS shall have sent a report to the President of the United States requesting the President’s decision on the CFIUS notice submitted by Parent and Company and either (1) the period under the Defense Production Act of 1950, as amended, during which the President may announce his decision to take action to suspend, prohibit or place any limitations on the transactions contemplated hereby shall have expired without any such action being threatened, announced or taken or (2) the President shall have announced a decision not to take any action to suspend, prohibit or place any limitations on the transactions contemplated hereby.

Section 9.02. Conditions to the Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the fulfillment of the following conditions:

(a) (i) the representations and warranties of Parent and Merger Subsidiary (other than Section 5.01(a) (first sentence) and Section 5.02) set forth herein that are qualified by a “Parent Material Adverse Effect” shall be true and correct as so qualified at and as of the Closing Date as if made at and as of such time (except to the extent any such representation or warranty expressly related to an earlier date, in which case as of such date), (ii) the representations and warranties of Parent and Merger Subsidiary (other than Section 5.01(a) (first sentence) and Section 5.02) set forth herein that are not qualified by a “Parent Material Adverse Effect” shall be true and correct at and as of the Closing Date as if made at and as of such time (except to the extent any such representation or warranty expressly relates to an earlier date, in which case as of such date) except where the failure of such representations to be true and correct, individually or in the aggregate, would not reasonably be expected to result in a Parent Material Adverse Effect, and (iii) the representations and warranties of the Company set forth in Section 5.01(a)(first sentence) and Section 5.02 shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time (except to the extent any such representation or warranty expressly relates to an earlier date, in which case as of such date);

(b) Each of Parent and Merger Subsidiary shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time; and

(c) Parent shall have delivered to the Company a certificate, dated the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Sections 9.02(a) and 9.02(b) have been satisfied.

Section 9.03. Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to effect the Merger are further subject to the fulfillment of the following conditions:

(a) (i) the representations and warranties of the Company (other than Section 4.01(a) (first sentence), Section 4.02, Section 4.05(a) and Section 4.05(b)) set forth herein that are qualified by a “Material Adverse Effect” shall be true and correct as so qualified at and as of the Closing Date as if made at and as of such time (except to the extent any such representation or warranty expressly related to an earlier date, in which case as of such date), (ii) the representations and warranties of the Company (other than Section 4.01(a) (first sentence), Section 4.02, Section 4.05(a), Section 4.05(b)) set forth herein that are not qualified by a “Material Adverse Effect” shall be true and correct at and as of the Closing Date as if made at and as of such time (except to the extent any such representation or warranty expressly relates to an earlier date, in which case as of such date), disregarding for these purposes any references to “material” or similar materiality qualifiers therein, except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not have or reasonably be expected to result in a Material Adverse Effect on the Company, (iii) the representations and warranties of the Company set forth in Section 4.01(a)(first sentence) and Section 4.02 shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time (except to the extent any such representation or warranty expressly related to an earlier date, in which case as of such date) and (iv) the representations and warranties of the Company set forth in Section 4.05(a) and Section 4.05(b) shall be true and correct at and as of the Closing Date as if made at and as of such time (except to the extent any such representation or warranty expressly related to an earlier date, in which case as of such date) except for inaccuracies that individually or in the aggregate are de minimis;

(b) the Company shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time; and

(c) the Company shall have delivered to Parent a certificate, dated the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 9.03(a) and 9.03(b) have been satisfied.

Section 9.04. Frustration of Closing Conditions. Neither Parent nor Merger Subsidiary, on the one hand, nor the Company, on the other hand, may rely on the failure of any condition set forth in Section 9.01, Section 9.02 or Section 9.03 to be satisfied if such failure was caused by the failure of Parent or Merger Subsidiary, on the one hand, or the Company, on the other hand, to perform any of its obligations under this Agreement, to act in good faith or to use its best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 8.01.

ARTICLE 10

Termination

Section 10.01. Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a) by mutual written agreement of the Company and Parent; or

(b) by either the Company or Parent, if:

(i) the Effective Time has not occurred on or before the date that is 360 days after the date hereof (as such date may be extended pursuant to Section 11.13 or the immediately following proviso, the “End Date”); provided, however, that (1) if on such 360th day the conditions in Article 9 shall not have been satisfied or waived, then the End Date shall be extended one time by an additional 90 days (and in such event such 90th day after the 360th day shall be the “End Date”) and (2) if the date on which the End Date, as it may be extended, would occur is not a Business Day, then the End Date shall be further extended to be the next following Business Day; provided, further, that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement primarily results in the failure of the Effective Time to occur on or before the End Date (it being understood that Parent and Merger Subsidiary shall be deemed a single party for purposes of the foregoing proviso); or

(ii) if the Company Shareholder Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Shareholder Approval contemplated by this Agreement shall not have been obtained; or

(iii) if any Restraint shall be in effect, or a decision shall have been issued or promulgated by CFIUS or the President of the United States, in either case, permanently enjoining or otherwise prohibiting the consummation of the Merger, and such Restraint shall have become final and nonappealable or such decision has become final; provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(iii) shall not be available to any party unless it is in material compliance with its obligations under Section 8.01 (it being understood that Parent and Merger Subsidiary shall be deemed a single party for purposes of the foregoing proviso); or

(c) by Parent, if:

(i) the Board of Directors of the Company has (A) failed (1) to make the Company Board Recommendation, (2) at all times (after filing the preliminary Proxy Statement) to include the Company Board Recommendation in the Proxy Statement or (3) to publicly reaffirm the Company Board Recommendation in accordance with Section 6.03(g), or (B) effected an Adverse Recommendation Change, whether or not permitted by the terms of this Agreement; or

(ii) the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of a condition set forth in Section 9.03(a) or 9.03(b) and (B) cannot be cured by the End Date, provided that Parent shall have given the Company written notice, delivered at least thirty (30) days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 10.01(c)(ii) and the basis for such termination; provided, however, that the right to terminate this Agreement pursuant to this Section 10.01(c)(ii) shall not be available to Parent if Parent or Merger Subsidiary is then in breach of any representation, warranty, covenant or other agreement that would give rise to a failure of a condition set forth in Section 9.02(a) or 9.02(b); or

(d) by the Company, if:

(i) prior to receipt of the Company Shareholder Approval and substantially concurrently with such termination, the Company enters into a Company Acquisition Agreement in accordance with Section 6.03(f); or

(ii) Parent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of a condition set forth in Section 9.02(a) or Section 9.02(b) and (B) cannot be cured by the End Date, provided that the Company shall have given Parent written notice, delivered at least thirty (30) days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 10.01(d)(ii) and the basis for such termination (provided, however, that the Company is not then in breach of any representation, warranty, covenant or other agreement that would give rise to a failure of a condition set forth in Section 9.03(a) or Section 9.03(b)).

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give written notice of such termination to the other party.

Section 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any shareholder, director, officer, employee, agent, consultant or Representative of such party) to the other party hereto; provided that (a) the provisions of this Section 10.02 and Sections 11.01, 11.04, 11.07, 11.08, 11.09 and 11.13, the Confidentiality Agreement and the Joint Defense Agreement shall survive any termination hereof pursuant to Section 10.01 and (b) neither the Company nor Parent shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.

ARTICLE 11

Miscellaneous

Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission or email (provided, that such email states that it is a notice delivered pursuant to this Section 11.01)) and shall be given, if to Parent or Merger Subsidiary, to:

Siemens Industry, Inc.

100 Technology Way

Alpharetta, Georgia 30005

Attention: Lisa Greene, General Counsel

Facsimile No.: (770) 740-2594

Email: lisa.greene@siemens.com

with a copy to (which shall not constitute notice):

Siemens Aktiengesellschaft

CD MAP PCM

St-Martin-Straße 76

81541 Muenchen

Germany

Attention: Mr. Roland Meinzer

Facsimile No: +49 (89) 636-32108

Email: roland.meinzer@siemens.com

and with a copy to (which shall not constitute notice) its outside counsel:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Attention: M. Adel Aslani-Far, Esq.; Eli G. Hunt, Esq.

Facsimile No.: (212) 751-4864

Email: adel.aslanifar@lw.com; eli.hunt@lw.com

if to the Company, to:

Mentor Graphics Corporation

8005 S.W. Boekman Road

Wilsonville, OR 97070-7777

Attention: Dean Freed, Esq.

Facsimile No.: (503) 685-1485

Email: dean_freed@mentor.com

with a copy to (which shall not constitute notice) its outside counsel:

O’Melveny & Myers LLP

Two Embarcadero Center, 28th Floor

San Francisco, California 94111

Attention: Paul S. Scrivano, Esq.

Facsimile No.: (415) 984-8701

Email: pscrivano@omm.com

or to such other address or facsimile number or email address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient.

Section 11.02. Non-Survival of Representations and Warranties. The representations, warranties, covenants and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time; provided that this Section 11.02 shall not limit any covenant or agreement by the parties that by its terms contemplates performance after the Effective Time.

Section 11.03. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that (x) following the receipt of the Company Shareholder Approval, there shall be no amendment or waiver that decreases or changes the form of the Merger Consideration and (y) after the Company Shareholder Approval has been obtained, there shall be no amendment or waiver that by Applicable Law requires further approval by the shareholders of the Company without such approval having been obtained.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04. Expenses. (a) General. Except as otherwise provided in this Section 11.04, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b) Termination Fee.

(i) If this Agreement is terminated by Parent pursuant to Section 10.01(c)(i), then the Company shall pay an amount equal to $134,450,000 (the “Termination Fee”) to Parent in immediately available funds within two (2) Business Days after such termination.

(ii) If this Agreement is terminated by the Company pursuant to Section 10.01(d)(i), then the Company shall pay the Termination Fee to Parent in immediately available funds substantially concurrently with such termination.

(iii) If (A) after the date of this Agreement, an Acquisition Proposal shall have been publicly made or announced (and such Acquisition Proposal is not withdrawn on or prior to the date that is five (5) Business Days prior to the date of the Company Shareholder Meeting), (B) thereafter, this Agreement is terminated by Parent or the Company pursuant to Section 10.01(b)(ii) or by Parent pursuant to Section 10.01(c)(ii) and (C) (x) concurrently with or up to the date that is six (6) months after such termination, the Company enters into a definitive agreement with respect to any Acquisition Proposal or (y) after the date that is six (6) months after such termination and up to the date that is twelve (12) months after such termination, the Company enters into a definitive agreement with respect to any Acquisition Proposal which is thereafter consummated, then the Company shall pay to Parent the Termination Fee by wire transfer of same-day funds substantially concurrently with, in the cause of clause (x) above, its entry into such definitive agreement and, in the case of clause (y) above, the consummation of such Acquisition Proposal. For purposes of this Section 11.04(b)(iii), all references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”.

(iv) In no event shall the Company be required to pay the Termination Fee on more than one occasion. Parent and Merger Subsidiary agree that, upon any termination of this Agreement under circumstances where the Termination Fee is payable by the Company pursuant to this Section and such Termination Fee is paid in full, Parent and Merger Subsidiary shall be precluded from any other remedy against the Company, at law or in equity or otherwise, and neither Parent nor Merger Subsidiary shall seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Company or any of the Company’s Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or Affiliates or their respective Representatives in connection with this Agreement or the transactions contemplated hereby.

Section 11.05. Disclosure Letter References. Notwithstanding anything to the contrary herein, the parties hereto agree that any reference in a particular Section of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the representations, warranties, covenants, agreements or other provisions hereof of the relevant party that are contained in the corresponding Section of this Agreement, and any other representations, warranties, covenants, agreements or other provisions hereof of such party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations, warranties, covenants, agreements and other provisions hereof, would be reasonably apparent. The Company Disclosure Letter is incorporated by reference into and made a part of this Agreement. The mere inclusion of an item in the Company Disclosure Letter as an exception to a representation, warranty, covenant, agreement or other provision hereof shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect on the Company.

Section 11.06. Binding Effect; Benefit; Assignment. (a) The provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors and permitted assigns. Except as provided in Section 7.02 and except for Sections 2.02, 2.03 and 2.05 (which shall be enforceable, after the Closing, by holders of Company Stock, Company Stock Options, Company RSUs and Company PSUs), no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and permitted assigns.

(b) No party may assign, delegate or otherwise transfer, by operation of law or otherwise, any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign all (but not less than all) of its rights and obligations under this Agreement to one of its wholly-owned Subsidiaries at any time; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Subsidiary. Any purported assignment not permitted under this Section 11.06(b) shall be null and void.

Section 11.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State (provided, however, that the Merger, the fiduciary duties of the Board of Directors of the Company and the internal corporate affairs of the Company shall in each case be governed by Oregon Law).

Section 11.08. Consent to Jurisdiction. Each of Parent, Merger Subsidiary and the Company irrevocably submits to the exclusive jurisdiction of (a) the Court of Chancery of the State of Delaware, New Castle County, and (b) the United States District Court in Wilmington, Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement, the other agreements contemplated hereby or any transaction contemplated hereby. Each of Parent, Merger Subsidiary and the Company agrees to commence any action, suit or proceeding relating hereto either in the United States District Court in Wilmington, Delaware or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Court of Chancery of the State of Delaware, New Castle County. Each of Parent, Merger Subsidiary and the Company further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 11.08. Each of Parent, Merger Subsidiary and the Company irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Court of Chancery of the State of Delaware, New Castle County, or (ii) the United States District Court in Wilmington, Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of Parent, Merger Subsidiary and the Company irrevocably waives any objections or immunities to jurisdiction to which it may otherwise be entitled or become entitled (including sovereign immunity, immunity to pre-judgment attachment, post-judgment attachment and execution) in any legal suit, action or proceeding against it arising out of or relating to this Agreement or the transactions contemplated hereby which is instituted in any such court. The parties agree that a final trial court judgment in any such suit, action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to it at the addresses set forth in Section 11.01 shall be effective service of process for any suit, action or proceeding brought in any such court. The parties agree that service of process may also be effected by certified or registered mail, return receipt requested, or by reputable overnight courier service, directed to the other party at the addresses set forth herein in Section 11.01, and service so made shall be completed when received.

Section 11.09. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Delivery of an executed counterpart of a signature page to this Agreement by facsimile, “.pdf” format or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 11.11. Entire Agreement; No Other Representations and Warranties. (a) This Agreement, including the Company Disclosure Letter, together with the Confidentiality Agreement and the Joint Defense Agreement dated as of October 26, 2016, among the Company, Siemens Aktiengesellschaft and the other parties thereto (the “Joint Defense Agreement”), constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

(b) Except for the representations and warranties contained in Article 4, each of Parent and Merger Subsidiary acknowledges that neither the Company nor any Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information made available to Parent or Merger Subsidiary in connection with the transactions contemplated by this Agreement. Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent, Merger Subsidiary or any other Person resulting from the distribution to Parent or Merger Subsidiary, or Parent’s or Merger Subsidiary’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Subsidiary in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless, and then only to the extent that, any such information is expressly included in a representation or warranty contained in Article 4.

(c) Except for the representations and warranties contained in Article 5, the Company acknowledges that none of Parent, Merger Subsidiary or any other Person on behalf of Parent or Merger Subsidiary makes any other express or implied representation or warranty with respect to Parent or Merger Subsidiary or with respect to any other information made available to the Company in connection with the transactions contemplated by this Agreement.

Section 11.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13. Specific Performance. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Merger and the other transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 11.08 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement at law or in equity, and the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither the Company nor Parent would have entered into this Agreement. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties hereto have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13 shall not be required to provide any bond or other security in connection with any such order or injunction. If, prior to the End Date, any party brings any suit, action or proceeding, in each case in accordance with Section 11.08, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, the End Date shall automatically be extended by (A) the amount of time during which such suit, action or proceeding is pending, plus twenty (20) Business Days or (B) such other time period established by the court presiding over such suit, action or proceeding, as the case may be.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

MENTOR GRAPHICS CORPORATION

By:	/s/ Dean Freed
	Name:	Dean Freed
	Title:	Vice President, Secretary & General Counsel

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

SIEMENS INDUSTRY, INC.

By:	/s/ Karl-Heinz Seibert
Name: Karl-Heinz Seibert
Title: Corporate Vice President

By:	/s/ Anton Steiger
Name: Anton Steiger
Title: Chief Counsel Corporate M&A

MEADOWLARK SUBSIDIARY CORPORATION

By:	/s/ Karl-Heinz Seibert
Name: Karl-Heinz Seibert
Title: Corporate Vice President

By:	/s/ Anton Steiger
Name: Anton Steiger
Title: Chief Counsel Corporate M&A

[Signature Page to Agreement and Plan of Merger]

ANNEX B

Global Banking & Markets

Merrill Lynch, Pierce, Fenner & Smith Incorporated

November 12, 2016

The Board of Directors

Mentor Graphics Corporation

8005 S.W. Boeckman Road

Wilsonville, Oregon 97070-7777

Members of the Board of Directors:

We understand that Mentor Graphics Corporation (“Mentor”) proposes to enter into an Agreement and Plan of Merger (the “Agreement”) among Mentor, Siemens Industry, Inc. (“Buyer”) and Meadowlark Subsidiary Corporation, a wholly owned subsidiary of Buyer (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into Mentor (the “Merger”) and each outstanding share of the common stock, without par value, of Mentor (“Mentor Common Stock”) will be converted into the right to receive $37.25 in cash, without interest (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Mentor Common Stock (other than, to the extent applicable, Mentor, Buyer and their respective wholly owned Subsidiaries (as defined in the Agreement)) of the Consideration to be received by such holders in the Merger.

In connection with this opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to Mentor;

(ii)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of Mentor furnished to or discussed with us by the management of Mentor, including certain financial forecasts relating to Mentor prepared by the management of Mentor (such forecasts, “Mentor Forecasts”);

(iii)	discussed the past and current business, operations, financial condition and prospects of Mentor with members of senior management of Mentor;

(iv)	reviewed the trading history for Mentor Common Stock and a comparison of that trading history with the trading histories of other companies we deemed relevant;

(v)	compared certain financial and stock market information of Mentor with similar information of other companies we deemed relevant;

(vi)	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions we deemed relevant;

(vii)	reviewed a draft, dated November 11, 2016, of the Agreement (the “Draft Agreement”); and

(viii)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the management of Mentor that it is not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Mentor Forecasts, we have been advised by Mentor, and we have assumed,

The Board of Directors

Mentor Graphics Corporation

that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Mentor as to the future financial performance of Mentor. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Mentor or any other entity, nor have we made any physical inspection of the properties or assets of Mentor or any other entity. We also have not evaluated the solvency or fair value of Mentor, Buyer or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of Mentor, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on Mentor, Buyer or any other entity or the Merger (including the contemplated benefits thereof). We also have assumed, at the direction of Mentor, that the final executed Agreement will not differ in any material respect from the Draft Agreement reviewed by us.

We express no view or opinion as to any terms or other aspects or implications of the Merger (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Merger or any terms, aspects or implications of any other agreement, arrangement or understanding entered into in connection with or related to the Merger or otherwise. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be received by holders of Mentor Common Stock (other than, to the extent applicable, Mentor, Buyer and their respective wholly owned Subsidiaries), without regard to individual circumstances of specific holders of shares of Mentor Common Stock or other securities of Mentor, and no opinion or view is expressed with respect to any consideration received in connection with the Merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Consideration or otherwise. Furthermore, no opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to Mentor or in which Mentor might engage or as to the underlying business decision of Mentor to proceed with or effect the Merger. In addition, we are not expressing any view or opinion with respect to, and we have relied, with the consent of Mentor, upon the assessments of Mentor and its representatives regarding, legal, regulatory, accounting, tax and similar matters relating to Mentor or any other entity and the Merger (including the contemplated benefits thereof) as to which we understand that Mentor obtained such advice as it deemed necessary from qualified professionals. We further express no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger or any other matter.

We have acted as financial advisor to Mentor in connection with the Merger and will receive a fee for our services, a portion of which is payable upon the delivery of this opinion and the principal portion of which is contingent upon consummation of the Merger. In addition, Mentor has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Mentor, Elliott Management Corporation, a stockholder of Mentor (“Elliott”), Buyer and certain of their respective affiliates.

The Board of Directors

Mentor Graphics Corporation

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Mentor and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as an administrative agent, bookrunner and arranger for, and/or as a lender under, certain term loans, credit and leasing facilities and other credit arrangements of Mentor and/or certain of its affiliates, (ii) having provided or providing certain derivatives, foreign exchange and other trading services to Mentor and/or certain of its affiliates and (iii) having provided or providing certain treasury management products and services to Mentor and/or certain of its affiliates.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Elliott and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as a lender under certain term loans, letters of credit and other credit arrangements of Elliott and/or certain of its affiliates (including acquisition financing) and (ii) having provided or providing certain commodity, derivatives, foreign exchange and other trading services to Elliott and/or certain of its affiliates.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Buyer and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted as financial advisor to an affiliate of Buyer in connection with an acquisition transaction and to another affiliate of Buyer in connection with the sale transaction pursuant to which it became an affiliate of Buyer, (ii) having acted or acting as a book-running manager for certain debt offerings of an affiliate of Buyer, (iii) having acted or acting as a bookrunner and arranger for, and/or as a lender under, certain term loans, letters of credit, credit and leasing facilities and other credit arrangements of Buyer and/or certain of its affiliates, (iv) having acted or acting as a dealer in the commercial paper program of an affiliate of Buyer, (v) having provided or providing certain commodity, derivatives, foreign exchange and other trading services to Buyer and/or certain of its affiliates, (vi) having provided or providing certain managed investments services and products to Buyer and/or certain of its affiliates and (vii) having provided or providing certain treasury management products and services to Buyer and/or certain of its affiliates. In addition, we and/or certain of our affiliates have maintained, currently are maintaining, and in the future may maintain, commercial (including vendor and/or customer) relationships with Buyer and/or certain of its affiliates.

It is understood that this letter is for the benefit and use of the Board of Directors of Mentor (in its capacity as such) in connection with and for purposes of its evaluation of the Merger.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by a fairness opinion review committee of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be received in the Merger by holders of Mentor Common Stock (other than, to the extent applicable, Mentor, Buyer and their respective wholly owned Subsidiaries) is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated

MERRILL LYNCH, PIERCE, FENNER & SMITH

        INCORPORATED

SPECIAL MEETING OF SHAREHOLDERS OF

MENTOR GRAPHICS CORPORATION

February 2, 2017

8005 S.W. Boeckman Road

Wilsonville, Oregon

USA

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Special Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.mentor.com/company/investor_relations/

i  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.  i

∎	00030300000000001000	7	020217

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 1 AND PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

				FOR	AGAINST	ABSTAIN
		1.	Proposal to approve and adopt the Agreement and Plan of Merger, dated as of November 12, 2016, among Mentor Graphics Corporation, Siemens Industry, Inc. and Meadowlark Subsidiary Corporation.	☐	☐	☐

		2.	Proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid or become payable to Mentor Graphics Corporation’s named executive officers that is based on or otherwise relates to the merger.	☐	☐	☐

NOTE: Consider any other matters that properly come before the Special Meeting of Shareholders or any adjournment or postponement thereof.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

IMPORTANT NOTICE YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN YOUR PROXY AS SOON AS POSSIBLE. BY DOING SO, YOU MAY SAVE MENTOR GRAPHICS CORPORATION THE EXPENSE OF ADDITIONAL SOLICITATION.

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

∎	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	∎

SPECIAL MEETING OF SHAREHOLDERS OF

MENTOR GRAPHICS CORPORATION

February 2, 2017

8005 S.W. Boeckman Road

Wilsonville, Oregon

USA

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at http://www.mentor.com/company/investor_relations/

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

∎	00030300000000001000	7	020217

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 1 AND PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

				FOR	AGAINST	ABSTAIN
		1.	Proposal to approve and adopt the Agreement and Plan of Merger, dated as of November 12, 2016, among Mentor Graphics Corporation, Siemens Industry, Inc. and Meadowlark Subsidiary Corporation.	☐	☐	☐

		2.	Proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid or become payable to Mentor Graphics Corporation’s named executive officers that is based on or otherwise relates to the merger.	☐	☐	☐

NOTE: Consider any other matters that properly come before the Special Meeting of Shareholders or any adjournment or postponement thereof.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

IMPORTANT NOTICE YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN YOUR PROXY AS SOON AS POSSIBLE. BY DOING SO, YOU MAY SAVE MENTOR GRAPHICS CORPORATION THE EXPENSE OF ADDITIONAL SOLICITATION.

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

∎	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	∎

1

MENTOR GRAPHICS CORPORATION

Proxy Solicited on Behalf of the Board of Directors for Special Meeting of Shareholders

The undersigned hereby appoint(s) Dr. Walden C. Rhines, Gregory K. Hinckley and Dean M. Freed, and each of them, as proxies, each with the full power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all shares of common stock of Mentor Graphics Corporation that the shareholder(s) is/are entitled to vote at the Special Meeting of the Shareholders to be held on February 2, 2017 at 10:00 AM, and at any adjournments thereof, and in their discretion upon any other business that may come before the meeting or any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

IF YOU ARE NOT VOTING ON THE INTERNET OR BY TELEPHONE, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

(Continued and to be signed on the reverse side.)

COMMENTS:

1.1	14475